Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN EXCLUDED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of July 31, 2019,
among
CELADON GROUP, INC.
as Borrower
CERTAIN SUBSIDIARIES OF BORROWER,
as Guarantors
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
BLUE TORCH FINANCE, LLC,
as administrative agent

TABLE OF CONTENTS
		Page
ARTICLE I DEFINITIONS; CONSTRUCTION		1

Section 1.1.	Definitions	1
Section 1.2.	Accounting Terms and Determination	49
Section 1.3.	Terms Generally	49

ARTICLE III CONDITIONS PRECEDENT TO LOANS		68

Section 3.1.	Conditions to Effectiveness	68
Section 3.2.	Delivery of Documents	71

i

Section 5.22.	Board Observation Rights	94
Section 5.23.	Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions	95

ARTICLE VIII EVENTS OF DEFAULT		105

Section 8.1.	Events of Default	105
Section 8.2.	Application of Proceeds	109

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2019, by and among CELADON GROUP, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined herein), the lenders from time to time party hereto (the “Lenders”), and BLUE TORCH FINANCE, LLC (“Blue Torch”), in its capacity as administrative agent for the Lenders (in such capacities, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower and Bank of America, N.A., as the administrative agent (in such capacity, the “Existing Administrative Agent”), as the swing line lender (in such capacity, the “Existing Swing Line Lender”), and as the letter of credit issuer (in such capacity, the “Existing LC Issuer”) are parties to the Existing Credit Agreement (as defined herein), pursuant to which the lenders thereunder have made available to Borrower a revolving credit facility in the amount of $200,000,000; which has been subsequently reduced to $146,229,635;
WHEREAS, immediately prior to the effectiveness of this Agreement, (i) the Existing Lenders will sell to the Lenders, and the Lenders shall purchase, all of the outstanding Loans (as defined in the Existing Credit Agreement), Liens (as defined in the Existing Credit Agreement) and Commitments (as defined in the Existing Credit Agreement) and other rights of the Existing Lenders, (ii) the Existing Administrative Agent and the Existing Swing Line Lender shall resign their roles in such capacities, and (iii) Blue Torch shall be appointed as Administrative Agent in replacement of the Existing Administrative Agent, in each case of clauses (i), (ii) and (iii), pursuant to documents in form and substance satisfactory to Blue Torch (collectively, the “Assignment and Resignation Transactions”);
WHEREAS, it is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Credit Agreement, and not a new or substitute credit agreement or novation of the Existing Credit Agreement;
WHEREAS, the Loan Parties have requested that the Administrative Agent and the Lenders amend certain other terms and conditions of the Loan Documents; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent hereby (i) agree that the Existing Credit Agreement is amended and restated (but not substituted or extinguished) and (ii) further covenant and agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1.          Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“2019 Appraisals” shall mean the appraisals of the Borrower's and its Subsidiaries' (i) owned Real Estate in Canada conducted by Colliers International, on or about June 10, 2019, in order to determine the fair market value of such Real Estate, (ii) owned Real Estate in the United States conducted by Cushman & Wakefield, on or about July 1, 2019, in order to determine the fair market value of such Real Estate and (iii) Rolling Stock conducted by Taylor & Martin, Inc., on or about June 25, 2019, in order to determine the net orderly liquidation value of such Rolling Stock, and, in each case, delivered to the Administrative Agent prior to the Closing Date.
“2020 Appraisals” shall mean the new appraisals of the Borrower's and its Subsidiaries' Rolling Stock and owned Real Estate to be conducted by qualified independent third parties reasonably satisfactory to the Administrative Agent at the expense of the Borrower, dated on or after April 1, 2020, pursuant to Section 5.7(c) in order to determine the net orderly liquidation value of such Rolling Stock and the fair market value of such Real Estate.
“ABL Administrative Agent” shall mean MidCap Financial Trust, as administrative agent and collateral agent under the proposed ABL Credit Agreement, and any successor agent under the ABL Credit Agreement.
“ABL Credit Agreement” shall mean that certain Credit and Security Agreement, dated as of the Closing Date, among the Borrower, the subsidiaries of the Borrower party thereto, the lenders party thereto and the ABL Administrative Agent (as may be amended, restated, supplemented, modified, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement).
“ABL Obligations” shall mean the “ABL Obligations”, as such term is defined in the Intercreditor Agreement.
“ABL Facility” shall mean, at any time, the aggregate amount of the commitments under the ABL Credit Agreement at such time.
“ABL Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.
“Account” shall mean an account (as that term is defined in the UCC).
“Account Debtor” shall mean any Person who is obligated on an Account, chattel paper, or a general intangible.
“Acquisition” shall mean (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” shall have the meaning assigned to such term in Section 5.12.
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period, the greater of (x) the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage and (y) 2.00% per annum.
“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlled by”, and “under common Control with” have the meanings correlative thereto.  Notwithstanding anything to the contrary herein, (x) the Administrative Agent, the Lead Lender or any other Lenders will not be considered Affiliates of the Loan Parties; provided, that Luminus and its Affiliates will be considered Affiliates of the Loan Parties for purposes of Section 7.10 and (y) for purposes of determining an Affiliate of any Lead Lender Group party, Blue Torch, its Affiliates, and any entity that is managed, advised or sub-advised by an Affiliate of Blue Torch shall be deemed an Affiliate of the Lead Lender Group.
“Anti-Corruption Laws” shall mean all applicable law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.  For the avoidance of doubt, Anti-Corruption Laws do not include securities laws or laws of general application.
“Anti-Money Laundering Laws” shall mean all applicable law concerning or relating to terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, and any law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and the anti-money laundering laws and regulations of those jurisdictions in which the Loan Parties do business. For the avoidance of doubt, Anti-Money Laundering Laws do not include securities laws or laws of general application.

“Applicable ECF Percentage” shall be 75%.
“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.
“Applicable Margin” shall mean, as of any date, with respect to (a) the Eurodollar Rate Loans, 10.25% per annum, and (b) with respect to the Base Rate Loans, 9.25% per annum.
“Applicable Premium” shall mean
(a)          as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (b), (c) or (d) of the definition thereof:
(i)          during the period from and after the Closing Date up to and including the date that is the 12-month anniversary of the Closing Date (the “First Period”), (A) an amount equal to the Make-Whole Amount plus (B) an amount equal to 4.00% times the aggregate principal amount of the Term Loans outstanding on the date of such Applicable Premium Trigger Event;
(ii)          during the period after the First Period up to and including the date that is the 24-month anniversary of the Closing Date (the “Second Period”), an amount equal to 3.00% times the aggregate principal amount of the Term Loans outstanding on the date of such Applicable Premium Trigger Event;
(iii)          during the period after the Second Period up to and including the date that is the 30-month anniversary of the Closing Date (the “Third Period”), an amount equal to 1.00% times the aggregate principal amount of the Term Loans outstanding on the date of such Applicable Premium Trigger Event; and
(iv)          thereafter, zero;
(b)          as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (a) of the definition thereof:
(i)          during the First Period, (A) an amount equal to the Make-Whole Amount plus (B) an amount equal to 4.00% times the principal amount of the Term Loans being paid on such date;
(ii)          during the Second Period, an amount equal to 3.00% times the principal amount of the Term Loans being paid on such date;

(iii)          during the Third Period, an amount equal to 1.00% times the principal amount of the Term Loans being paid on such date; and
(iv)          thereafter, zero;
(c)          as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (e) of the definition thereof, an amount equal to 10.00% times the principal amount of the Term Loans being paid on such date.
“Applicable Premium Trigger Event” shall mean
(a)          except as set forth in clause (e) below, any payment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment other than (x) any prepayment made pursuant to Sections 2.5(c)(i), (c)(ii) (solely with respect to prepayments up to $1,000,000 for any single Disposition and up to $5,000,000 in the aggregate for all Dispositions during the term of this Agreement) or (c)(iv) and (y) any regularly scheduled amortization payment made pursuant to the first sentence of Section 2.3) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;
(b)          the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 8.1, including as a result of the commencement of an Insolvency Proceeding;
(c)          the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations;
(d)          the termination of this Agreement for any reason; or
(e)          any payment by any Loan Party of the principal balance of the Term Loans with the proceeds of Equity Issuance (other than any Excluded Equity Issuances); provided, that, all such payments made pursuant to this clause (e) do not exceed, in the aggregate, an amount equal to 30% of the principal amount of the initial Term Loan made on the Closing Date.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that invests in, or is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, manages, advises or sub-advises (or is administered, managed, advised or sub-advised by) a Lender or an Affiliate of a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.
“Assignment and Resignation Transactions” shall have the meaning set forth in the recitals.
“Bankruptcy Code” shall mean title 11 of the United States Code, as in effect from time to time.
“Base Rate” shall mean, for any period, the greatest of (a) 4.50% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the Adjusted LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the Prime Rate or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.
“Base Rate Loan” shall mean a Loan that bears interest at a rate determined by reference to the Base Rate.
“Board Observer” shall have the meaning set forth in Section 5.22.
“BOD Meeting” shall have the meaning set forth in Section 5.22.
“Borrower” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York and, for purposes of determining the Adjusted LIBO Rate, that is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.
“Canadian Collateral Documents” shall mean (i) the Canadian Security Agreement and each other Canadian law governed document set forth on Schedule 1.1(a) hereto, and (ii) each other Canadian governed law document executed by applicable Loan Parties and delivered in accordance with applicable law to grant a valid, perfected security interest in any property as collateral for the Obligations.
“Canadian Loan Party” shall mean any Loan Party organized under the laws of Canada or a province or territory of Canada.

“Canadian Motor Vehicle” shall have the meaning ascribed to it in Section 5.15(e).
“Canadian Motor Vehicle Info” shall have the meaning ascribed to it in Section 5.15(e).
 “Canadian Security Agreement” shall mean that certain Canadian Security and Pledge Agreement, dated as of July 26, 2017, by and among Celadon Canadian Holdings, Limited, Hyndman Transport Limited, and the Existing Administrative Agent (as predecessor to the Administrative Agent), as amended, supplemented or otherwise modified from time to time.
“Capital Expenditures” shall mean, for any period, without duplication, the additions to property, plant and equipment and other capital assets of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.  For the avoidance of doubt, (a) capital assets include such assets that have a useful life of more than one year and Capital Expenditures include (i) the capitalized cost of assets accrued under Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period, and (ii) any capital expenditures funded with Indebtedness, and (b) capital assets exclude assets leased under operating leases.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  It is understood that Capital Lease Obligations do not include obligations under operating leases notwithstanding the accounting treatment under ASC 842, effective July 1, 2019.
“Carry-Over Amount” shall have the meaning set forth in Section 6.2.
“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P’s or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or a recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than 7 days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of 6 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Casualty Event” shall mean any loss, casualty or other insured damage to, or any nationalization, taking under eminent domain or by condemnation or similar proceeding in respect of any asset or property.
“Change in Control” shall mean the occurrence of one or more of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 33.3% or more of the Equity Interests of the Borrower (excluding any securities that Luminus acquires as a result from the exercise of the Warrants or upon the conversion of any Equity Interests issued pursuant to the Warrants into any shares of common stock of the Borrower) entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (ii) a majority of the members of the board of directors of the Borrower do not constitute Continuing Directors, (iii) there shall occur a “Change of Control” (or any comparable term) under and as defined in the ABL Credit Agreement or with respect to the Equity Interests of the Borrower, or (iv) the Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.3), free and clear of all Liens (other than Permitted Liens).  Notwithstanding the foregoing, it is understood that no Change in Control will result from the exercise of the Warrants by Luminus or upon the conversion by Luminus of any Equity Interests issued pursuant to the Warrants into any shares of common stock of the Borrower.
“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office or for purposes of Section 2.11(b), by the parent corporation of such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“CIP Regulations” shall have the meaning assigned to such term in Section 9.12.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor statute.
“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Collateral Documents.
“Collateral Access Agreement” shall mean each landlord waiver granted to, and in form and substance reasonably acceptable to, the Administrative Agent and Lead Lender (or if there is no Lead Lender, the Required Lenders).
“Collateral Account” shall mean a deposit account in the name of the Borrower maintained at deposit bank acceptable to the Administrative Agent and subject to a Control Account Agreement, in form and substance satisfactory to the Lead Lender (or if there is no Lead Lender, the Required Lenders) and Administrative Agent; provided that, without limiting the foregoing, any such depository bank shall have waived any rights of set-off or recoupment it may have with respect to amounts contained in the Collateral Account.
“Collateral Documents” shall mean, collectively, the Security Agreement, the Mortgages, the Control Account Agreements, the Perfection Certificate, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, the Intercreditor Agreement, the Canadian Collateral Documents, the Mexican Collateral Documents, the Environmental Indemnities, all Collateral Access Agreements, all certificates of title, each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.11, 5.12, 5.15 and 5.18 or pursuant to any other such Collateral Documents or otherwise to secure or perfect the Liens securing any or all of the Obligations, and any other document executed by a Loan Party and delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer, principal financial officer, chief accounting officer, or vice president of finance of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit B.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” shall mean, with respect to the Borrower and its Subsidiaries for any fiscal period, in each case determined on a consolidated basis in accordance with GAAP (unless otherwise specified in Section 1.2):  (a) Consolidated Net Income, plus (b) without duplication, the sum of the following amounts to the extent deducted in determining Consolidated Net Income for such period: (i) Consolidated Interest Expense, (ii) the provision for federal, provincial, territorial, state, local and foreign income taxes or franchise taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority), (iii) depreciation and amortization (including any amortization of an asset recorded as a capitalized lease), plus (c) without duplication, the sum of the following amounts to the extent deducted in determining Consolidated Net Income: (i) losses and write-downs on the sale of capital assets or Equity Interests and extraordinary losses, (ii) unusual or non-recurring non-cash losses or expenses or minus unusual or non-recurring non-cash gains or income, (iii) costs and expenses (including advisor and other professional fees) incurred in connection with (A) amendments to and termination of the Existing Credit Agreement and related negotiations, consummation of the closing of this Agreement and the ABL Credit Agreement and the amendment or extension of certain equipment leases and financings in connection therewith (including the Borrower’s, the Administrative Agent’s and lender professional fees and any investment banking “success” or similar fees), (B) the issuance of the Borrower’s consolidated financial statements for Fiscal Years ended June 30, 2019 and prior, including if applicable, the related restatement of the Borrower’s previously issued financial statements (and any interim financial statements for such periods), and (C) the internal investigation conducted by the Borrower’s Audit Committee and its advisors, (iv) non-cash deferred debt amortization expense, early extinguishment of debt expense, original issue discount amortization or similar non-cash amounts attributable to financing or intangible assets (including without limitation non-cash amortization, accretion, or interest expense associated with the Warrants, (v) losses arising from discontinued operations for accounting purposes and the disposed of “FTL” business line, not to exceed $3,000,000 in the aggregate during the term of this Agreement, and (vi) loss or expense from the write down of the IVA tax receivable in Mexico not to exceed $17,200,000 in the aggregate during the term of this Agreement, (provided that, to the extent any loss or expense from the write down of receivables is added back to Consolidated EBITDA pursuant to this clause (vi), any collection of such receivables at a future date, up to the amount of the add backs pursuant to this clause (vi), shall be excluded for purposes of calculating Consolidated EBITDA for the fiscal period during which such receivables were collected); (d) minus, without duplication, the sum of the following amounts to the extent added in the calculation of Consolidated Net Income: (i) gains and write-ups on the sale of capital assets or Equity Interests and extraordinary gains; (ii) gains and write-ups associated with the adjustments to balance sheet entries in connection with the closing, review, and audit of the Borrower’s Fiscal Years ended June 30, 2019 and prior whether or not in connection with the investigation initiated by the Borrower’s Audit Committee; (iii) tax credits; and (iv) interest income.  For the purposes of calculating Consolidated EBITDA for any period of 12 consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), the Borrower or any of its Subsidiaries shall have made a Permitted Disposition of all or substantially all of the assets or Equity Interests of a person or a line of business or division, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis.
“Consolidated EBITDAR” shall mean for any fiscal period, the sum of (a) Consolidated EBITDA for such fiscal period plus (b) Leverage Ratio Rental Expense for such fiscal period.
 “Consolidated Fixed Charges” shall mean, with respect to the Borrower and its Subsidiaries for any fiscal period, the sum of (i) Consolidated Interest Expense required to be paid in cash, (ii) scheduled amortization of principal payments on funded Indebtedness (including Capital Lease Obligations) required to be paid in cash (other than (A) “balloon” payments at maturity made with the proceeds of (I) Refinancing Indebtedness, (II) borrowings under the ABL Credit Agreement, but only if proceeds of items (I) or (III) of this definition are received and applied against the ABL Credit Agreement balance (without any permanent paydown) within 60 days of incurrence), or (III) the Disposition of capital assets secured by funded Indebtedness during the period, (B) mandatory prepayments of funded Indebtedness, (C) optional prepayments of funded Indebtedness, or (D) payments that reduce balances under the ABL Credit Agreement without a reduction in the revolving commitment), (iii) the aggregate amount of federal, provincial, territorial, state, local and foreign income or franchise taxes required to be paid in cash; (iv) [reserved], and (v) Capital Expenditures made, to the extent not financed with (w) the incurrence of Indebtedness, (x) any Equity Issuance, or (y) the Net Cash Proceeds of Dispositions of the types of assets described in the definition of Capital Expenditures or trade-in credits in respect of Dispositions of such assets during such fiscal period.
“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense and amortization of debt discounts in respect of any Indebtedness, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) including in respect of the ABL Credit Agreement during such period plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).
“Consolidated Net Capital Expenditures” shall mean, for the Borrower and its Subsidiaries for any period, the sum of, without duplication, all Capital Expenditures minus Net Cash Proceeds of Dispositions of the types of assets described in the definition of Capital Expenditures or trade-in credits in respect of Dispositions of such assets during such period.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any gain or income from the cancellation or extinguishment of Indebtedness and (iv) any Equity Interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, but including any such earnings of such Person that are distributed in cash to the Borrower and its Subsidiaries.
“Continuing Director” shall mean (a) any member of the board of directors who was a director (or comparable manager) of the Borrower on the Closing Date, or (b) any individual who becomes a member of the board of directors of the Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the board of directors of the Borrower by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors of the Borrowers in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control Account Agreement” shall mean each tri-party agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a deposit account or investment account, granting “control” over such deposit accounts and investment accounts to the Administrative Agent in a manner that perfects the Lien of the Administrative Agent under the UCC.
“Converted Term Loans” shall have the meaning assigned to such term in Section 2.1.
“Converted Term Loan Amount” shall mean the Term A-1 Loan Amounts and the Term B-1 Loan Amounts.
 “Copyright” shall have the meaning assigned to such term in the Security Agreement or the Canadian Security Agreement, as applicable.
“Copyright Security Agreement” shall mean, collectively, the Copyright Security Agreements executed by the Loan Parties owning Copyrights or licenses of Copyrights in favor of the Administrative Agent, on behalf of itself and Lenders, on or prior to the Closing Date and thereafter.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada),

the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, concurso mercantil, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Deed of Hypothec” shall have the meaning set forth in Section 9.12.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning assigned to such term in Section 2.6(b).
“Disposition” shall mean any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.  For purposes of clarification, “Disposition” shall include (a) the sale or other Disposition for value of any contracts, (b) any Disposition of property by operation or as a result of an LLC Division, or (c) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).
“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
“Disqualified Institution” shall mean any Person identified in writing by the Borrower to the Administrative Agent as a "Disqualified Institution" prior to the Closing Date.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“DPA” shall mean that certain Deferred Prosecution Agreement between the United States Department of Justice and the Borrower dated April 24, 2019.

“Driver” shall mean an operator of a motor vehicle.
“Driver Contract” shall mean any contract, agreement or arrangement between a Loan Party and a Driver for the operation of a motor vehicle owned or leased by such Loan Party.
“Driver Payables” shall mean amounts owing by a Loan Party to Drivers from time to time pursuant to a Driver Contract.
“Employee Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other employee benefit plan, program, policy, agreement or arrangement, that is sponsored, maintained or contributed to (or for which there is an obligation to contribute to) by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates has any liability, contingent or otherwise.
“Environmental Action” shall mean any written action, petition, complaint, charge, plea, demand, summons, citation, notice, directive, order, claim, litigation, hearing, inquiry, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party relating to any actual or alleged violation of Environmental Law or any Environmental Liability.
“Environmental Laws” shall mean all foreign and domestic federal, provincial, territorial, state and local laws (including common law), constitutions, treaties, conventions, statutes, rules, regulations, codes, ordinances, orders, orders-in-council, rulings, decrees, binding agreements entered into by or with any Governmental Authority, judgments, injunctions, subpoenas, mandates or directives relating in any way to the environment, preservation or reclamation of natural resources, the presence, use, production, generation, discharge, release, handling, transportation, treatment, storage, disposal, distribution, importing, labeling, testing, processing, management, Release or threatened Release of or exposure to any Hazardous Material, or to protection of human health and safety or worker health and safety including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §300f et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), Oil Pollution Act (33 U.S.C. §2701 et seq.), Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq.), Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), Hazardous Materials Transportation Act (49 U.S.C. §5101 et seq.), Occupational Safety and Health Act (29 U.S.C. §651 et seq.), Endangered Species Act (16 U.S.C. §1531 et seq.), Migratory Bird Treaty Act (16 U.S.C. §703 et seq.), Bald and Golden Eagle Protection Act (16 U.S.C. §668 et seq.), National Environmental Policy Act (42 U.S.C. §4321 et seq.), each as amended, and other similar federal, provincial, territorial, state and local statutes, and any regulations promulgated thereto.  For purposes of this Agreement and the other Loan Documents, the term “Environmental Laws” shall also include, without limitation, the Mexican Ley General del Equilibrio Ecológico y la Protección al Ambiente, the Mexican Ley de Aguas Nacionales, the Mexican

Ley General para la Prevención y Gestión Integral de los Residuos, the Mexican Ley General de Salud, and their respective regulations, as well as Mexico’s Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo, as each of the foregoing have been amended and/or supplemented or may be amended and/or supplemented from time to time.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, remediation and other response actions, costs of administrative oversight, fines, penalties, natural resource damages, or indemnities), relating to (i) any actual or alleged violation of, or liability arising under, any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment, reclamation, recycling, or disposal of any Hazardous Materials, (iii) the presence, Release or threatened Release of or exposure to any Hazardous Materials, (iv) the presence, existence of or human exposure to asbestos, in any form at, on, under or within any Real Estate, or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Lien” shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equity Documents” shall mean the Registration Rights Agreement, the Warrant Agreement and the Warrants.
“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, or common or preferred, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Issuance” shall mean either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Borrower of any cash capital contributions.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Loan Party or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or the meaning of Section 4001(a)(14) of ERISA.  Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising during such period (but, for the avoidance of doubt, not after such period) for which such Person could be liable under the Code or ERISA.
“ERISA Event” shall mean (a) the occurrence of a “reportable event” described in Section 4043(c) of ERISA, for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a substantial cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan or Multiemployer Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or any Multiemployer Plan, (f) the imposition of a Lien on the assets of any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to the Code or ERISA in connection with any Pension Plan or Multiemployer Plan, or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of such a Lien, (g) the partial or complete withdrawal of any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan, the receipt by a Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates of any notice concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is in “critical” or “endangered” status (each, within the meaning of Section 432 of the Code or Section 305 of ERISA), (h) any event or condition that results in the insolvency of a Multiemployer Plan under Section  4245 of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) a determination that any Pension Plan is, or is expected to be in “at risk status” within the meaning of Code Section 430 or Section 303 of ERISA, (k) a determination that any Multiemployer Plan is or is expected to be insolvent within the meaning of Title IV of ERISA, (l) the failure of any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA, (m) the filing of an application for a waiver of the minimum funding standards within the meaning of the Code or ERISA (including Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (n) the failure by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates to make any required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (o) the failure by any Loan Party or any of its Subsidiaries or any of their respective ERISA

Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA, (p) any event that results in or could reasonably be expected to result in a material liability to a Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Title I of ERISA or the excise tax provisions of the Code relating to Employee Benefit Plans, after deducting any amount for which a fiduciary liability or other insurance carrier has provided an unconditional written acknowledgement of liability coverage, or any event that results in or could reasonably be expected to result in a material liability to any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Title IV of ERISA or Section 401(a)(29) of the Code, or (q) any event or condition with respect to a Foreign Plan that, alone or together with any similar event or condition, results in or could reasonably be expected to result in an aggregate liability to any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of the Threshold Amount.
“Eurodollar Rate Loans” shall mean a Loan that bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Event of Default” shall have the meaning assigned to such term in Section 8.1.
“Excess Cash Flow” shall mean, for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for any Fiscal Year, (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in determining Consolidated Net Income for such period, without duplication (A) Consolidated Interest Expense, (B) income tax expense, (C) depreciation and amortization, and (D) all other non-cash charges or minus non-cash gains, minus (iii) the sum of (A) Consolidated Interest Expense paid in cash (including without limitation any original issue discount paid in cash), (B) Included Principal Payments, (C) consolidated income tax expense of the Borrower and its Subsidiaries paid in cash during such Fiscal Year, net of cash refunds received during such Fiscal Year, (D) Capital Expenditures made in cash, to the extent not financed with the incurrence of Indebtedness, any Equity Issuance or the Net Cash Proceeds of Dispositions of the types of assets described in the definition of Capital Expenditures or trade-in credits in respect of Dispositions of such assets during such fiscal period, (E) increases in Working Capital from the last day of the prior Fiscal Year to the last day of such Fiscal Year, and (F) investments made in captive insurance companies constituting Permitted Investments; plus (iv) decreases in the Working Capital from the last day of the prior Fiscal Year to the last day of such Fiscal Year.
“Excluded Accounts” shall mean: (a) deposit, disbursement, and securities accounts which have average daily balances over the last thirty days of $250,000 or less in the aggregate; (b) payroll accounts to the extent as of any date of determination do not contain in excess of $50,000 over the amount of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements; (c) deposit accounts subject to, and used solely in connection with, a Permitted Lien set forth in clauses (g), (h) and (i) of the definition of Permitted Liens; and (d) deposit accounts with Star Financial Bank and Regions Bank having aggregate balances for all such accounts not to exceed $225,000, to the extent such deposit accounts serve as collateral for equipment financing arrangements with such banks.
“Excluded Entities” shall mean: (a) any subsidiary that is a captive insurance company; (b) Strategic Leasing, Inc., Stinger Logistics, Inc., A R Management Services, Inc., and Jaguar Transportation, Inc.
“Excluded Equity Issuance” shall mean (a) in the event that the Borrower or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to the Borrower or such Subsidiary, as applicable, (b) the issuance of Equity Interests of the Borrower to directors, officers, employees and consultants of the Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Borrower,  (c) the issuance of Equity Interests by a Subsidiary of the Borrower to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) and (b) above and (d) the issuance of Equity Interests in connection with the exercise of the Warrants.
“Excluded Rolling Stock” shall mean Rolling Stock for which the Loan Parties do not have a certificate of title for such Rolling Stock and do not have sufficient information to submit a duplicate title application to the applicable state; provided that, such Rolling Stock shall cease to be Excluded Rolling Stock in the event that the applicable Loan Party obtains a certificate of title or obtains sufficient information to submit a duplicate title application to the applicable state.  For purposes of this definition, the Canadian Motor Vehicles are not and will not be deemed to be Excluded Rolling Stock.
“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(f), and (d) Taxes are imposed as a result of a failure by such Recipient to satisfy the conditions for avoiding withholding under FATCA.
“Existing Administrative Agent” shall have the meaning set forth in the recitals.
“Existing Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of December 12, 2014 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among the Borrower, certain subsidiaries of the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent.
“Existing Indebtedness” shall have the meaning set forth in Section 2.1.
“Existing LC Issuer” shall mean Bank of America, N.A.
“Existing Lenders” shall have the meaning set forth in the recitals.
“Existing Swing Line Lender” shall have the meaning set forth in the recitals.
“Extraordinary Receipts” shall mean any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.5(c)(ii) or (iii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds (including, without limitation, any payment received with respect to the IVA tax receivable in Mexico), (b) pension plan reversions, (c) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not the Borrower or any of its Subsidiaries in accordance with applicable laws or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Borrower or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries or (ii) received by the Borrower or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person) and (g) any purchase price adjustment received in connection with any purchase agreement.
“Fair Share” shall have the meaning set forth in Section 11.6.

“Fair Share Contribution Amount” shall have the meaning set forth in Section 11.6.
“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” shall mean the fee letter, dated as of the date hereof, between Borrower and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
“First Period” shall have the meaning set forth in the definition of “Applicable Premium”.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower ending on June 30th (or, if changed in accordance with the terms of this Agreement, December 31st).
“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries for any fiscal period, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges.
“Flood Hazard Property” shall mean any Real Estate subject to a Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
“Foreign Plan” shall mean an Employee Benefit Plan that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens for U.S. federal income tax purposes.

“Foreign Lender” shall mean any Person that is not a U.S. Person.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.
“Governmental Authority” shall mean the government of the United States of America or of any other nation, or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  “Guarantee” shall also include the guaranty of each Guarantor party hereto contained in Article XI hereof.  The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” shall mean each Subsidiary of the Borrower (other than Excluded Entities), and each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.
“Hazardous Materials” shall mean all materials, substances or wastes that are regulated by, or which could otherwise give rise to liability pursuant to, any Environmental Law, including explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants or contaminants, including petroleum or any fraction thereof, petroleum distillates, petroleum products, natural gas, natural gas liquids, asbestos or asbestos containing materials, mold, urea formaldehyde, polychlorinated biphenyls, radon gas, infectious or medical wastes (in each case, whether solid, liquid or gas).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Included Principal Payments” shall mean the sum of principal repayments of funded Indebtedness (other than payments under the ABL Credit Agreement to the extent available to be re-borrowed) made during such Fiscal Year (including the principal component of any payments on Capital Lease Obligations, but excluding, without duplication (i) principal payments made during such Fiscal Year with the net cash proceeds of Equity Issuances, (ii) principal payments financed with the proceeds of Indebtedness or Refinancing Indebtedness (unless financed with Indebtedness incurred under the ABL Credit Agreement), (iii) Indebtedness repaid from proceeds received from the sale or other Disposition of Rolling Stock and other capital assets that secured the Indebtedness being repaid and actually made during such Fiscal Year and (iv) mandatory prepayments of the Loans pursuant to Section 2.5(c).
“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade and not outstanding for more than 90 days after the date such payable was created, and other liabilities consisting of accrued salaries and benefits, accrued fuel expense, accrued purchased transportation, accrued equipment purchases and other accrued expenses, in each case, incurred in the ordinary course of business), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all obligations of such Person under the ABL Credit Agreement, (vi) all Capital Lease Obligations of such Person, (vii) all reimbursement obligations, to the extent drawn, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (viii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vii) above, (ix) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person (other than an exchange for any Qualified Equity Interest), (xi) all Off-Balance Sheet Liabilities, (xii) all Hedging Obligations and (xiii) obligations under the DPA.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any Debtor Relief Laws.
“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement or the Canadian Security Agreement, as applicable.
“Intercompany Note” shall mean that certain Global Intercompany Note, by and among the Borrower and the other Loan Parties, in form and substance satisfactory to the Administrative Agent.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Closing Date, by and between the Administrative Agent and the ABL Administrative Agent, and acknowledged and agreed to by the Loan Parties, as amended, supplemented or otherwise modified from time to time.
“Interest Payment Date” shall mean, with respect to the Loans, the last Business Day of each month and the Maturity Date.
“Interest Period” shall mean as to each Eurodollar Rate Loan, the period commencing (A) initially on the Closing Date and ending on September 30, 2019 and  (B) the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date that is three months thereafter; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last

Business Day of the calendar month at the end of such Interest Period, and (iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Interest Reserve Account” shall mean a deposit account of the Administrative Agent maintained at KeyBank, N.A.
“Interest Reserve Amount” shall mean an amount equal to $7,000,000, deposited by the Borrower (or its designee) on the Closing Date in the Interest Reserve Account pursuant to Section 2.6(e).
“Interest Reserve Release Date” shall mean each Interest Payment Date until the Interest Reserve Account has been exhausted.
“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lead Lender” shall mean, at any time of determination, the Lender in the Lead Lender Group that holds the largest Pro Rata Share of all Lenders in the Lead Lender Group so long as the members of the Lead Lender Group have an aggregate Pro Rata Share at such time in excess of 50%.
“Lead Lender Group” shall mean, as of the Closing Date, collectively, the Lenders party hereto that are Affiliates of Blue Torch.
“Lease Adjusted Leverage Ratio” shall mean, for any fiscal period, the ratio of Lease Adjusted Debt, as determined on the last day of such period, to Consolidated EBITDAR for such period.

“Lease Adjusted Debt” shall mean (a) the sum, without duplication, of Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis, plus (b) the Operating Lease Amount, minus (c) to the extent constituting Indebtedness, obligations under the DPA.
“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.
“Leverage Ratio Rental Expense” shall mean, for any fiscal period, the consolidated rental expense of the Borrower and its Subsidiaries during such period incurred under long-term financing of Rolling Stock entered into after the date hereof and accounted for as an operating lease under this Agreement.
“LIBOR” shall mean, (i) with respect to any Eurodollar Rate Loan for any Interest Period, the London interbank offered rate as calculated by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) and obtained through a nationally recognized service such as the Dow Jones Market Service (Telerate) or Bloomberg (or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”), or a comparable or successor rate that has been approved by the Administrative Agent, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; or (ii)  if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Adjusted LIBOR Rate shall be the Interpolated Rate at such time.  “Interpolated Rate” shall mean, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time. If the rates referenced in the preceding clauses (i) and (ii) are not available, the LIBOR Rate shall be the rate per annum equal to the quotation rate offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loans as determined by the Administrative Agent. Notwithstanding anything herein to the contrary, if “LIBOR” shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Lien Vehicle Documentation” shall mean all instruments, information and documentation (including without limitation all available certificates of title or ownership) necessary to enable the Administrative Agent or the Administrative Agent’s designee to file, in each office in each jurisdiction which the Lead Lender (or if there is no Lead Lender, the Required Lenders) shall deem reasonably necessary to perfect the Administrative Agent’s Liens on Vehicles designated by the Lead Lender (or if there is no Lead Lender, the Required Lenders), applications for certificates of title or ownership (and any other necessary documentation) indicating the Administrative Agent’s first priority Lien on such Vehicle covered by such certificate.
“Liquidity” shall mean, at any applicable time, the sum of (a) Undrawn Availability plus (b) Qualified Cash.
“LLC Division” shall mean the division of a limited liability company into two or more limited liability companies, with the dividing company continuing or terminating its existence as a result, whether pursuant to the laws of any applicable jurisdiction or otherwise.
“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the Intercreditor Agreement, the Title Processor Agreement, the Reaffirmation Agreement, the Intercompany Note, the Fee Letter, all Notices of Borrowing, all Notes, all Compliance Certificates, all UCC and PPSA financing statements, all stock powers, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.  For the avoidance of doubt, the Equity Documents are not Loan Documents.
“Loan Parties” shall mean the Borrower and the Guarantors.
“Loan Party Insolvency” shall have the meaning set forth in Section 10.4(h).
“Loans” shall mean all Term Loans.
“LTV Percentage Calculation” shall mean, as of any date of determination, the percentage obtained by dividing (i) the aggregate outstanding principal amount of the Term A Loan by (ii) the net orderly liquidation value of the Borrower's and its Subsidiaries' Rolling Stock that is subject to a perfected first priority Lien in favor of the Administrative Agent and the fair market value of the owned Real Estate of the Borrower and its Subsidiaries that is subject to a perfected first priority Lien in favor of the Administrative Agent, in each case, set forth in the 2019 Appraisals and the 2020 Appraisals, as applicable.
“Luminus” shall mean Luminus Management LLC and its Affiliates and Approved Funds.
“Make-Whole Amount” shall mean in the case of any Applicable Premium Trigger Event, as of the date of the occurrence of any such Applicable Premium Trigger Event on or before the 12-month anniversary of the Closing Date, an amount equal to (a) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) (calculated in each case at the rate of interest in effect on the date of the Applicable Premium Trigger Event) which would have otherwise been payable on the aggregate principal amount of the Term Loan paid (or deemed prepaid in the case of an acceleration of the Loans) on such date from the date of the occurrence of such Applicable Premium Trigger Event until the 12-month anniversary of the Closing Date, minus (b) the aggregate amount of interest Lenders would earn if the prepaid or reduced principal amount were reinvested for the period from the date of prepayment or reduction until the 12-month anniversary of the Closing Date at the Treasury Rate.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, properties or liabilities (actual or contingent) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to pay the Obligations or to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and/or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Contract” shall mean (a) any customer contract, which in the aggregate accounts for 5% or greater of the aggregate annual revenue of the Borrower and its Subsidiaries as a whole and (b) each contract or agreement, the loss of which could reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” shall mean any Indebtedness and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $500,000 or as otherwise agreed to in writing by the Lenders, and Indebtedness under the ABL Credit Agreement.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Maturity Date” shall mean the earlier of (i) July 31, 2022, or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Mexican Collateral Documents” shall mean (i) each Mexican law governed document set forth on Schedule 1.1(b) hereto, and (ii) each other Mexican law governed document executed by applicable Loan Parties and delivered in accordance with applicable law to grant a valid, perfected security interest in any property as collateral for the Obligations.
“Mexican Loan Party” shall mean any Loan Party organized in Mexico or a jurisdiction located within Mexico.
“Mexico” shall mean the United Mexican States.

“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean each mortgage, debenture, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or other real estate security document delivered by any Loan Party to the Administrative Agent, all in form and substance satisfactory to the Lead Lender (or if no Lead Lender, the Required Lenders) and the Administrative Agent.
“Mortgage Documents” shall mean such title reports, title searches, copies of title documents, Title Policies, Surveys, evidence of zoning compliance, property insurance, flood certifications and flood insurance, opinions of local counsel licensed in the jurisdiction of the Mortgaged Properties, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as requested by, and in form and substance reasonably acceptable to, the Administrative Agent or Lenders from time to time.
“Mortgaged Property” shall mean any Real Estate subject to any Mortgage, including, without limitation, those set forth on Schedule 1.1(e).
“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA which is subject to the provisions of Title IV or Section 302 of ERISA and to which any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates makes or is obligated to make contributions or, during the preceding five plan years, has made or been obligated to make such contributions.
“Net Cash Proceeds” shall mean, with respect to (a) Extraordinary Receipts, or (b) sale or Disposition or receipt of insurance or casualty awards in respect of any assets, all cash proceeds received (which, for the avoidance of doubt, shall not include trade-in credit), net of (x) commissions and other reasonable and customary sale preparation, collection costs, transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower or any of its Subsidiaries in connection therewith (in each case, to the extent paid to non-Affiliates of the Borrower and its Subsidiaries), reserves for indemnities required under the definitive documentation governing such transaction (until such reserves are no longer needed) and tax obligations paid, accrued, or associated with the transactions generating such proceeds, and (y) any portion of such proceeds equal to the amount required to be and actually applied to pay Permitted Indebtedness that is secured by the asset sold or disposed (to the extent those same proceeds were used to pay such Permitted Indebtedness).
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
 “Note” shall have the meaning assigned to such term in Section 2.4(b).
 “Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, any Lender or any other Secured Party, pursuant to or in connection with this Agreement or any other Loan Document, including, without limitation, all principal, premium (including the Applicable Premium), interest (including any interest accruing after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, premium and fees are allowed claims in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent and any other Secured Party incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder and (b) all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.  For the avoidance of doubt, Off-Balance Sheet Liabilities do not include operating leases of Rolling Stock, Real Estate and equipment, or licenses of software or intellectual property, in each case entered into in the ordinary course of business consistent with past practice.
“Operating Lease Amount” shall mean, as of any date for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to the present value of all future lease payments due (including monthly payments and residual value obligations under “TRAC” leases) under operating leases included in Leverage Ratio Rental Expense used for determining Consolidated EBITDAR for the relevant period, using a discount rate equal to the weighted average cost of capital embedded in such leases.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, transfer, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” shall have the meaning assigned to such term in Section 10.4(d).
“Patent” shall have the meaning assigned to such term in the Security Agreement or the Canadian Security Agreement, as applicable.
“Patent Security Agreement” shall mean, collectively, the Patent Security Agreements executed by the Loan Parties owning Patents or licenses of Patents in favor of the Administrative Agent, on behalf of itself and Lenders, on or prior to the Closing Date and thereafter.
“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).
“Payment Account” shall mean the account designated from time to time in writing as the “Payment Account” by the Administrative Agent to the Borrower and the Lenders.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Pension Plan” shall mean any “employee benefit pension plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that (i) is subject to the provisions of Title IV or Section 302 of ERISA or the minimum funding standards under Section 412 or Section 430 of the Code and (ii) is sponsored, maintained, or contributed to (or for which there is an obligation to contribute to) by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates or  to which any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates has any liability, contingent or otherwise, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” shall mean a certificate in form and substance satisfactory to the Administrative Agent providing information with respect to the property of each Loan Party.
“Permits” shall mean all permits, licenses, certificates, approvals, consents, notices, waivers, franchises, registrations, filings, accreditations, or other similar authorizations required by any law or Governmental Authority.

 “Permitted Dispositions” shall mean a Disposition that is:
(a)          a sale or Disposition of assets (including Equity Interests of Subsidiaries), provided that (i) the net book value of all such assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000 in the aggregate, (ii) such sale or Disposition is for at least fair market value, and (iii) at least 75% of the consideration received in such sale or Disposition is in the form of cash or trade credit for similar assets,
(b)          a Disposition of inventory in the ordinary course of business (including sale of equipment, parts, fuel and other inventory to independent contractors),
(c)          the termination or expiration of any lease or license of real or personal or intellectual property that is not necessary for the ordinary course of business and could not reasonably be expected to have a Material Adverse Effect,
(d)          use or transfer of money or Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,
(e)          Dispositions of Rolling Stock (i) consistent with the Borrower’s capital plan or otherwise in the ordinary course of business or (ii) substantially contemporaneously with the acquisition of replacement Rolling Stock,
(f)          the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(g)          the granting of Permitted Liens,
(h)          the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (which, for the avoidance of doubt, shall include participation in customer sponsored quick pay programs),
(i)          any involuntary loss, damage, or destruction of property,
(j)          any involuntary condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, or confiscation of the requisition of use of property,
(k)          the leasing or subleasing of assets of any Loan Party in the ordinary course of business (including without limitation in connection with leases of tractors to independent contractors),
(l)          the sale, pledge, issuance, or other transfer of Equity Interests of  Borrower permitted by Section 7.12,

(m)          (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lenders,
(n)          the making of Permitted Investments,
(o)          the transfer of assets from any Loan Party or its Subsidiaries to a Loan Party,
(p)          [reserved],
(q)          [reserved],
(r)          the making of Restricted Payments permitted hereunder, or
(s)          any Specified Disposition to the extent (i) such Disposition is made at least for the value disclosed to and approved by the Administrative Agent in writing on or prior to the Closing Date for such Specified Disposition and (ii) at least 75% of the consideration received in such sale or Disposition is in the form of cash and/or assumption of Indebtedness, lease obligations, or other liabilities.
“Permitted Indebtedness” shall mean:
(a)          Indebtedness evidenced by the Agreement or the other Loan Documents,
(b)          unsecured guarantees with respect to Indebtedness of the Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(c)          (i) Indebtedness of the Borrower or any Subsidiary, including guarantees by Loan Parties thereof, incurred to finance the acquisition, construction or improvement of Rolling Stock and other tangible personal or real property, including Capitalized Lease Obligations, which can be secured solely within the limitations set forth in clause (e) of the definition of Permitted Liens, and any Indebtedness assumed in connection with the acquisition of any such assets, which was not incurred in contemplation of such acquisition, which can be secured to the extent secured by a Lien on any such assets prior to the acquisition thereof; provided that any such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements, and that the aggregate amount of all such Indebtedness shall not exceed $350,000,000 at any time outstanding; and (ii) Refinancing Indebtedness with respect to the foregoing,

(d)          the incurrence by the Borrower or its Subsidiaries of Indebtedness in connection with Hedging Transactions permitted by Section 7.17,
(e)          Indebtedness in respect of the ABL Credit Agreement in an amount not to exceed the "Maximum ABL Obligations" (as defined in the Intercreditor Agreement), so long as such Indebtedness is subject to the Intercreditor Agreement,
(f)          (i) Obligations under the DPA; and (ii) Obligations under the Borrower’s consent to a final judgement with the SEC entered into April 24, 2019,
(g)          Indebtedness existing on the Closing Date set forth on Schedule 7.1 and any Refinancing Indebtedness thereof,
(h)          Obligations under operating leases to the extent included in the definition of Indebtedness,
(i)          to the extent constituting Indebtedness, contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of any Permitted Disposition or any Disposition occurring prior to the Closing Date,
(j)          Indebtedness in respect of property, casualty, liability, or other insurance covering any Loan Party or any of its Subsidiaries or any of their respective directors and officers in their capacities as such, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such policy year,
(k)          Indebtedness among the Borrower and its Subsidiaries constituting a Permitted Investment (for the avoidance of doubt, including intercompany loans qualifying as Permitted Investments); provided that any intercompany loans shall be evidenced by the Intercompany Note, which shall be delivered to the Administrative Agent as security for the Obligations,
(l)          unsecured Indebtedness incurred in respect of netting services, overdraft protection and other like cash management services, in each case, incurred in the ordinary course of business,
(m)          accrual of interest and, subject to the limitations in the Intercreditor Agreement with respect to the ABL Credit Agreement, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that is otherwise permitted hereunder,
(n)          Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards or commercial cards

(including so called “purchase cards”, “procurement cards”, or “p cards”), in each case, to the extent such obligations are repaid within 60 days of incurrence,
(o)          Indebtedness of any Loan Party incurred in connection with the issuance of letters of credit on behalf of such Loan Party incurred in the ordinary course of business, provided that the aggregate amount of such letters of credit shall not exceed $35,000,000 at any time,
(p)          Subordinated Indebtedness in an aggregate amount not exceeding $5,000,000 at any time outstanding,
(q)          to the extent constituting Debt, obligations under the Capacity Solutions/Denver LTL Agreement between certain Loan Parties and the purchaser of Borrower’s “Logistics” business line as in effect on the Closing Date,
(r)          to the extent constituting Debt, any obligations for the payment of money relating to the Borrower’s delinquent excise taxes disclosed in writing to the Administrative Agent on or prior to the Closing Date in a principal amount not exceeding $2,500,000 plus interest, and
(s)          Debt owed to a wholly-owned Subsidiary serving as a captive insurance company in respect of claims paid by such captive insurance company that would otherwise be paid by the applicable insured Loan Party.
“Permitted Investments” shall mean:
(a)          Investments in cash and Cash Equivalents,
(b)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)          advances made in connection with purchases of goods or services in the ordinary course of business,
(d)          Investments consisting of extensions of trade credit in the ordinary course of business,
(e)          Investments in the nature of accounts receivables or notes receivables in the ordinary course of business received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(f)          Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule 7.9 to this Agreement,

(g)          guarantees to the extent permitted under the definition of Permitted Indebtedness,
(h)          Investments of the Borrower in any Subsidiary that is a Loan Party at such time, and Investments of any Subsidiary in the Borrower or in another Subsidiary that is a Loan Party at such time, so long as the recipient (other than the Borrower) of any such Investment has Guaranteed the Obligations and complied with the requirements of Section 5.11 and Section 5.12,
(i)          Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(j)          Investments in connection with Hedging Transactions permitted by Section 7.17,
(k)          [reserved],
(l)          Deposits of cash made in the ordinary course of business to secure performance of operating leases,
(m)          loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business for any business purpose not to exceed $500,000 in the aggregate at any one time outstanding,
(n)          payroll/settlement, fuel, maintenance, and similar advances to drivers (including owner operators), consultants or other service providers to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes,
(o)          Investments arising due to lease-purchase programs for trucks, entered into with owner-operators in the ordinary course of business,
(p)          Investments made in captive insurance subsidiaries in an amount not to exceed the minimum amount of capitalization required pursuant to regulatory capital requirements; provided that once such amount reaches $5,000,000, and, thereafter, upon each increase of such amount by increments of $2,500,000 (i.e. $7,500,000, $10,000,000, etc.), the Borrower shall provide to the Administrative Agent a reasonably detailed description of the increased capital requirements; provided further, that notwithstanding anything herein to the contrary, Investments in captive insurance subsidiaries may only be made pursuant to this clause (p),
(q)          loans and advances for driver education or training made in the ordinary course of business,

(r)          loans and advances in the ordinary course of business to any owner operator or similar individual performing services for the Borrower or any of its Subsidiaries to finance the purchase or lease or repair of equipment not to exceed $500,000 in the aggregate at any one time outstanding, and
(s)          other Investments not to exceed $250,000 in the aggregate amount outstanding at any time.
“Permitted Liens” shall mean
(a)          Liens granted to, or for the benefit of, the Administrative Agent to secure the Obligations,
(b)          Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet due, or (ii) do not have priority over the Administrative Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)          judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.1(k) of the Agreement,
(d)          Liens existing on the date hereof and any renewals or extensions thereof in respect of Refinancing Indebtedness,
(e)          purchase money Liens upon or in Rolling Stock or other tangible personal or real property to secure the purchase price or the cost of construction or improvement of such assets (including Liens securing any Capitalized Lease Obligations) or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such assets; provided that (i) such Lien secures Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset (except proceeds of the asset financed or de minimis assets relating thereto and customary cross-collateralization provisions in secured financing or leases supplied by a single financial institution or its affiliates, pursuant to which the lien of the single financial institution may extend to all assets financed by such financial institution); and (iv) the Indebtedness secured thereby does not exceed the lesser of fair market value and the cost of acquiring, constructing, improving, and placing into service such fixed or capital assets,
(f)          Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(g)          Liens on amounts deposited to secure the Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,
(h)          Liens on amounts deposited to secure the Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(i)          Liens on amounts deposited to secure the Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(j)          with respect to any Real Estate, easements, rights of way, and zoning restrictions that do not secure any monetary obligations and do not, (i) to the extent arising after the Closing Date, materially detract from the value of the affected Real Estate or (ii) interfere with or impair the use or operation thereof,
(k)          with respect to Real Estate located in Canada (collectively, the “Canadian Real Property”), each of the following Liens to the extent they do not materially interfere with or impair the use or operation thereof: (i) reservations, limitations, provisos and conditions expressed in the original Crown patent, unpatented mining claims and native land claims, in each case as they apply to the Canadian Real Property, (ii) registered easements for the supply of utilities or telephone services to the Canadian Real Property and for drainage, storm or sanitary sewers, public utility lines, telephone lines, cable television lines or other services; (iii) unregistered easements, rights-of-way and other similar rights for the supply of utilities or telephone services to the Canadian Real Property; (iv) registered agreements with governmental authorities or public utility or hydro commissions including development agreements, site plan agreements, subdivision agreements and other similar agreements; (v) the provisions of applicable laws, including by-laws, regulations, airport zoning regulations, ordinances and similar instruments relating to development and zoning; and (vi) any minor encroachments by any structure located on the Canadian Real Property onto any adjoining lands and any minor encroachment by any structure located on adjoining lands onto the Canadian Real Property provided such encroachments do not affect the marketability of such Canadian Real Property,
(l)          Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness,
(m)          Liens in respect of the ABL Credit Agreement on Collateral so long as such Liens are subject to the Intercreditor Agreement,
(n)          non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(o)          rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,
(p)          Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(q)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(r)          Liens on cash collateral to securing Indebtedness permitted pursuant to clause (o) of the definition of Permitted Indebtedness in an aggregate amount not to exceed 105% of the face amount of all such letters of credit permitted thereunder;
(s)          Liens arising under operating leases to the extent covering the leased property and proceeds thereof, and
(t)          Other Liens not described above and securing amounts not to exceed $250,000 at any one time outstanding.
“Permitted Protests” shall mean the right of the Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll taxes or Taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Borrower or its Subsidiary, as applicable, in good faith, and (c) the Lead Lender (or if there is no Lead Lender, the Required Lenders) is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Administrative Agent’s Liens.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
 “PPSA” shall mean the Personal Property Security Act (Ontario) and the personal property security legislation in each province or territory in Canada including, without limitation, the Civil Code in the Province of Quebec, together with all rules, regulations and interpretations thereunder, as such legislation may be amended or replaced from time to time.
“Prime Rate” shall mean the rate of interest per annum which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

“Pro Forma Basis” shall mean, for purposes of calculating the financial covenants set forth in Article VI or compliance with any covenants referencing such financial covenants, that any Disposition of all or substantially all of the assets or Equity Interests of a Person or line of business or division shall be deemed to have occurred as of the first day of the most recent four Fiscal Quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 5.1(a) (but in the case of the financial covenants set forth in Article VI, only to the extent such Disposition occurs prior to the last day of the applicable four Fiscal Quarter period).  In connection with the foregoing, with respect to any Disposition or Acquisition (i) income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) any Indebtedness incurred or assumed or repaid by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred or repaid as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Pro Rata Share” shall mean with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s portion of the principal amount of the Term Loans, and the denominator of which shall be the aggregate principal amount of all Term Loans of all Lenders.
“Projections” shall mean the Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the Borrower’s historical financial statements and, after the Restatement Effective Date, in accordance with GAAP, together with appropriate supporting details and a statement of underlying assumptions.
“Protective Advances” shall have the meaning set forth in Section 2.7.
“Qualified Cash” shall mean, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the United States and Canada in the name of a Loan Party as of such date, which deposit accounts are subject to Control Account Agreements in favor the Administrative Agent.  For the avoidance of doubt, Qualified Cash does not include cash in the Interest Reserve Account.
“Qualified Equity Interest” shall mean and refers to any Equity Interests issued by the Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Quebec Personal Property Cap Amount” shall have the meaning assigned to such term in Section 4.27.

“Reaffirmation Agreement” shall mean that certain Reaffirmation Agreement, dated as of the Closing Date, by and among the Borrower and the Guarantors, as amended, supplemented or otherwise modified from time to time.
“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.
“Real Estate Leases” shall have the meaning assigned to such term in Section 4.21(b).
“Recipient” shall mean, as applicable, (a) the Administrative Agent or (b) any Lender.
“Refinancing Indebtedness” shall mean refinancings, renewals or extensions of Indebtedness so long as:
(a)          such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)          such refinancings, renewals, or extensions do not result in a (i) shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) or (ii) shortening of the final stated maturity, in each case, of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c)          if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness,
(d)          the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended and other Loan Parties (but such guarantees may not be secured other than to the extent permitted by clause (e) below), and
(e)          if the Indebtedness that is refinanced, renewed, or extended was secured, such Refinancing Indebtedness is only secured by the same assets as such Indebtedness being refinanced, renewed or extended; provided that, with respect to Refinancing Indebtedness of Indebtedness permitted by clause (c), (g), and (h) of the definition of Permitted Indebtedness, such Refinancing Indebtedness may also be secured pursuant to customary cross-collateralization provisions in secured financings or leases supplied by a single financial institution or its affiliates, pursuant to which the lien of the single financial institution may extend to all assets financed by such financial institution.
“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the date hereof, by and among the Borrower and the other parties identified therein, as amended, supplemented or otherwise modified from time to time.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, investors, directors, officers, employees, agents, advisors, sub-advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pumping, pouring, emptying, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, or fixture (including the abandonment of drums, barrels, containers and other receptacles containing any Hazardous Material).
“Remedial Action” shall mean all actions taken to (a) clean up, remove, remediate, decontaminate, contain, treat, monitor, assess, evaluate, or in any way respond to or address Hazardous Materials in the indoor or outdoor environment, (b) prevent, cure or mitigate a Release or threatened Release of Hazardous Materials, (c) restore or reclaim natural resources or the environment, (d) perform any studies, investigations, inspections, monitoring, assessment, audit, sampling or testing or laboratory or other analysis or evaluation relating to Hazardous Materials, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws or the applicable Governmental Authority.
 “Replacement Rate” has the meaning specified therefor in Section 2.9(a).
“Required Lenders” shall mean, at any time, Lenders whose aggregate Pro Rata Shares exceed 50%.

“Required LTV Percentage Calculation” shall mean, as of any date of determination, as applicable, (i) the percentage obtained by dividing (x) the aggregate outstanding principal amount of the Term A Loan by (y) the sum of (A) 50% of the fair market value of the owned Real Estate of the Borrower and its Subsidiaries that is subject to a perfected first priority Lien in favor of the Administrative Agent and (B) 60% of the net orderly liquidation value of the Rolling Stock of the Borrower and its Subsidiaries that is subject to a perfected first priority Lien in favor of the Administrative Agent, in each case, as set forth in the 2019 Appraisals and (ii) the percentage obtained by dividing (x) the aggregate outstanding principal amount of the Term A Loan by (y) the sum of (A) 50% of the fair market value of the owned Real Estate of the Borrower and its Subsidiaries that is subject to a perfected first priority Lien in favor of the Administrative Agent and (B) 60% of the net orderly value of the Rolling Stock of the Borrower and its Subsidiaries that is subject to a perfected first priority Lien in favor of the Administrative Agent, in each case, as set forth in the 2020 Appraisals.
“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.5(g).
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, chief accounting officer, vice president of finance, or secretary of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lead Lender (and if no Lead Lender, the Required Lenders); and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.
“Restatement Effective Date” shall mean the date on which the Borrower files with the Securities and Exchange Commission the forms required under the Securities Exchange Act to bring its filings current through the then most recent fiscal year end reporting period (it being understood that certain historical periods may be omitted to the extent permitted by SEC rules or guidance).
“Restricted Payment” shall mean (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any

Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party, but excluding payment of bona fide intercompany expenses among the Loan Parties and their Subsidiaries in the ordinary course of business consistent with past practices (which shall include premium payments to a wholly-owned captive insurance company).
“Retained ECF Amount” shall mean, for any Fiscal Year, the amount of Excess Cash Flow for such Fiscal Year multiplied by the difference of (x) 100%, minus (y) the Applicable ECF Percentage for such Fiscal Year.  Notwithstanding anything to the contrary herein, prior to any application of the Retained ECF Amount for any purpose under this Agreement, all required prepayments for the applicable Fiscal Year pursuant to Section 2.5 shall have been made.
“Rolling Stock” shall mean all trucks, tractors, trailers, service vehicles, automobiles and other mobile equipment owned or held under Capital Lease Obligations by the Borrower, the Guarantors and their Subsidiaries.
“S&P” shall mean Standard & Poor’s Rating Group, a division of Standard & Poor’s Financial Services LLC.
“Sale and Leaseback Transaction” shall mean, with respect to the Borrower or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Borrower or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctioned Country” shall mean, at any time, a country or territory that is the subject or target of any Sanctions that broadly prohibit dealings with that country or territory (which, as of the Closing Date, include Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, and any other Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Germany, Canada, Australia, or other relevant sanctions authority, (b) a Person that resides in, is organized in or located in, or has a place of business in, a Sanctioned Country, or a Person that owns 50% or more of the Equity Interests of, or is otherwise controlled by, or is acting on behalf of, one or more Sanctioned Persons, (c) any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions, or (d) any Person owned or controlled by any Person or Persons described in clause (a) or (b).
“Sanctions” shall mean all applicable law concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.
“Second Period” shall have the meaning set forth in the definition of “Applicable Premium”.
“Secured Obligations” shall mean the Obligations.
“Secured Parties” shall mean the (i) Administrative Agent, (ii) the Lenders, (iii) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (iv) the successors and assigns of each of the foregoing.
“Security Agreement” shall mean the Security and Pledge Agreement, dated as of December 12, 2014, made by the Borrower and certain of its Subsidiaries in favor of the Existing Administrative Agent (as predecessor to the Administrative Agent) for the benefit of the Secured Parties, as amended, supplemented or otherwise modified from time to time.
“Settlement Date” shall mean the date on which any Term Loans are repaid, prepaid or have become or are declared accelerated pursuant to Article VIII or otherwise or that have otherwise become due and payable pursuant to this Agreement.
“Solvent” shall mean, with respect to any Person on a particular date, giving effect to all contribution rights of such Person arising under the Security Agreement, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Dispositions” shall mean each sale, lease, or other Disposition set forth on Schedule 1.1(c) hereto.
“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are satisfactory to the Administrative Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Administrative Agent and the Required Lenders.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
“Survey” shall mean a real estate survey with respect to applicable Real Estate, with the surveyors retained for such surveys, the scope of the surveys, and the results thereof, acceptable to the Administrative Agent.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, and (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges of whatever nature, imposed or collected by or on behalf of any Governmental Authority, including any interest, charges, additions to tax or penalties applicable thereto.
“Term A Lenders” shall mean the Term A-1 Lenders and Term A-2 Lenders.
“Term A Loan” shall mean the Term A-1 Loans and the Term A-2 Loans.

“Term A-1 Lender” shall mean, (a) at any time on or prior to the Closing Date, any Lender that has a Term A-1 Loan Amount at such time and (b) thereafter, any Lender that holds a Term A-1 Loan at such time.
“Term A-1 Loan” shall have the meaning assigned to such term in Section 2.1.
“Term A-1 Loan Amount” shall mean, with respect to each Lender, the obligation of such Lender to convert its portion of the Existing Indebtedness to a Term A-1 Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth on Schedule 1.1(d) hereto.
“Term A-2 Lender” shall mean, (a) at any time on or prior to the Closing Date, any Lender that has a Term A-2 Commitment at such time and (b) thereafter, any Lender that holds a Term A-2 Loan at such time.
“Term A-2 Loan” shall have the meaning assigned to such term in Section 2.1.
“Term A-2 Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term A-2 Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth on Schedule 1.1(d) hereto.
“Term B Lenders” shall mean the Term B-1 Lenders and Term B-2 Lenders.
“Term B Loan” shall mean the Term B-1 Loans and the Term B-2 Loans.
“Term B-1 Lender” shall mean, (a) at any time on or prior to the Closing Date, any Lender that has a Term B-1 Loan Amount at such time and (b) thereafter, any Lender that holds a Term B-1 Loan at such time.
“Term B-1 Loan” shall have the meaning assigned to such term in Section 2.1.
“Term B-1 Loan Amount” shall mean, with respect to each Lender, the obligation of such Lender to convert its portion of the Existing Indebtedness to a Term B-1 Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth on Schedule 1.1(d) hereto.
“Term B-2 Lender” shall mean, (a) at any time on or prior to the Closing Date, any Lender that has a Term B-2 Commitment at such time and (b) thereafter, any Lender that holds a Term B-2 Loan at such time.
“Term B-2 Loan” shall have the meaning assigned to such term in Section 2.1.
“Term B-2 Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term B-2 Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth on Schedule 1.1(d) hereto.

“Term Lenders” shall mean the Term A Lenders and Term B Lenders.
“Term Loans” shall mean, collectively, the Term A-1 Loan, the Term A-2 Loan, the Term B-1 Loan and the Term B-2 Loan.
 “Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.
“Third Period” shall have the meaning set forth in the definition of “Applicable Premium”.
“Threshold Amount” shall mean $500,000.
“Title Policy” or “Title Policies” shall mean a mortgagee’s loan policy, in form and substance satisfactory to the Administrative Agent, together with all endorsements made from time to time thereto, issued to the Administrative Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to the Administrative Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to the Administrative Agent, delivered to the Administrative Agent.
“Title Processor” shall have the meaning assigned to it in Section 5.15.
“Title Processor Agreement” shall mean that certain Titling and Title Storage Professional Services Agreement, dated as of the Closing Date, by and between the Borrower, the Agent and HCH Transportation Advisors, Inc., as amended, supplemented or otherwise modified from time to time.
“Total Term Loan Amount” shall mean the sum of the Term Loan Amounts.
“Trademark” shall have the meaning assigned to such term in the Security Agreement or the Canadian Security Agreement, as applicable.
“Trademark Security Agreement” shall mean, collectively, the Trademark Security Agreements executed by the Loan Parties owning Trademarks or licenses of Trademark in favor of the Administrative Agent, on behalf of itself and Lenders, on or prior to the Closing Date and thereafter.
“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
“Transactions” shall mean, collectively, (i) the transactions contemplated hereunder and under the ABL Credit Agreement, (ii) the issuance of Warrants, (iii) the Assignment and Resignation Transactions, and (iv) payment of fees and expenses in connection with the foregoing.

“Treasury Rate” shall mean, with respect to any prepayment, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date three Business Days prior to the date of such prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of not greater than 36 months.
“Undrawn Availability” shall mean “Revolving Loan Availability” (as defined in the ABL Credit Agreement (as in effect on the Closing Date)).
“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that to the extent that the Uniform Commercial Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term set forth in Section 2.13(g)(ii).
“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.5(g).
“Warrant Agreement” shall mean the Warrant Agreement, dated as of the Closing Date, by and among the Borrower and the other parties identified therein, as amended, supplemented or otherwise modified from time to time.
“Warrants” shall mean the warrants to purchase common or preferred stock of the Borrower issued under the Warrant Agreement.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Working Capital” shall mean, as of any date, an amount equal to the current assets of the Borrower and its Subsidiaries as of such date (excluding cash and cash equivalents), less the current liabilities of the Borrower and its Subsidiaries as of such date (excluding current maturities of any Indebtedness), in each case, determined on a consolidated basis in accordance with GAAP.
Section 1.2.          Accounting Terms and Determination.  Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP as in effect from time to time; provided, that prior to the Restatement Effective Date, except as otherwise specified, all accounting terms shall be interpreted and all accounting determinations shall be made on a basis consistent with the most recent financial statements of the Borrower and the Subsidiaries delivered to the Administrative Agent before the Closing Date; provided further, that if, after the Closing Date (i) there is a change in the Borrower’s financial statements required by GAAP, as determined by the Borrower’s certified public accountants (including in connection with the existing audit and restatement process), that is disclosed to the Administrative Agent, or (ii) there is a change in GAAP, in the case of either (i) or (ii), that impacts the operation of the covenants in Article VI, if the Borrower notifies the Administrative Agent that it wishes to amend Article VI to eliminate the effect of any change required by GAAP or change in GAAP, or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose, then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change required by GAAP or change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders, and the Borrower and the Lenders agree to work in good faith to negotiate such an amendment within 60 days of notice from either the Borrower or the Administrative Agent (it being understood and agreed that the purpose of such amendments will be to restore the same level of cushions to the model used to set such covenant levels on the Closing Date, and not to amend such covenants to be more or less favorable to the Borrower).  Notwithstanding any other provision contained herein, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018, shall be applied, and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.
Section 1.3.          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof’, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to New York time (Eastern daylight or standard, as applicable), unless otherwise specified.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
ARTICLE II

AMOUNT AND TERMS OF THE LOANS
Section 2.1.          Term Loan.  Subject to and upon the terms and conditions herein set forth, on the Closing Date and upon the effectiveness of this Agreement, the other Loan Documents and the consummation of the Assignment and Resignation Transactions, (i) the Existing Indebtedness in the aggregate principal amount of $94,000,000 outstanding and owing to the Lenders pursuant to the Existing Credit Agreement shall be amended, continued, converted, reallocated and restated as (a) term A-1 loans (collectively, the “Term A-1 Loans”) hereunder in a principal amount equal to $55,094,149.42 and (b) term B-1 loans (collectively, the “Term B-1 Loans” and together with the Term A-1 Loans, the “Converted Term Loans”) hereunder in a principal amount equal to $22,021,759.58, and for each Lender in an amount equal to such Lender’s Converted Term Loan Amount, (ii) each Term A-2 Lender shall, on the Closing Date, make its portion of the term A-2 Loans (collectively, the “Term A-2 Loans”) to the Borrower in a principal amount equal to such Lender’s Term A-2 Loan Commitment, and (iii) each Term B-2 Lender shall, on the Closing Date, make its portion of the term B-2 Loans (collectively, the “Term B-2 Loans”)  to the Borrower in a principal amount equal to such Lender’s Term B-2 Loan Commitment.  All principal of, interest on, and other amounts payable in respect of the Converted Term Loans shall be amended restated and continued as Obligations.  The Term A-2 Loan Commitment and the Term B-2 Loan Commitment of each Lender to fund such Term A-2 Loans and Term B-2 Loans shall terminate upon the funding by such Lender of its Term A-2 Loans and Term B-2 Loans.  Once repaid, whether such repayment is voluntary or required, the Term Loans may not be reborrowed.
Notwithstanding anything to the contrary contained in this Section 2.1, subject to the terms and conditions of this Agreement, Borrower hereby acknowledges, confirms and agrees that (i) immediately prior to the Closing Date, the outstanding principal amount of the revolving advances under the Existing Credit Agreement is equal to $94,000,000 (such Indebtedness being hereinafter referred to as the “Existing Indebtedness”); such advances are outstanding and, upon the effectiveness of this Agreement, the other Loan Documents and the consummation of the Assignment and Resignation Transactions, payable under this Agreement to Administrative Agent and the Lenders without set-off, counterclaim, deduction, offset or defense; and such obligations are secured by a first priority (subject to exceptions set forth in this Agreement and/or the other Loan Documents) security interest in and lien on the Collateral, (ii) all of such Existing Indebtedness shall not be repaid on the Closing Date, but rather shall be amended, continued, converted, reallocated and restated by this Agreement as Term A-1 Loans in the principal amount of $55,094,149.42 outstanding hereunder and Term B-1 Loans in the principal amount of $22,021,759.58 outstanding hereunder, (iii) the Aggregate Commitments (as defined under the Existing Credit Agreement) shall be terminated, (iv) all other Obligations (as defined under the Existing Credit Agreement) outstanding under the Existing Credit Agreement and relating to the period prior to the date hereof shall not be repaid on the Closing Date but shall be extinguished, (v) the Term A-2 Lenders shall make the Term A-2 Loans in the aggregate principal amount of $19,921,314.59 on the Closing Date, (vi) the Term B-2 Lenders shall make the Term B-2 Loans in the aggregate principal amount of $7,962,776.50 on the Closing Date and (vii) after giving effect to all of the foregoing, the aggregate outstanding principal amount of the Term A Loans on the Closing Date is $75,015,463.92 and the aggregate outstanding principal amount of the Term B Loans on the Closing Date is $29,984,536.08.
Section 2.2.          Funding of Term A-2 Loans and Term B-2 Loans.
(a)          Upon satisfaction of the applicable conditions set forth in Article III, the Term A-2 Lenders and the Term B-2 Lenders shall make the Term A-2 Loans and the Term B-2 Loans available to the Borrower by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Lenders by the Borrower (and promptly following the funding thereof to the Borrower, each applicable Lender shall confirm in writing to the Agent (which may be via email) that such Lender has funded its Term A-2 Loan and Term B-2 Loan (and each such Lender authorizes the Agent to conclusively rely on such notice as evidence that such Loan has in fact been funded)). On or prior to the Closing Date, the Borrower shall give the Agent written notice in the form of a notice of borrowing in form and substance satisfactory to the Agent, which shall be irrevocable and shall specify (i) the aggregate principal amount of the Term A-2 Loans and the Term B-2 Loans to be made, (ii) the date of borrowing (which shall be the Closing Date), and (iii) the Borrower's wiring instructions.
(b)          All Term A-2 Loans and Term B-2 Loans shall be made by the applicable Lenders on the basis of their respective Pro Rata Shares of the applicable Term A-2 Loan Commitment and Term B-2 Loan Commitment.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term A-2 Loans and Term B-2 Loans hereunder.
Section 2.3.          Repayment of Loans.  The principal amount of the Term Loans shall be repaid in consecutive quarterly installments in equal amounts of (a) beginning with the

Fiscal Quarter of Borrower ending September 30, 2020, $1,250,000, on the last day of each Fiscal Quarter, and (b) beginning with the Fiscal Quarter of Borrower ending September 30, 2021, $1,875,000, on the last day of each Fiscal Quarter; provided, that, each such payment made pursuant to this Section 2.3 shall be applied (i) first, to the Term A Loan until paid in full and (ii) second, to the Term B Loan until paid in full.  Notwithstanding the foregoing, the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.  Prior thereto, payments and prepayments of the Loans shall or may be made as set forth herein.
Section 2.4.          Evidence of Indebtedness.
(a)          Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records of (i) the Term Loan Amount of each Lender, (ii) the amount of each Loan held by each Lender, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that (i) the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (including principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement and (ii) in the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b)          This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement.  However, at the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a promissory note (a “Note”) evidencing any Loans of such Lender, payable to the order of such Lender.
Section 2.5.          Prepayment of Loans.
(a)          [Reserved].
(b)          Optional Prepayment.
(i)          Term Loans.  The Borrower may, at any time and from time to time, upon at least 5 Business Days’ prior written notice to the Administrative Agent, prepay the principal of the Term Loans, in whole (subject to Section 2.5(b)(ii)) or in part; provided, that, each such payment made pursuant to this Section 2.5(b) shall be applied (i) first, to the Term A Loan until paid in full and (ii) second, to the Term B Loan until paid in full.  Each prepayment made pursuant to this Section 2.5(b)(i) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Premium payable in connection with such prepayment of the Term Loans.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.
(ii)          Termination of Agreement.  The Borrower may, upon at least 15 days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Premium payable in connection with such termination of this Agreement.  If the Borrower has sent a notice of termination pursuant to this Section 2.5(b)(ii), then the Borrower shall be obligated to repay the Obligations, in full, plus the Applicable Premium payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.
(c)          Mandatory Prepayment.
(i)          Contemporaneously with the delivery to the Administrative Agent and the Lenders of audited annual financial statements pursuant to Section 5.1(a), commencing with the delivery to the Administrative Agent and the Lenders of the financial statements for the Fiscal Year ended June 30, 2020, or, if such financial statements are not delivered to the Administrative Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 5.1(a), on the date such statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(a), the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.5(d) in an amount equal to 75.0% of the Excess Cash Flow of the Borrower and its Subsidiaries for such Fiscal Year.
(ii)          Immediately upon any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (b), (c), (d), (f), (g), (h), (i), (j), (k), (l), (m) or (o) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.5(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with (A) a Disposition of Term Priority Collateral and (B) a Disposition of ABL Priority Collateral (other than to the extent any such proceeds of ABL Priority Collateral are required to be applied to the ABL Obligations pursuant to the terms of the ABL Agreement and are so applied).  Nothing contained in this Section 2.5(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.4.
(iii)          Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance (other than any Excluded Equity Issuances), the Borrower shall prepay the outstanding amount of the Loans in accordance with Section 2.5(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith; provided, however, the Borrower shall not be obligated to prepay the Loans, and shall be permitted to retain, up to $15,000,000 of Net Cash Proceeds of such Equity Issuances for working capital and general corporate purposes.  The provisions of this Section 2.5(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.
(iv)          Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.5(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with (A) any Extraordinary Receipts in respect of Term Priority Collateral and (B) any Extraordinary Receipts in respect of ABL Priority Collateral (other than to the extent any such proceeds of ABL Priority Collateral are required to be applied to the ABL Obligations pursuant to the terms of the ABL Agreement and are so applied).
(v)          Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.5(c)(ii) or Section 2.5(c)(iv), as the case may be, up to $1,000,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets (other than current assets) used in such Person’s business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Borrower delivers a certificate to the Administrative Agent within 5 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Account Agreement and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.5(c)(ii) or Section 2.5(c)(iv) as applicable.
(d)          Application of Payments.  Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv) and (c)(v) above shall be applied (i) first, to the Term A Loan until paid in full and (ii) second, to the Term B Loan until paid in full.  Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of the Term Loans in the inverse order of maturity.  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Administrative Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 8.2, prepayments required under Section 2.5(c) shall be applied in the manner set forth in Section 8.2.  In connection with each prepayment of the Term

Loans pursuant to Section 2.5, the Borrower shall deliver an updated LTV Percentage Calculation, calculated based on the 2019 Appraisals after giving effect to such prepayment, certified as true and correct by a Responsible Officer of the Borrower.  On the first date the LTV Percentage Calculation is equal to or less than (i) the Required LTV Percentage Calculation based on the 2019 Appraisals and certified as true and correct by a Responsible Officer of the Borrower, or (ii) the Required LTV Percentage Calculation based on the 2020 Appraisals and certified as true and correct by a Responsible Officer of the Borrower, an aggregate principal amount of the Term Loans equal to $5,000,000 shall be forgiven and extinguished without the requirement of any cash payment by the Borrower (such forgiveness and extinguishment to be allocated proportionately between the Term A-1 Loan and the Term B-1 Loan based on the outstanding amount of the Term A-1 Loan and the Term B-1 Loan on the Closing Date); provided that (A) if the first date the LTV Percentage Calculation is equal to or less than the Required LTV Percentage Calculation is after August 1, 2020, and on or before February 1, 2021, the aggregate principal amount of Term Loans forgiven and extinguished shall be $2,500,000, and (B) after February 1, 2021, none of such amounts will be forgiven. Anything to the contrary notwithstanding, any Waivable Mandatory Prepayment that is refused by a Term A Lender shall nevertheless be considered to reduce the outstanding principal amount of the Term A Loan for purposes of the LTV Percentage Calculation and Required LTV Percentage Calculation.
(e)          Interest and Fees.  Any prepayment made pursuant to this Section 2.5 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any amounts payable pursuant to Section 2.11, (iii) the Applicable Premium payable in connection with such prepayment of the Loans to the extent required under Section 2.6(a) and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.6(b).
(f)          Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.5, payments with respect to any subsection of this Section 2.5 are in addition to payments made or required to be made under any other subsection of this Section 2.5.
(g)          Waivable Mandatory Prepayments.  Anything contained herein to the contrary notwithstanding, in the event that the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans pursuant to Section 2.5(c), not less than one (1) Business Day prior to the date on which the Borrower is required to make such Waivable Mandatory Prepayment (the “Required Prepayment Date”), the Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before 12:00 noon (New York City time) on the the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before 12:00 noon (New York City time) on the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.5(d)) and (ii) to the extent of any excess, to the Borrower for working capital and general corporate purposes.
Section 2.6.          Interest on Loans.
(a)          The Borrower shall pay interest on each Eurodollar Rate Loan at the Adjusted LIBOR Rate plus the Applicable Margin in effect from time to time.  The Borrower shall pay interest on each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time.
(b)          To the extent permitted by law and notwithstanding anything to the contrary in this Section, automatically upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum (the “Default Rate”) equal at all times to 200 basis points above the otherwise applicable interest rate for such Loans.
(c)          Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Loans shall be payable on each Interest Payment Date and on the Maturity Date.  All obligations accruing at the Default Rate pursuant to clause (b) above shall be payable on demand.  And interest hereunder shall be due and payable in accordance with the terms hereof both before and after any judgment, and both before and after commencement of any proceeding relating to any Event of Default under Sections 8.1(g) and (h).
(d)          The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
(e)          The Interest Reserve Account shall be funded on the Closing Date with the Interest Reserve Amount.  The Interest Reserve Account shall be an interest bearing account and all interest paid on amounts in such account shall be for the account of the Borrower, and, if not applied in accordance with this Section 2.6(e), shall be paid to the Borrower on the Maturity Date or such earlier date as may be determined by the Administrative Agent.  The Administrative Agent shall make payment of amounts on deposit in the Interest Reserve Account (including any interest accrued on such amount) to the Lenders in respect of accrued and unpaid interest on the Loans on each Interest Reserve Release Date until the Interest Reserve Account is exhausted, at which time Borrower will commence paying remaining interest directly.
Section 2.7.          Protective Advances..  Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but the Administrative Agent shall have absolutely no obligation to), to make disbursements or advances to the Borrower, which the Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any such Loans are in this Section 2.7 referred to as “Protective Advances”).  The interest rate on all Protective Advances shall be at the Base Rate plus the Applicable Margin for Base Rate Loans.  Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder.  The Protective Advances shall constitute Obligations hereunder which may be charged to the Payment Account in accordance with Section 2.14.  The Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Maturity Date and the date on which demand for payment is made by the Administrative Agent.  The Administrative Agent shall notify each Lender and the Borrower in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance.  Without limitation to its obligations pursuant to Section 10.3, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rate Share of each such Protective Advance.  If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Base Rate.
Section 2.8.          Computation of Interest.
All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.9.          Inability to Determine Interest Rates.  (a)  Unless and until a Replacement Rate is implemented in accordance with clause (b) below prior to the commencement of any Interest Period for any Eurodollar Rate Loan,

(i)     the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, either Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, or adequate means do not exist for ascertaining LIBOR for such Interest Period, or
(ii)    the Administrative Agent shall have received written notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to continue outstanding Loans as or into Loans shall be suspended and (ii) all such affected Loans shall be converted into a Loan accruing interest at a rate per annum equal to the Base Rate plus the Applicable Margin on the last day of the then current Interest Period applicable thereto. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.
(b)          Notwithstanding anything to the contrary contained herein, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances described in Section 2.9(a)(i) or (a)(ii) have arisen and such circumstances are unlikely to be temporary, (ii) syndicated loans currently being executed, or that include language similar to that contained in Section 2.9(a), are being executed or amended (as applicable), to incorporate or adopt a new benchmark interest rate to replace LIBOR or (iii) the supervisor for the administrator of LIBOR or a Governmental Authority has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Administrative Agent, in consultation with the Borrower, shall endeavor to establish an alternate index rate (the “Replacement Rate”) that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, in which case the Replacement Rate shall, subject to the following provisions of this Section 2.9(b), replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 2.9(a)(i), (a)(ii), (b)(i), (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate or (B) the Required Lenders through the Administrative Agent notify the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of making, funding or maintaining the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.9(b).  Notwithstanding anything to the contrary in Section 10.2, such amendment shall become effective without any further action or consent of any Lender so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice such amendment is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period). To the extent the Replacement Rate is adopted as contemplated hereby, the Replacement Rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent no prevailing market convention exists or such prevailing market convention is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower. If the Administrative Agent makes a determination described in clause (i), (ii) or (iii) above, until a Replacement Rate has been determined and an amendment with respect thereto has become effective in accordance with the terms and conditions of this paragraph, any notice from a Borrower that requests the conversion of any Base Rate Loan to, or continuation of any Eurodollar Rate Loan as, a Eurodollar Rate Loan shall be ineffective. Notwithstanding anything contained herein to the contrary, the Replacement Rate as determined in this paragraph shall not be less than 2.00% per annum for the purposes of this Agreement.
(c)          At any time that an Event of Default has occurred and is continuing, the Borrower shall no longer have the option to request that any portion of the Loans bear interest at the Adjusted LIBO Rate and the Administrative Agent shall convert the interest rate on all outstanding Eurodollar Rate Loans to the rate of interest then applicable to Base Rate Loans of the same type hereunder on the last day of the then current Interest Period.
Section 2.10.          Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to continue outstanding Loans as Eurodollar Rate Loans shall be suspended and the affected Eurodollar Rate Loan then outstanding shall be converted to a Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Rate Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Rate Loan to such date into a Loan accruing interest at a rate per annum equal to the Base Rate plus the Applicable Margin.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.11.          Increased Costs.
(a)          If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)     impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Loans made by such Lender or any participation therein; or
(iii)   subject any Recipient to any Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Loan or of maintaining its obligation to make any such Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender, for such additional costs incurred or reduction suffered.
(b)          If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.
(c)          A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.12.          Funding Indemnity.  In connection with each Eurodollar Rate Loan, the Borrower shall indemnify, defend, and hold the Administrative Agents and the Lenders harmless against any loss, cost, or expense incurred by the Administrative Agent or any Lender as a result of (a) the payment of any principal of a Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of a Eurodollar Rate Loan in accordance with Sections 2.10 or 2.11 other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow or prepay any Eurodollar Rate Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event, or (d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the assignee pursuant to Sections 2.15 or 2.16.  Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Rate Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Rate Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow for the period that would have been the Interest Period for such Eurodollar Rate Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Rate Loan for the same period if the Adjusted LIBO Rate were set on the date on which the Borrower failed to borrow, convert or continue such Eurodollar Rate Loan.  A certificate as to any additional amount payable under this Section 2.12 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.13.       Taxes.
(a)          For purposes of this Section 2.13, the term “applicable law” includes FATCA.
(b)          Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for or on behalf of any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)          In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)          The Borrower shall indemnify each Recipient, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent) shall be conclusive, absent manifest error.
(e)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.13(e).
(f)          As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)          (i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
Section 2.14.          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Sections 2.11, 2.12 or 2.13, or otherwise) prior to 12:00 noon New York City time on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of Taxes, except as set forth in Section 2.13.  Any amounts received after such time on any date may, in the sole discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the Payment Account, except that payments pursuant to Sections 2.11, 2.12 and 2.13 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.  The Borrower hereby authorizes the Administrative Agent to use the amounts on deposit in the Interest Reserve Account (i) to pay interest in accordance with Section 2.6(e) and (ii) at any time that an Event of Default has occurred and is continuing, in order to pay any amounts due hereunder as the Administrative Agent may determine.
(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)          If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent in writing of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  Notwithstanding the foregoing, no Term A Lender shall be required to purchase any participations in the Term B Loans of the Term B Lenders.
Section 2.15.          Mitigation of Obligations.  If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.11 or Section 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.16.          Replacement of Lenders.
(a)          If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.13, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.15, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees (including fees pursuant to Section 2.17), and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.11, or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments.  A

Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.17.       Fees.
(a)          Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.
(b)          Applicable Premium.
(i)          Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.
(ii)          The Applicable Premium payable in accordance with this Section 2.17(b) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing.  THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.
(iii)          The Loan Parties expressly agree that:  (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Administrative Agent and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Administrative Agent and the Lenders or profits lost by the Administrative Agent and the Lenders as a result of such Applicable Premium Trigger Event.
(iv)          Nothing contained in this Section 2.17(b) shall permit any prepayment of the Loans not otherwise permitted by the terms of this Agreement or any other Loan Document.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS
Section 3.1.          Conditions to Effectiveness.  The Closing Date and the obligation of each Term Lender to convert its portion of the Existing Indebtedness into the Term Loans shall be subject to the satisfaction (or waiver in accordance with Section 10.2) of the following conditions:
(a)          The Administrative Agent and the Lenders, as applicable, shall have received payment of all fees, expenses and other amounts due and payable to them on or prior to the Closing Date, including any reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Lenders and their respective Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and the Lenders) required to be reimbursed or paid by the Borrower hereunder, or under any other Loan Document.
(b)          The Administrative Agent and the Lead Lender shall have received all of the agreements, documents, instruments and other items set forth on the closing checklist provided to Borrower on or about the date hereof, each in form and substance satisfactory to the Lenders and executed and delivered by each of the parties thereto, including, without limitation, the following:
(i)	the Loan Documents;
(ii)           the ABL Credit Agreement and the documents related thereto; provided that the terms of the ABL Credit Agreement and the Intercreditor Agreement shall be satisfactory to the Administrative Agent and the Lead Lender; provided, further, that the advances made under ABL Facility on the Closing Date shall not exceed an amount equal to 110% of the aggregate principal amount of letters of credit outstanding pursuant to the Existing Credit Agreement on the Closing Date;
(iii)           a certificate of the secretary or assistant secretary of each Loan Party, attaching and certifying (A) copies of its bylaws (estatutos sociales) and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents, (B) certified copies of its articles or certificate of incorporation (escritura constitutiva), certificate of organization or limited partnership, or other registered organizational documents, (C) resolutions authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (D) the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party and (E) evidence that each Loan Party is in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv)           an officer’s certificate of the Borrower dated the Closing Date, certifying that: (v) immediately after giving effect to all the Transactions to be consummated on the Closing Date, Qualified Cash is not less than $10,500,000, (w) no Default or Event of Default exists, (x) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct, (y) since May 31, 2019, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect, and (z) except as disclosed on Schedule 3.1(b), no default or event of default exists with respect to third-party credit agreements (including the ABL Credit Agreement), equipment lease facilities or any Material Contracts;
(v)             a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming that after giving effect to the Transactions the Loan Parties as a consolidated group are Solvent;
(vi)            a duly executed notice of borrowing, a duly executed funds disbursement agreement and report setting forth the sources and uses of the proceeds of the Transactions;
(vii)           all Contractual Obligations of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, and any required consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect, no investigation or inquiry by any Governmental Authority regarding the Term Loans shall be ongoing, and the Borrower shall have provided an officer’s certificate certifying as to the foregoing; and
(viii)          copies of (A) the unaudited balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the most recently ended Fiscal Quarter ending at least forty-five (45) days prior to the Closing Date, (B) financial projections on a monthly basis through the Maturity Date, and (C) a pro forma consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of and for the twelve-month period most recently ended May 31, 2019, after giving effect to the Transactions, in each case for the fiscal periods requested by the Lenders and in form and substance satisfactory to the Lenders.
(c)          The Administrative Agent shall have received from each Loan Party all documentation and other information that the Administrative Agent requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
(d)          Substantially simultaneously with the consummation of this Agreement, the Borrower shall have consummated the Transactions in accordance with their terms and applicable law.

(e)          The Lenders shall have completed and be satisfied with the results of their business and legal diligence with respect to the Borrower and its Subsidiaries and the Transactions.
(f)          Receipt by the Administrative Agent and counsel to the Lenders of the following:
(i)          The Perfection Certificate with respect to the Borrower and its Subsidiaries (after giving effect to the Transactions), in form and substance satisfactory to the Lenders;
(ii)          Searches of Uniform Commercial Code and PPSA filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than those expressly permitted hereunder;
(iii)        Searches of ownership of, and Liens on, United States and Canadian intellectual property of each Loan Party in the appropriate governmental offices;
(iv) Certificates of insurance of the Loan Parties evidencing liability and casualty insurance naming the Administrative Agent as additional insured (in the case of liability insurance) and loss payee (in the case of hazard insurance) on behalf of the Lenders; and
(v) UCC and PPSA financing statements in form acceptable to the Lenders to perfect the Administrative Agent’s security interest in the Collateral of the type for which a UCC or PPSA filing is effective.
(g)          At the time of and immediately after giving effect to the consummation of this Agreement, no Default or Event of Default shall have occurred and be continuing.
(h)          Warrants shall have been issued to the applicable Lenders.  The Administrative Agent shall have received each of the Equity Documents, duly executed by the Borrower and the other parties party thereto.
(i)          The Interest Reserve Account shall have been funded with the Interest Reserve Amount.
(j)          Since May 31, 2019, there has been no change in the financial condition, operations, business or properties of the Borrower or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(k)          The representations and warranties of the Borrower in this Agreement shall be true and correct when made on the Closing Date, at the time of and immediately after giving effect to the consummation of this Agreement, and the Borrower shall have provided an officer’s certificate certifying as to the foregoing.
(l)          The Administrative Agent and the Lenders shall have received favorable opinion of (i) Scudder Law Firm, P.C., L.L.O., (ii) Gowling WLG, and (iii) Sesma, Sesma & McNeese, each in form and substance satisfactory to the Required Lenders and their legal counsel and covering such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Required Lenders may reasonably require, addressed to the Administrative Agent and each Lender.
(m)          Except as set forth on Schedule 4.6(a), there shall be no (i) litigation pending, or to the Borrower’s knowledge threatened in writing, against or affecting Borrower or any Subsidiary, or (ii) injunction or other form of restraining order, which in either case restrains or restricts or seeks to restrain or restrict the closing of this Agreement or the making of the Loans.
(n)          The Administrative Agent and Lenders shall have received evidence that a duly executed notice shall have been delivered to each deposit bank that is party to a Control Account Agreement, with such notice stating that Blue Torch is the successor agent to Bank of America, N.A. under this Agreement and such Control Account Agreements.
(o)          The Administrative Agent and Lenders shall have received assignment and/or modification agreements to the Mortgages and Title Policies and such other Mortgage Documents as the Administrative Agent may reasonably request, as more fully set forth on Schedule 3.1.
Section 3.2.          Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent and the Lenders.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1.          Due Organization and Qualification; Subsidiaries.
(a)          Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material

Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)          Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Except as set forth on Schedule 4.1(b), no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(c)          Set forth on Schedule 4.1(c), is a complete and accurate list, as of the Closing Date, of the Loan Parties’ direct and indirect Subsidiaries, showing:  (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Borrower.  All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)          Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.
Section 4.2.          Due Authorization; No Conflict.
(a)          As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)          As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, provincial, territorial, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the governing documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, the failure of which to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

Section 4.3.          Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that (A) have been obtained and that are still in force and effect or (B) are expressly contemplated as being obtained at a later date in accordance with the terms of the applicable Loan Document and (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing or recordation, as of the Closing Date (or such later date as the Required Lenders may agree in their sole discretion).
Section 4.4.          Binding Obligations; Perfected Liens.
(a)          Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, concurso mercantil, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)          Except as otherwise provided herein, the Administrative Agent’s Liens are validly created and perfected, first-priority Liens, subject only to Permitted Liens.
Section 4.5.          Title to Assets; No Encumbrances; Intellectual Property.
(a)          Each of the Loan Parties and its Subsidiaries has (a) good, record and marketable legal title to (in the case of fee interests in all Real Estate), (b) valid leasehold interests in (in the case of leasehold interests in Real Estate or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens after giving effect to the closing on the Closing Date.
(b)          Except as set forth on Schedule 4.5, each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 4.6.          Litigation.
(a)          Except as set forth on Schedule 4.6(a), there are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)          Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings (except for actions, suits, or proceedings related to worker’s compensation) with asserted liabilities in excess of (other than ordinary course auto liability suits), or that are probable (in the case of all types of suits) to result in liabilities in excess of $250,000 that, as of the Closing Date, is pending or, to the knowledge of the Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the principal parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
Section 4.7.          Compliance with Laws.  Except as disclosed on Schedule 4.7, no Loan Party nor any of its Subsidiaries is (a) in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, provincial, territorial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
Section 4.8.          No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by the Borrower to the Administrative Agent and the Lenders on or prior to the Closing Date have been prepared in accordance with Borrower’s and the Subsidiaries’ historical accounting practices. Since May 31, 2019, no event, circumstance, or change has occurred that individually or in the aggregate has or could reasonably be expected to result in a Material Adverse Effect.
Section 4.9.          Solvency.
(a)          After giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.
(b)          No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
Section 4.10.          Employee Benefits.
(a)          No Loan Party nor any of its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes to (or has an obligation to contribute to) or has any liability, actual or contingent, under, any Pension Plan or any Multiemployer Plan.
(b)          Each Employee Benefit Plan and each Pension Plan is, and has been, maintained in compliance with ERISA, the Code, all applicable laws and the terms of each such Employee Benefit Plan or Pension Plan, other than as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)          Each Employee Benefit Plan and each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service.  To the knowledge of each Loan Party and their Subsidiaries and their respective ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification of any Employee Benefit Plan or Pension Plan or related trust.
(d)          There are no pending or, to the knowledge of each Loan Party and its Subsidiaries and their respective ERISA Affiliates, after due inquiry, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that could reasonably be expected to result in a Material Adverse Effect.  There has been no non-exempt prohibited transaction or violation of fiduciary responsibility rules with respect to any Employee Benefit Plan that could reasonably be expected to result in a Material Adverse Effect.
(e)          No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates has been incurred or is expected to be incurred by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates with respect to any Pension Plan.
(f)          No ERISA Event has occurred or is reasonably expected to occur or has occurred in the past six (6) years.
(g)          No Pension Plan has any Unfunded Pension Liability, no Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and no Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in a transaction subject to Section 4069 or 4212(c) of ERISA.

(h)          No Loan Party nor any of its Subsidiaries or any of their ERISA Affiliates sponsors, maintains, or contributes to (or has an obligation to contribute to) any Employee Benefit Plan that may not be terminated by such Loan Party in its sole discretion at any time without material liability.
(i)          No Loan Party nor any of its Subsidiaries or any of their respective ERISA Affiliates has provided any security under Section 436(f) of the Code.
(j)          Except as set forth on Schedule 4.10 hereto (none of which would reasonably be expected to result in a Material Adverse Effect), no Canadian Loan Party or any Subsidiary of any Canadian Loan Party sponsors, administers, or otherwise has any liability in respect of, any Employee Benefit Plan, including any Foreign Plan.
Section 4.11.          Environmental Condition.  Except as set forth on Schedule 4.11 and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,
(a)          each Loan Party and its Subsidiaries has complied and is in compliance with all Environmental Laws,
(b)          each Loan Party and its Subsidiaries has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business, and all such Permits are in full force and effect, free from breach and the Transactions will not adversely affect them,
(c)          no Loan Party nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Law, any Environmental Liability, or any investigation, proceeding or audit pursuant to Environmental Law,
(d)          none of the following exists at any property or facility owned or operated (whether by fee interest, leasehold, or otherwise) by the Loan Parties or their Subsidiaries, including the Real Property: (i) under or above-ground storage tanks, (ii) asbestos containing materials in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas,
(e)          no Loan Party nor any of its Subsidiaries has handled, treated, recycled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Environmental Liability,
(f)          no property or facility of any Loan Party or any Subsidiary is currently used, or to the Borrower’s knowledge, has ever been used for the disposal of, or to produce, store, handle, treat, Release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, Release or transport was or is in violation of any Environmental Law,
(g)          to the Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site,
(h)          no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Estate owned or operated by a Loan Party or its Subsidiaries, and
(i)          no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, ruling, decree (including consent decree), judgment, injunction, subpoena, mandate, directive or settlement agreement with any Person relating to any Environmental Law or Environmental Liability
(j)          no Loan Party nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any Environmental Liability of any other Person, and
(k)          to the Borrower’s knowledge, no Loan Party nor any of its Subsidiaries is subject to any environmental condition or circumstance adversely affecting its assets, properties, or operations that could reasonably be expected to prevent or hinder continued compliance with Environmental Laws or give rise to Environmental Liabilities.
Section 4.12.          Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to the Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The projections delivered to the Lenders on or prior to the Closing Date represent, and as of the date on which any other projections are delivered to the Lenders, such additional projections represent, Borrower’s good faith estimate, on the date such projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Borrower to be reasonable at the time of the delivery thereof to the Administrative Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting the Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which the Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
Section 4.13.          Adverse Agreements.  No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any governing document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.
Section 4.14.          Indebtedness.  Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding on (i) June 30, 2019, with respect to lease obligations and equipment financing constituting Indebtedness, and (ii) the Closing Date for all other Indebtedness, in each case, that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of June 30, 2019, or the Closing Date, as applicable.
Section 4.15.          Payment of Taxes.  Except as disclosed on Schedule 4.15 or otherwise permitted under Section 5.5, each Loan Party has timely filed all federal, provincial and territorial and material state, local and other Tax returns and reports of it and its Subsidiaries required to be filed by any of them, and all federal, provincial and territorial, and material state, local and other Taxes levied or imposed upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises have been paid when due and payable.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable.  Except as disclosed on Schedule 4.15, the Borrower does not know of any proposed Tax assessment against a Loan Party or any of its Subsidiaries for past due Taxes that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
Section 4.16.          Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U.  No part of the proceeds of the loans made to the Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.
Section 4.17.          Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, provincial, territorial, or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
Section 4.18.          Permits.  Each Loan Party has, and is in compliance with, all Permits required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.
Section 4.19.          Employee and Labor Matters.  Except as set forth on Schedule 4.19 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)     there is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or any of its Subsidiaries, or (iii) to the knowledge of the Borrower, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place or application for certification has been filed with respect to any of the employees of any Loan Party or any of its Subsidiaries;
(b)     no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar law, which remains unpaid or unsatisfied;
(c)    the hours worked and payments made to employees of the Loan Parties and their respective Subsidiaries and all other minimum employment standards requirements have been met and do not violate the Fair Labor Standards Act or any other applicable legal requirements;
(d)    all material payments due from the Loan Parties or their respective Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties or their respective Subsidiaries (including, without limitation, payments required to be made to the Mexican

Social Security Institute (IMSS), the Institute of the National Fund for Workers’ Housing (INFONAVIT) and the National Pension Retirement Savings System (SAR));
(e)    no Loan Party nor any of its Subsidiaries nor any of their respective ERISA Affiliates has any liability, including under any Employee Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee;
(f)     No Canadian Loan Party or any Subsidiary of any Canadian Loan Party (is a party or subject to or bound by any collective agreement; and none of the employees of any Canadian Loan Party or any Subsidiary of any Canadian Loan Party are employees or receive any benefits under any collective agreement;
(g)   as of the date hereof, the Loan Parties and all their Subsidiaries are in compliance with all laws relating to labor and employment, including, but not limited, to all laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks, pay equity; working conditions; occupational safety and health; family and medical leave; or employee terminations; background checks, data privacy and data protection.
Section 4.20.          Customers and Suppliers.  Other than customary bid processes and negotiations in the ordinary course of business, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of the Loan Parties on a consolidated basis, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of the Loan Parties on a consolidated basis; and there exists no present state of facts or circumstances that reasonably could be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.
Section 4.21.          Real Estate.
(a)          All Real Estate owned or leased by the Borrower and its Subsidiaries as of the Closing Date is listed on Schedule 4.21(a), and none of the Borrower or any Subsidiary utilizes any other real property in connection with the operation and conduct of its business the loss of use of which (either individually or in the aggregate for all such real property) could reasonably be expected to have a Material Adverse Effect.  Except as may be a Permitted Lien or as listed on Schedule 4.21(a), no other parties occupy or use, or have a right to occupy or use, any Real Estate. Each Mortgaged Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Mortgaged Property.
(b)          Each of the Borrower and its Subsidiaries has delivered to the Administrative Agent true, correct and complete copies of all leases, subleases and other agreements in effect as of the Closing Date relating to leased Real Estate where Collateral having a value in excess of $250,000 is maintained in the ordinary course of business (the “Real Estate Leases”).  Each Real Estate Lease is in full force and effect and is enforceable in accordance with its respective terms.  To the knowledge of the Borrower, none of the Borrower, any Subsidiary or any counterparty to a Real Estate Lease is in default thereof, and no written notices of default have been sent or received under the Real Estate Leases by the Borrower or any Subsidiary, in each case to the extent the same could reasonably be expected to cause a Material Adverse Effect.
(c)          Except as disclosed on Schedule 4.21(c), there are no pending or, to the Borrower’s knowledge, threatened, condemnation or expropriation proceedings, lawsuits or administrative actions relating to any Real Estate.  The eminent domain proceedings described on Schedule 4.21(c) (if any) are not expected to result in a Material Adverse Effect on the Mortgaged Property subject to such proceedings or the related Mortgage and Liens created thereby. No Real Estate has suffered material damage or any casualty which has not been repaired and restored.  The Real Estate, including all improvements, facilities, fixtures, furnishings and equipment and all mechanical and utility infrastructure, are in good condition and repair, sufficient for the ongoing operation of the business conducted by the Borrower and its Subsidiaries at such Real Estate, if any.  Except as disclosed on Schedule 4.21(c), there are no material capital repairs or replacements required to be made to the Real Estate for the ongoing operation of such business thereon, and no material deferred maintenance which has not been undertaken on or prior to the date hereof.
(d)          Subject to self-insurance and insurance provided by captive insurance companies, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower or any Subsidiary, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
(e)          There are no requirements or restrictions which would prevent or restrict the Borrower from charging or mortgaging its interest in the Real Estate in favor of the Administrative Agent.
Section 4.22.          Rolling Stock.
(a)          All of the Rolling Stock which is Collateral, other than Excluded Rolling Stock:  (i) is owned by a Loan Party, and in respect of Rolling Stock that is owned by a Loan Party that is not a Canadian Loan Party or a Mexican Loan Party and which is not located or operated within Canada or Mexico, the ownership of which, after compliance by such Loan Party with Section 5.15(b), is evidenced by a Certificate of Title that has the name of such Loan Party noted thereon as the owner of it to the extent ownership can be so evidenced under applicable law, (ii) is properly registered in one of the states of the United States, one of the provinces  or territories of Canada or one of the states of Mexico, as applicable to such Loan Party that is entitled to operate such Rolling Stock in accordance with all applicable laws; (iii) after compliance by the Borrower with Section 5.15(b) for any Rolling Stock not located or operated in Canada or Mexico, is subject to the first priority, valid and perfected security interest of the Administrative Agent; (iv) is not subject to a Lien in favor of any person other than the Administrative Agent (other than Permitted Liens); (v) is not subject to any lease, other than leases between or among the Loan Parties and to owner-operators (as lessees) that contract with the Loan Parties (as lessors); (vi) is used by such Loan Party in the ordinary course of such Loan Party’s business (other than unseated tractors and excess trailers not needed in the ordinary course of business); (vii) meets, in all material respects, all applicable safety or regulatory standards applicable to it for the use for which it is intended or for which it is being used; (viii) meets, in all material respects, all applicable standards of all motor vehicle laws or other statutes and regulations established by any Governmental Authority and is not subject to any licensing or similar requirement that would limit the right of the Administrative Agent to sell or otherwise dispose of such Rolling Stock; and (ix) with respect to physical damage, is either self-insured or covered by an insurance policy of the applicable Loan Party in such amounts as are acceptable to the Lead Lender (or if no Lead Lender, the Required Lenders), which insurance policy provides that Administrative Agent is the loss payee.
(b)          The Rolling Stock of the Loan Parties (i) is not stored with a bailee, warehouseman or similar party, and (ii) is located only at, or in-transit between, locations in the continental United States, Canada, and Mexico (including in “over the road use” or retained for the purpose of loading or unloading, fueling, repairs and maintenance, driver scheduling and compliance with hours of service, and other customary trucking uses).
(c)          As of the Closing Date, the net orderly liquidation value of the Excluded Rolling Stock does not exceed $5,000,000 in the aggregate.
Section 4.23.          Material Contracts.  Set forth on Schedule 4.23 is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date.  Each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Loan Party’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.
(a)          Captive Insurance Subsidiaries.  As of the Closing Date, the aggregate amount of Investments made in captive insurance subsidiaries of the Borrower is an amount equal to $925,000.
Section 4.25.          Drivers.

(a)      Neither the Borrower nor any of its Subsidiaries,
(i)       is required by any Driver Contract to segregate from its general funds monies collected for such Driver or is otherwise restricted by any Driver from use of those funds (except that the provisions of contracts with owner-operators provide for an escrow (primarily for maintenance expenses), payment of interest thereon, and refund in accordance with applicable law,
(ii)     holds or is required to hold any portion of its Accounts collected from an Account Debtor in respect of a Driver’s services in trust for such Driver, or
(iii)    has any fiduciary relationship or duty to any Driver arising out of or in connection with any Driver Contract or the transactions contemplated thereby.
(b)     All payments by the Borrower and its Subsidiaries in respect of payables to Drivers, whether pursuant to any Driver Contract or otherwise, are made from the Borrower’s and its Subsidiaries’ general funds in the normal course of business.
Section 4.26.          Benefits of Guarantors.  Each of the Guarantors will receive direct or indirect benefits from the financing granted under this Agreement, through the execution and delivery of this Agreement and any other Loan Document to which such Guarantor is a party.
Section 4.27.          Property and Assets in Quebec. Except solely for Canadian Motor Vehicles which may from time to time be located in the Province of Quebec while in the process of transporting and which are of a type of collateral that are normally used in more than one jurisdiction (and for certainty not for any such Canadian Motor Vehicles which are located in the Province of Quebec for but which are not of a type of collateral that are normally used in more than one jurisdiction), the Loan Parties do not (i) own any real property in the Province of Quebec, (ii) have any employees which work at an office or physical location in the Province of Quebec, or (iii) have any tangible personal property located in the Province of Quebec in respect of which the fair market value of any such personal property when taken together exceeds the aggregate amount of $50,000 of lawful money of Canada (the “Quebec Personal Property Cap Amount”).
Section 4.28.          Sanctions.  None of any Loan Party, any Subsidiary thereof, any of their respective directors, officers, or employees, shareholders or owners, nor any of their respective agents or Affiliates, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) conducts any business with or for the benefit of any Sanctioned Person, (iii) or directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Person, (iv) is a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or (v) is a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.  None of any Loan Party or any Subsidiary thereof has assets located in a Sanctioned Country.  Each Loan Party and each Subsidiary is in compliance with all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects.  Each Loan Party and each officer, employee or director acting on behalf of any Loan Party is (and is taking no action that would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other internationally respected national autonomous sanctions, embargos and trade restrictions and (C) all applicable provisions of the USA PATRIOT Act.  In addition, no Loan Party or any Subsidiary is engaged in any kind of activities or business of or with any Person or in any country or territory that is subject to any sanctions administered by OFAC, the United Kingdom, the European Union, Germany, Canada, Australia or the United Nations.  The representations given in this Section 4.28 shall not be made by, nor apply to, any Loan Party in so far as such representation would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any other applicable law in effect in Canada from time to time.
Section 4.29.          Anti-Corruption and Anti-Money Laundering.
(a)          Neither any Loan Party nor, to the knowledge of any Loan Party, any director, officer, employee, or any other Person acting on behalf of any Loan Party, has offered, promised, paid, given or authorized the payment or giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including without limitation, any employee, official or other Person acting on behalf of any Governmental Authority, or otherwise engaged in any activity that may violate any Anti-Corruption Law.
(b)          Neither any Loan Party nor, to the knowledge of any Loan Party, any director, officer, employee, or any other Person acting on behalf of any Loan Party, has engaged in any activity that would breach any Anti-Corruption Laws.
(c)          To the best of each Loan Party’s knowledge and belief, there is no pending or, to the knowledge of any Loan Party, threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any of its directors, officers, employees or other Person acting on its behalf that relates to a potential violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(d)          The Loan Parties will not directly or indirectly use, lend or contribute the proceeds of the Loans for any purpose that would breach the Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
ARTICLE V

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that so long as any Obligation remains unpaid or outstanding:

Section 5.1.          Financial Statements, Reports, Certificates.  The Loan Parties (a) will deliver to the Administrative Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a Fiscal Year different from that of the Borrower, (c) agree to maintain a system of accounting that enables the Borrower to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, the Required Lenders; provided, however, that modifications undertaken to comply with the remediation of internal controls or the consolidation of systems of various Subsidiaries into fewer systems shall be permitted.
Section 5.2.          [Reserved].
Section 5.3.          Existence; Permits.  Except as otherwise permitted under Section 7.3 or Section 7.4 with respect to the Subsidiaries listed in clause (b) of the definition of Excluded Entities, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (a) such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business, and (b) any rights, franchises, Permits, licenses, accreditations, authorizations, or other approvals material to their businesses. Except for Permitted Dispositions, the Borrower shall, at all times, own, directly or indirectly, 100% of the Equity Interests of its Subsidiaries to the extent 100% owned on the Closing Date.
Section 5.4.          Maintenance of Properties.
(a)          Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.
(b)          The Loan Parties shall use, store and maintain their Rolling Stock with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws in all material respects (including any federal, provincial, territorial, state or other motor vehicles statutes, the requirements of the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders related thereto).
Section 5.5.          Taxes.   Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all federal, and other material state, local and other Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or Tax is the subject of a Permitted Protest.

Section 5.6.          Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, at the Borrower’s expense, (a) maintain insurance (including self-insurance) respecting each of the Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured (including flood insurance and insurance with respect to liability for bodily injury and property damage resulting from the operation of the Rolling Stock by the Borrower or any of its Subsidiaries) against by other Persons engaged in same or similar businesses and similarly situated and located and (b) without limiting the generality of the foregoing, the applicable Loan Parties will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System.  Subject to self-insurance and insurance provided by captive insurance companies, all such policies of insurance shall be with financially sound and reputable insurance companies acceptable to the Required Lenders and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties in effect as of the Closing Date are acceptable to the Required Lenders). All property insurance policies covering the Collateral are to be made payable to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Administrative Agent or the Required Lenders may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to the Administrative Agent, with the lender’s loss payable and additional insured endorsements in favor of the Administrative Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation.  If any Loan Party or its Subsidiaries fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  The Borrower shall give the Administrative Agent prompt notice of any loss exceeding $250,000 covered by its or its Subsidiaries’ casualty or business interruption insurance (if any).  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies; provided, that if the Administrative Agent fails to file a claim within a reasonable time after written notice by the Borrower to the Administrative Agent of an event giving rise to such claim, then the Borrower may file such claim.
Section 5.7.          Books and Records; Inspection and Collateral Monitoring.

(a)          Prior to the Restatement Effective Date, each Loan Party will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entities consistent with the most recent audited financial statements of the Borrower and the Subsidiaries delivered to the Administrative Agent before the Closing Date shall be made of all financial transactions and other transactions involving the assets and business of the Borrower or such Subsidiary, as the case may be.  From and after the Restatement Effective Date, each Loan Party will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied (where applicable) shall be made of all financial transactions and other transactions involving the assets and business of the Borrower or such Subsidiary, as the case may be.
(b)          Each Loan Party will, and will cause each of its Subsidiaries to, permit the Administrative Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Loan Party shall be allowed to be present) at such reasonable times and intervals as the Administrative Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to the Borrower and during regular business hours.  Such visits and inspections shall be at the expense of the Loan Parties for up to two such visits and inspections per Fiscal Year; provided that if an Event of Default shall have occurred and be continuing, all such visits and inspections shall be at the expense of the Loan Parties.
(c)          The Loan Parties shall permit, and shall assist the Administrative Agent in, the conducting, one time per twelve month period, a full appraisal of the Rolling Stock and Real Estate of the Loan Parties (and an interim desktop appraisal once per twelve month period between such annual appraisal), which appraisal shall be conducted by a qualified independent third party reasonably satisfactory to the Administrative Agent at the expense of the Borrower in order to determine the net orderly liquidation value of such Rolling Stock and the fair market value of the Real Estate.
Section 5.8.          Compliance with Laws.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.9.          Environmental.  Each Loan Party will, and will cause each of its Subsidiaries to,
(a)          Keep any property either owned or operated by the Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)          Comply, in all material respects, with Environmental Laws and any permits issued pursuant thereto and provide to the Administrative Agent documentation of such compliance which the Administrative Agent or any Lender reasonably requests, and establish and maintain an environmental management and compliance system reasonably designed to assure and monitor continued compliance with all applicable Environmental Laws in all material respects,
(c)          Promptly notify the Administrative Agent in writing after becoming aware of any Release of Hazardous Material from or onto property owned or operated by the Borrower or its Subsidiaries that could reasonably be expected to result in any liability to the Loan Parties in excess of (x) with respect to any property that is not Collateral, $500,000 and (y) with respect to property that is Collateral, $250,000, and promptly take all Remedial Actions required to comply with applicable Environmental Law, to safeguard human health and safety, and to avoid subjecting the Collateral or Real Property to any Lien; provided that, after becoming aware of a Release of Hazardous Materials from or onto property owned or operated by the Borrower or its Subsidiaries, if any Loan Party shall fail to respond promptly to any such Release or any Loan Party shall fail to comply with any of the requirements of this Section 5.9, then the Administrative Agent on behalf of Lenders may, upon notice to the Loan Parties, but without the obligation to do so, for the sole purpose of protecting Administrative Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Administrative Agent (or such third parties as directed by Administrative Agent) deems reasonably necessary to comply with Environmental Law or to prevent a diminution in the value of the Real Property, including actions to remediate, remove, mitigate or otherwise manage any such Release or Environmental Liability.  All reasonable costs and expenses incurred by Administrative Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended, shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations created by the terms of this Agreement or any other agreement, and
(d)          Promptly, but in any event within 3 Business Days after its receipt thereof, provide the Administrative Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of the Borrower or their respective Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against the Borrower or its Subsidiaries that could reasonably be expected to result in any liability to the Loan Parties in excess of (x) with respect to property that is not Collateral, $500,000 and (y) with respect to property that is Collateral, $250,000, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority with respect to any applicable Environmental Law that could reasonably be expected to result in liability to the Loan Parties in excess of (x) with respect to property that is not Collateral, $500,000 and (y) with respect to property that is Collateral, $250,000, and
(e)          Promptly, but in any event within 5 Business Days, after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each parcel of property owned or operated by the Borrower or its Subsidiaries, any existing title reports, surveys or environmental assessment reports.
Section 5.10.          Disclosure Updates.  Each Loan Party will, promptly, and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Administrative Agent in writing if any written information, exhibit, or report furnished to the Administrative Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
Section 5.11.          Formation of Subsidiaries.  Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date (including any Subsidiary formed as a result of an LLC Division), or any Subsidiary guarantees the obligations under the ABL Credit Agreement, within 10 days of such formation, acquisition or other such event (or such later date as permitted by the Required Lenders in their sole discretion) (a) cause such Subsidiary to provide to the Administrative Agent and the Lenders a joinder to the Security Agreement, together with such other security agreements (including Mortgages with respect to any Real Estate owned in fee of such Subsidiary with a fair market value greater than $250,000, as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (including being sufficient to grant the Administrative Agent a Lien (subject only to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (b) provide, or cause the applicable Loan Party to provide, to the Administrative Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (which pledge, if reasonably requested by the Administrative Agent or the Lead Lender, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to the Administrative Agent and the Lenders all other documentation, including one or more opinions of counsel reasonably satisfactory to the Lenders, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including surveys and policies of title insurance, ASTM E-1527-13 Phase I environmental site assessments, other Mortgage Documents, and other documentation with respect to all Mortgaged Properties); provided, however, that none of (a) – (c) will apply with respect to any new captive insurance company formed in the ordinary course of business. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.
Section 5.12.          Further Assurances.  Each Loan Party will, and will cause each of the other Loan Parties to:

(a)          at any time upon the reasonable request of the Lead Lender (or if no Lead Lender, the Required Lenders), execute or deliver to the Administrative Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, Mortgages, ASTM E‑1527-13 Phase I environmental site assessments of Mortgaged Properties, deeds of trust, opinions of counsel, Mortgage Documents, and all other documents (the “Additional Documents”) that the Lead Lender (or if no Lead Lender, the Required Lenders) may reasonably request in form and substance reasonably satisfactory to the Lead Lender (or if no Lead Lender, the Required Lenders), to create, perfect, and continue perfected or to better perfect the Administrative Agent’s Liens with respect to the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of the Administrative Agent in any Real Estate acquired after the Closing Date by the Borrower or any other Loan Party having a fair market value in excess of $250,000 and to cause such Liens to be insured, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, if the Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, the Borrower and each other Loan Party hereby authorizes the Administrative Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes the Administrative Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Lead Lender (or if no Lead Lender, the Required Lenders) may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral, including all of the outstanding capital Equity Interests of the Borrower and its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents), and
(b)          (i) at any time upon the reasonable request of the Lead Lender (or if no Lead Lender, the Required Lenders), execute or deliver to the Administrative Agent leasehold Mortgages and the other Mortgage Documents with respect to any Real Estate leases entered into after the Closing Date by the Borrower or any other Loan Party with a lessor who is an Affiliate of any Loan Party and (ii) use its commercially reasonable efforts to obtain and deliver to the Administrative Agent Collateral Access Agreements with respect to any material Real Estate leases entered into after the Closing Date by the Borrower or any other Loan Party with a lessor who is not an Affiliate of any Loan Party.
Section 5.13.          Lender Meetings.  The Loan Parties will, at the request of the Administrative Agent or any Lender (but not more frequently than once per Fiscal Quarter), within 10 days after the date of such request, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent or such Lender, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous Fiscal Quarter and the financial condition of the Borrower and its Subsidiaries and the projections presented for the current Fiscal Quarter or Fiscal Year of the Borrower.
Section 5.14.          Compliance with ERISA and the Code.  Except for matters disclosed on Schedule 5.14, in addition to and without limiting the generality of Section 5.8, the

Loan Parties and their respective Subsidiaries shall, and shall cause their respective ERISA Affiliates to, (a) comply in all respects with applicable provisions of ERISA and the Code and other applicable laws with respect to all Employee Benefit Plans and Pension Plans except as would not reasonably be expected to result in liability in excess of $250,000, (b) not take any action or fail to take action, without the prior written consent of the Administrative Agent and the Required Lenders, the result of which could result in a Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates incurring a liability in excess of $250,000 to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans or Pension Plans that, individually or in the aggregate, reasonably could be expected to result in liability of any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates, after deducting any amount for which a fiduciary liability or other insurance carrier has provided an unconditional written acknowledgement of liability coverage, in excess of the Threshold Amount, (d) not participate in any prohibited transaction that could result in a material civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the Code, after deducting any amount for which a fiduciary liability or other insurance carrier has provided an unconditional written acknowledgement of liability coverage, (e) operate each Employee Benefit Plan and Pension Plan in such a manner that will not incur any material tax liability under the Code (including Section 4980B of the Code),  (f) furnish to the Administrative Agent upon the Administrative Agent’s or Lead Lender’s  (or, if no Lead Lender, the Required Lenders’) written request such additional information about any Employee Benefit Plan, Pension Plan or Multiemployer Plan for which any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates could reasonably expect to incur any liability in excess of $250,000.  With respect to each Pension Plan and each Multiemployer Plan, except as could not reasonably be expected to result in any material liability to the Loan Parties or any of their Subsidiaries or any of their respective ERISA Affiliates, the Loan Parties and their Subsidiaries and their respective ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the Code and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.
Section 5.15.          Rolling Stock.
(a)          Except with respect to Excluded Rolling Stock, each Loan Party shall at all times maintain records with respect to the Rolling Stock of the Loan Parties that is Collateral reasonably satisfactory to the Lead Lender (or if no Lead Lender, the Required Lenders), keeping correct, detailed and accurate records describing such Rolling Stock, the quality and repair records with respect thereto, and such Loan Party’s cost therefor.
(b)          (x) As soon as available, and in no event later than 60 days (or such later time period as the Lead Lender (or if no Lead Lender, the Required Lenders) shall agree in their discretion) after the Closing Date, with respect to all Rolling Stock of the Loan Parties that is Collateral on the Closing Date (other than Excluded Rolling Stock) and (y) with respect to

Rolling Stock acquired after the Closing Date, no later than ten (10) Business Days after any Loan Party acquires any such additional Rolling Stock that is Collateral, the Borrower shall deliver to the Administrative Agent or a third party title processor designated by the Administrative Agent or the Lead Lender (or, if no Lead Lender, the Required Lenders) (a “Title Processor”): (i) copies of certificates of title for such Rolling Stock with lien notations in the Administrative Agent’s name evidencing a first priority Lien in favor of the Administrative Agent in such Rolling Stock (or equivalent Lien perfection documentation under the laws of Canada or Mexico, if applicable), or (ii) to the extent that such Lien does not already appear on any certificate of title for such Rolling Stock, evidence that the Borrower has submitted correct and complete Lien Vehicle Documentation, duly authorized, executed and delivered by the applicable Loan Party, to effect the notation of the Administrative Agent’s Lien on the original certificate of title for such Rolling Stock (or equivalent Lien perfection documentation under the laws of Canada or Mexico, if applicable) and evidence of receipt of such applications by the appropriate Department of Motor Vehicles or other Governmental Authority acknowledging receipt of such applications, with a certification from the Borrower that, to its knowledge, such applications comply with the requirements of such Governmental Authority.  The Borrower shall cooperate with the Administrative Agent and any Title Processor, and promptly take such actions as are reasonably required by the Administrative Agent, Lead Lender (or, if no Lead Lender, the Required Lenders) or such Title Processor for the purpose of perfecting the Liens of the Administrative Agent in all such Vehicles. For the avoidance of doubt, the Loan Parties shall be responsible for paying or reimbursing the Administrative Agent, as applicable, for all fees, costs and other expenses incurred in connection with perfecting the Liens of the Administrative Agent on such Vehicles.
(c)          Subject to Section 5.15(b), the Borrower shall deliver or cause to be delivered to a Title Processor the original certificates of title for all Rolling Stock of the Loan Parties that is Collateral (other than Excluded Rolling Stock), and such Title Processor shall thereafter hold all such certificates of title as the bailee of the Administrative Agent on terms and conditions reasonably acceptable to the Administrative Agent and the Required Lenders (including arrangements to release such certificates of title and the Administrative Agent’s Lien recorded thereon in connection with any permitted sale or Disposition of such Rolling Stock).
(d)          Each Loan Party will keep the Rolling Stock of such Loan Party that is Collateral only within the United States, Canada, and Mexico.
(e)          With respect to all Rolling Stock and also including serial number goods, serial numbered goods, motor vehicles and road vehicles (in each case, within the meaning of the PPSA) at any time (i) owned by any Canadian Loan Party or (ii) located or operated in Canada prior to or as at the Closing Date (in this Section 5.15(e), a “Canadian Motor Vehicle”), the Borrower shall (a) have provided to the Administrative Agent the vehicle identification number for such Canadian Motor Vehicles and all other information required to list Canadian Motor Vehicles in PPSA financing statements including make, model and year of such Canadian Motor Vehicles (collectively, the “Required Canadian Motor Vehicle Info”) and (b) financing statements or financing change statements satisfactory to the Administrative Agent listing the Required Canadian Motor Vehicle Info for all such Canadian Motor Vehicles shall have been registered under the PPSA in all applicable provinces and/or territories as determined by the Administrative Agent in its discretion.  With respect to all Canadian Motor Vehicles acquired by a Loan Party after the Closing Date, the Borrower shall promptly or shall cause the applicable Loan Party to promptly, and in any event within 10 days following the date of acquisition of any additional Canadian Motor Vehicle(s), (a) provide written notice to the Administrative Agent of such acquisition of such Canadian Motor Vehicle and all Required Canadian Motor Vehicle Info for each such Canadian Motor Vehicle and (b) file or caused to be filed such financing statements or financing change statements under each applicable PPSA to include the Required Canadian Motor Vehicle Info for each such Canadian Motor Vehicle (for certainty, the Borrower shall deliver or cause to be delivered to the Administrative Agent by the applicable Loan Party a draft of any such financing statements or financing change statements prior to the registration of any such financing statements or financing change statements and the Borrower shall not complete any such filings without the prior written consent of the Administrative Agent (acting at the direction of the Lead Lender (and if no Lead Lender, the Required Lenders)).
Section 5.16.          Driver Payables.  Pay all Driver Payables before the same become delinquent, except to the extent that the validity thereof shall be the subject of a Permitted Protest or the delinquent amount is immaterial, individually and in the aggregate for all such delinquent amounts.
Section 5.17.          Reserved.
Section 5.18.          Pledged Accounts and Collateral Account.
(a)          The Borrower shall cause the Loan Parties to grant and maintain perfected Liens (subject only to Permitted Liens and the Intercreditor Agreement) in favor of the Administrative Agent in all deposit and disbursement accounts, and all securities accounts, of the Loan Parties pursuant to Control Account Agreements, other than the Excluded Accounts.  The Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in payroll accounts as of any date of determination in excess of $50,000 over the amount of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.  The Borrower shall promptly notify the Administrative Agent in writing of the opening of any deposit, disbursement or securities accounts.  Notwithstanding the foregoing, the Borrower and the Loan Parties shall be permitted to close deposit and disbursement accounts and securities accounts that are determined in good faith to be no longer useful to the business of the Borrower and its Subsidiaries; provided that, to the extent such accounts were subject to a Control Account Agreement, any cash and other assets contained in such accounts shall be transferred to another account that is subject to a Control Account Agreement.
(b)          Each Loan Party will, and will cause each of its Subsidiaries to, deposit, or cause to be deposited, within two (2) Business Days after receipt thereof any proceeds of Term Loan Collateral into the Collateral Account.

Section 5.19.          Post Closing.  The Borrower shall deliver to the Administrative Agent each of the items set forth on Schedule 5.19 within the timeframes set forth therein.
Section 5.20.          Quebec Matters.  Excluding Canadian Motor Vehicles which are in the process of transporting and which are of a type of collateral that are normally used in more than one jurisdiction, the Borrower shall not permit the Loan Parties (or any one or more of them) to have personal property located in the Province of Quebec at any time or from time to time which when taken together has a fair market value which exceeds the Quebec Personal Property Cap Amount unless and until (i) the Borrower causes all such Loan Parties with personal property/movable property located in the Province of Quebec to deliver to the Administrative Agent Quebec governed law security documents in form and substance satisfactory to the Administrative Agent and the Lenders, (ii) such security documents or notice thereof have been registered against each such applicable Loan Party under the PPSA with the priority required hereunder, (iii) the Borrower has caused all such applicable Loan Parties to deliver to the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent and the Lenders (a) officer’s certificates and resolutions addressing standard matters and (b) opinion letters from Canadian counsel for such Loan Parties including without limitation from Quebec counsel for such Loan Parties opining as to the enforceability of such Quebec governed law security documents, the grant of a valid Lien thereunder, and all actions having been taken to perfect and/or render opposable against all other Persons the Lien granted thereunder.
Section 5.21.          DPA Payments.  During the term hereof, (a) so long as no Event of Default shall have occurred and be continuing, and (b) contemporaneously with the delivery to the Administrative Agent and the Lenders of audited annual financial statements pursuant to Section 5.1(a), commencing with the delivery to the Administrative Agent and the Lenders of the financial statements for the Fiscal Year ended June 30, 2020, the Borrower shall make (or cause the Loan Parties to make) the payments required under the DPA in an amount not greater than the greater of (i) 12.5% of the Excess Cash Flow of the Borrower and its Subsidiaries for such Fiscal Year; and (ii) 50% of the Excess Cash Flow of the Borrower and its Subsidiaries for such Fiscal Year remaining after paying the Lenders the mandatory prepayment under Section 2.5(c)(i), if and to the extent the percentage referenced in that Section is amended to be lower than 75.0%.
Section 5.22.          Board Observation Rights.  The Administrative Agent shall be entitled to designate one observer (the “Board Observer”) to attend any regular, quarterly meeting (a “BOD Meeting”) of the Board of Directors of the Borrower (or its direct or indirect ultimate parent holding company) or any of its Subsidiaries (or, in each case, any relevant committees thereof), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Board of Directors (or any relevant committee thereof) of the Borrower (or its direct or indirect ultimate parent holding company) or any of its Subsidiaries at any such meetings.  The Board Observer shall be timely notified of the time and place of any BOD Meetings (which shall be held no less than once per quarter) and will be given written notice of all proposed actions to be taken by the Board of Directors (or any relevant committee thereof) of the Borrower (or its direct or indirect ultimate parent holding company) and any of its Subsidiaries at such meeting as if the Board Observer were a member thereof.  Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting).  Each Board Observer may be excluded from meetings (or a portion thereof) and materials provided to such observer in connection with such meetings may be redacted to the extent that the Board of Directors determines in good faith that such exclusion (or redaction) is required (i) to preserve an attorney-client or accountant-client or any other available privilege or (ii) to avoid a conflict of interest on the part of the Administrative Agent or any Lender or such Board Observer; provided, that in any such event the Administrative Agent is given notice of such exclusion or redaction, as the case may be.  Subject to the foregoing sentence, the Board Observer shall have the right to receive all information provided to the members of the Board of Directors or any similar group performing an executive oversight or similar function (or any relevant committee thereof) of the Borrower (or its direct or indirect ultimate parent holding company) and any of its Subsidiaries in anticipation of or at such meeting (whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members, and the Board Observer shall keep such materials and proceedings and information confidential in accordance with Section 10.11 of this Agreement.  The Borrower shall reimburse the Board Observer for all reasonable out-of-pocket costs and expenses incurred in connection with its  participation in any such BOD Meeting.
Section 5.23.          Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.
(a)          The Loan Parties shall comply, and cause each of its Subsidiaries to comply, with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(b)          No Loan Party nor, to the knowledge of any Loan Party, any director, officer, employee or any Person acting on behalf of any Loan Party will engage in any activity that would breach any Anti-Corruption Law.
(c)          The Loan Parties shall promptly notify the Administrative Agent of any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of any Anti-Corruption Law.
(d)          The Loan Parties shall not directly or indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law.
(e)          Each Loan Party, and each officer, employee or director, acting on behalf of the Loan Party is (and will take no action which would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other reasonable internationally respected national autonomous sanctions, embargos and trade restrictions and (C) all applicable provisions of the USA PATRIOT  Act.  In addition, none of the activities or business of any Loan Party includes any kind of activities or business of or with any Person or in any country or territory that is subject to any Sanctions.

(f)          In order to comply with the “know your customer/borrower” requirements of the Anti-Money Laundering Laws, promptly provide to the Administrative Agent upon its reasonable request from time to time (A) information relating to individuals and entities affiliated with any Loan Party that maintain a business relationship with the Administrative Agent, and (B) such identifying information and documentation as may be available for such Loan Party in order to enable the Administrative Agent or any Lender to comply with Anti-Money Launder Laws.
The covenant in this Section 5.23 shall not be made by nor apply to any Canadian Loan Party in so far as such covenant would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any other applicable law in effect in Canada from time to time.
ARTICLE VI

FINANCIAL COVENANTS
The Borrower covenants and agrees that so long as any Obligation remains unpaid or outstanding:
Section 6.1.          Lease Adjusted Leverage Ratio.  The Borrower will maintain a Lease Adjusted Leverage Ratio of not greater than the ratio set forth opposite the applicable Fiscal Quarter in the table below (in each case for the period then ending and using the measurement method for Consolidated EBITDAR indicated in in the table below):
Fiscal Quarter	Lease Adjusted Leverage Ratio	Measurement Method
September 30, 2019	12.00 to 1.00	Consolidated EBITDAR for such Fiscal Quarter x 4
December 31, 2019	9.00 to 1.00	Consolidated EBITDAR for the two Fiscal Quarters then ending x 2
March 31, 2020	9.75 to 1.00	Consolidated EBITDAR for the three Fiscal Quarters then ending x 4/3
June 30, 2020	9.00 to 1.00	Consolidated EBITDAR for the four Fiscal Quarters then ending (and to be used hereafter)
September 30, 2020	7.25 to 1.00
December 31, 2020	6.50 to 1.00
March 31, 2021	6.25 to 1.00
June 30, 2021	6.00 to 1.00
September 30, 2021	5.50 to 1.00
December 31, 2021	5.00 to 1.00

March 31, 2022	4.75 to1.00
June 30, 2022	4.50 to 1.00
Section 6.2.          Capital Expenditures.  The Borrower and its Subsidiaries will not permit Consolidated Net Capital Expenditures to exceed the amounts set forth in the table below for the periods set forth in the table below opposite such amounts (for any such period, the “Capital Expenditure Limitation”):
Period	Capital Expenditures
Fiscal Year ended June 30, 2020	$299,000,000
Fiscal Year ended June 30, 2021	$87,000,000
Fiscal Year ended June 30, 2022	$50,000,000

provided, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, to the extent the Borrower and its Subsidiaries do not expend the entire Capital Expenditure Limitation in any period set forth above, the Borrower and its Subsidiaries may carry forward up to 100% of such unused amount to the immediately succeeding period set forth above (the “Carry-Over Amount”).  Consolidated Net Capital Expenditures made by the Borrower and its Subsidiaries in any period shall be deemed to reduce first, the amount set forth in the table above for such period, and then, the Carry-Over Amount.

Section 6.3.          Fixed Charge Coverage Ratio.  The Borrower and its Subsidiaries will not permit the Fixed Charge Coverage Ratio to be less than the ratio set forth opposite the applicable Fiscal Quarter in the table below (in each case for the period then ending and using the measurement method for Consolidated EBITDA and Consolidated Fixed Charges indicated in in the table below):
Fiscal Quarter	Fixed Charge Coverage Ratio	Measurement Method
September 30, 2019	0.20 to 1.00	Consolidated EBITDA and Consolidated Fixed Charges for such Fiscal Quarter x 4
December 31, 2019	0.40 to 1.00	Consolidated EBITDA and Consolidated Fixed Charges for the two Fiscal Quarters then ending x 2
March 31, 2020	0.45 to 1.00	Consolidated EBITDA and Consolidated Fixed Charges for the three Fiscal Quarters then ending x 4/3
June 30, 2020	0.55 to 1.00	Consolidated EBITDA and Consolidated Fixed Charges for the four Fiscal Quarters then ending (and to be used hereafter)
September 30, 2020	0.65 to 1.00
December 31, 2020	0.70 to 1.00
March 31, 2021	0.75 to 1.00

June 30, 2021	0.75 to 1.00
September 30, 2021	0.75 to 1.00
December 31, 2021	0.75 to 1.00
March 31, 2022	0.75 to 1.00
June 30, 2022	0.75 to 1.00
Section 6.4.          Minimum Liquidity.  The Borrower will not permit Liquidity to be to be less than the amount set forth opposite the applicable Fiscal Quarter in the table below at any time during the applicable Fiscal Quarter:
Fiscal Quarter	Liquidity
September 30, 2019	$10,000,000
December 31, 2019	$12,500,000
March 31, 2020	$12,500,000
June 30, 2020	$12,500,000
September 30, 2020	$15,000,000
December 31, 2020	$15,000,000
March 31, 2021	$15,000,000
June 30, 2021	$15,000,000
September 30, 2021	$15,000,000
December 31, 2021	$15,000,000
March 31, 2022	$15,000,000
June 30, 2022	$15,000,000

ARTICLE VII

NEGATIVE COVENANTS
The Borrower covenants and agrees that so long as any Obligation remains unpaid or outstanding:
Section 7.1.          Indebtedness.  Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, issue or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, any Disqualified Equity Interests, except for Permitted Indebtedness.  Notwithstanding anything to the contrary, each Loan Party will not create, incur, assume, suffer to exist, guarantee, issue or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness that is subordinated or junior in right of payment to any other Indebtedness of the Loan Parties, unless such Indebtedness is also subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations.
Section 7.2.          Liens.  Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
Section 7.3.          Restrictions on Fundamental Changes.  Each Loan Party will not, and will not permit any of its Subsidiaries to,
(a)          enter into any merger, consolidation, reorganization, LLC Division or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided that the Borrower must be the surviving entity of any such merger to which it is a party and a Loan Party organized in the United States shall be the surviving entity of any such merger with a Loan Party not organized in the United States to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of the Borrower, in each case that are not Loan Parties,
(b)          liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Excluded Entities or non-operating Subsidiaries of the Borrower with nominal assets, (ii) the liquidation or dissolution of a Loan Party (other than the Borrower) or any of its wholly owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of the Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of the Administrative Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of the Borrower that is not liquidating or dissolving, or

(c)          suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 7.4.
Section 7.4.          Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 7.3 or 7.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of), including by operation or as a result of an LLC division, any of its or their assets  or permit any of its Subsidiaries to issue Equity Interests.
Section 7.5.          Nature of Business.  Each Loan Party will not, and will not permit any of its Subsidiaries to, make any change in the nature of its or their business conducted by the Borrower and its Subsidiaries on the date hereof, or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided that the foregoing shall not prevent the Borrower and its Subsidiaries from engaging in any business that is reasonably related or incidental to its or their business or from engaging in a Permitted Disposition.
Section 7.6.          Prepayments and Amendments.  Each Loan Party will not, and will not permit any of its Subsidiaries to,
(a)         Except in connection with Refinancing Indebtedness permitted by Section 7.1; provided that any Refinancing Indebtedness of the ABL Credit Agreement shall be in accordance with the provisions of the Intercreditor Agreement,
(i)         optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of the Borrower or its Subsidiaries in respect of borrowed money or Capital Lease Obligations, other than (A) the Obligations in accordance with this Agreement, (B) the ABL Credit Agreement, or (C) Indebtedness owed to a Loan Party, or
(ii)        make any payment on account of Indebtedness (A) held by an Affiliate of a Loan Party (other than another Loan Party) or (B) that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions;
provided, that this clause (a) shall not apply to secured Indebtedness (including Capital Lease Obligations) that becomes due as a result of the sale or transfer of, or casualty or condemnation event with respect to, the property or assets securing such Indebtedness if (in the case of a sale or transfer) such sale or transfer is permitted hereunder and such Indebtedness is repaid on or prior to three Business Days after the receipt of proceeds therefrom.
(b)          Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)           the ABL Credit Agreement, other than in accordance with the terms of the Intercreditor Agreement,
(ii)         any agreement, instrument or document relating to any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or
(iii)        the governing documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
Section 7.7.         Restricted Payments.  Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided that,
(a)          each Subsidiary may make Restricted Payments to Borrower, Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)          Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the cash proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(c)          Any Loan Party may make Restricted Payments to current and former employees, officers or directors of such Loan Party (including any spouses, ex-spouses or estates of any of the foregoing) on account of redemptions of Equity Interests of such Loan Party held by such Persons (including, without limitation, such Restricted Payments made to satisfy any applicable tax withholding obligation on such Person with respect to the grant, vesting and/or exercise of such Equity Interests), provided that (i) such Restricted Payments are permitted by law, (ii) on the date any such Restricted Payment is made, and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, and (iii) the aggregate amount of such Restricted Payments by any Loan Party during any calendar year occurring during the term of this Agreement does not exceed $250,000 in any calendar year, plus any unused amounts from immediately preceding calendar year;
(d)          To the extent constituting Restricted Payments, any Loan Party may make a Permitted Investment;
(e)          Any Loan Party may make any dividend or other payment or distribution (including by operation or as a result of an LLC Division) to another Loan Party;
(f)          Any Loan Party may make any other payments necessary to give effect to any conversion of Warrants pursuant to the Warrant Agreement; and

(g)          To the extent constituting Restricted Payments, any Loan Party may make any payments to the extent permitted under Section 7.6.
Section 7.8.          Accounting Methods.  Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its Fiscal Year or its method of accounting (other than as may be required or permitted to conform to GAAP and subject to Section 1.2).
Section 7.9.          Investments.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment (including by operation or as a result of an LLC Division) except for Permitted Investments.
Section 7.10.          Transactions with Affiliates.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of the Borrower or any of its Subsidiaries except for:
(a)          transactions between or among the Borrower and any Guarantor or between or among the Guarantors;
(b)          transactions with any holder of Warrants pursuant to the Warrant Agreement and any other agreements or transactions contemplated thereby,
(c)          payment of reasonable compensation to directors, officers and employees for services actually rendered or relating to severance or similar payments and entry into employment or director compensation contracts with respect thereto (including modifications of such contracts),
(d)          loans and advances permitted under clause (m) of the definition of Permitted Investments,
(e)          transactions with Affiliates upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s length transaction with a non-Affiliate, and fully disclosed to Administrative Agent if in excess of $250,000 (including the transactions described on Schedule 7.10),
(f)          indemnification of directors, officers and employees in connection with services rendered in such capacities to the extent required or permitted under applicable corporate law (including advancement of expenses in respect of such indemnification);
(g)          Customary non-disclosure agreements and standstill agreements with holders of 10% of more of the Borrower’s Equity Interests that do not involve any monetary obligations of the Borrower or any of its Subsidiaries;
(h)          any issuances of Qualified Equity Interests or other payments, awards or grants in cash, securities or otherwise made to officers, directors, employees, or consultants pursuant to employment agreements, stock options and stock ownership plans of the Borrower approved by the Borrower’s board of directors or a committee thereof; and
(i)          transactions with any Lender pursuant to this Agreement and any other Loan Document.
Section 7.11.          Margin Regulations; Investment Company Act.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of Investment Company Act of 1940.
Section 7.12.         Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by the Borrower, or issuance by a Subsidiary of the Borrower to a Loan Party, each Loan Party will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests, other than in connection with the Transactions.
Section 7.13.          DPA.  No Loan Party will, or permit any Subsidiary to, directly or indirectly, amend or otherwise modify the DPA in any manner that is adverse to any Loan Party or increases the obligations of any Loan Party thereunder without the prior written consent of the Administrative Agent.
Section 7.14.          Employee Benefits; Environmental.  Each Loan Party will not, and will not permit any of its Subsidiaries to:
(a)          Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates to the PBGC.
(b)          Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Employee Benefit Plan or Pension Plan, agreement relating thereto or applicable law, any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates are required to pay if such failure could reasonably be expected to result in liability to any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of the Threshold Amount.
(c)          Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or any of its Subsidiaries or their respective ERISA Affiliates if such Person sponsors, maintains or contributes to (or has an obligation to contribute to), or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension Plan or (ii) any Multiemployer Plan.

(d)          Establish or permit any ERISA Affiliate to establish, any Pension Plan, or contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.
(e)          Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates is required to provide security to such Pension Plan under the Code.
(f)          Take any action, or permit any ERISA Affiliate to take any action, that could reasonably be expected to result in an ERISA Event.
(g)          Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned, leased or operated by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws.
Section 7.15.           Sale and Leaseback Transactions.   The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transactions, except for the following:  (a) sales and short-term rentals (which rentals shall be less than 90 days for each unit) of Rolling Stock in connection with the orderly disposition and replacement of Rolling Stock in the ordinary course of business, (b) sales and leasebacks of Rolling Stock consisting of dual plated tractors used in the “Jag US” business, not to exceed 67 tractors after the Closing Date, and (c) sales and leasebacks of Rolling Stock used in the “FTL” business not to exceed 60 tractors after the Closing Date.
Section 7.16.          Restrictive Agreements.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties as contemplated by the Loan Documents, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee the Obligations of the Borrower or any other Subsidiary as contemplated by the Loan Documents or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law, by this Agreement, any other Loan Document (including the Intercreditor Agreement) or the ABL Credit Agreement (and related documents) as in effect on the Closing Date, (ii) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (iii) clause (b) shall not apply to customary provisions in bylaws or operating agreements of Subsidiaries of the Loan parties that require the approval of the board of directors or equivalent governing body for the payment of dividends so long as Borrower has the ability, directly or indirectly, to cause any such requirement to be met, or to restrictions on transfers on assets that are subject to Permitted Liens pursuant to the documents creating such Permitted Liens.

Section 7.17.          Hedging Transactions.  Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which any Loan Party or any Subsidiary thereof is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Equity Interest or any Indebtedness or (ii) as a result of changes in the market value of any Equity Interest or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.18.          Sanctioned Persons; Anti-Corruption Laws; Anti-Money Laundering Laws..  The Borrower shall not
(a)          Conduct, or permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person; or
(b)          Use, or permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of any Loan, (A) to fund any activities or business of or with any Sanctioned Person or in any other manner that would result in a violation of any Sanctions by any Person (including by any Person participating in any Loan, whether as underwriter, advisor, investor or otherwise), or (B) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
ARTICLE VIII

EVENTS OF DEFAULT
Section 8.1.          Events of Default.  If any of the following events (each an “Event of Default”) shall occur:
(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1), payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)          the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.3 (with respect to the Borrower’s existence), 5.4, 5.5, 5.6, 5.7, 5.8, 5.11, 5.13, 5.15, 5.16, 5.17, 5.18, 5.19, 5.21 or 5.22, Articles VI or VII; or
(e)          any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 15 days after the earlier of (i) any officer of any Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to a Loan Party by the Administrative Agent or the Required Lender; or
(f)          the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (including equipment financing or capital lease arrangements) or Indebtedness under the ABL Credit Agreement that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness or Indebtedness under the ABL Credit Agreement; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness (excluding equipment financing or capital lease arrangements) or Indebtedness under the ABL Credit Agreement and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness or the Indebtedness under the ABL Credit Agreement; or any such Material Indebtedness (excluding equipment financing or capital lease arrangements) or the Indebtedness under the ABL Credit Agreement shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or the occurrence of any breach, default, condition, or event with respect to any equipment financing or capital lease arrangement with an outstanding principal amount in excess of $500,000 if, as a result thereof, the applicable equipment financing provider or lessor pursues any remedies against the Borrower or any Subsidiary (including, without limitation, repossessing the applicable equipment or initiating legal proceedings to obtain possession of the applicable equipment); or

(g)          the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws now or hereafter in effect or seeking the appointment of a custodian, trustee, interim receiver, receiver, receiver manager, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, interim receiver, receiver, receiver manager, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a custodian, trustee, interim receiver, receiver, receiver manager, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 45 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)          the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(j)          an ERISA Event occurs which has resulted or could reasonably be expected to result, individually or in the aggregate, in liability of any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates in an aggregate amount exceeding the Threshold Amount; or a Canadian Loan Party or any Subsidiary of any Canadian Loan Party establishes or otherwise acquires any liability in respect of the establishment of a new Employee Benefit Plan or Foreign Plan in Canada; or
(k)          any judgment or order for the payment of money in excess of $500,000, after taking into account independent third-party insurance (including the applicable self-insurance component) as to which the insurer has not denied coverage, and available insurance proceeds from captive insurance companies, shall be rendered against the Borrower or any Subsidiary and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(l)          any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)          a Change in Control shall occur or exist; or

(n)          the Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than 15 days; or
(o)          any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue-producing activities at any facility of the Borrower of any of its Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or
(p)          the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or
(q)          the indictment of the Borrower or any of its Subsidiaries, or any senior officer thereof, under any criminal statute, or commencement, or threatened commencement, of criminal or civil proceedings against the Borrower or any of its Subsidiaries, or any senior officer thereof, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of a Loan Party; or
(r)          any provision of the Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligations under the Security Agreement or any other Collateral Document (other than the release of any Loan Party from its obligations under the Security Agreement or any other Collateral Document permitted pursuant to Section 9.11); or
(s)          (i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (ii) any Indebtedness other than the Obligations and the obligations under the ABL Credit Agreement shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iii) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (iv) any of the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or

(t)          subject to perfection actions that are expressly permitted to occur after the Closing Date under the Loan Documents, any Lien or Liens purported to be created under the Security Agreement or any other Collateral Document shall fail or cease to be valid and perfected as to Collateral having an aggregate fair market value in excess of $500,000, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral (regardless of amount), with the priority required by the Security Agreement or the applicable Loan Document (other than the release of any Collateral under the Security Agreement or any other Collateral Document permitted pursuant to Section 9.11); or
(u)          the Borrower or any of its Subsidiaries shall be in breach or violation of (i) the DPA or (ii) the Borrower’s consent to a final judgement with the SEC entered into April 24, 2019 if, in the case of this clause (ii), such breach or violation would permit the SEC to commence an enforcement action or similar proceedings against the Borrower;
then, and in every such event (other than an event described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) declare the principal of and any accrued interest and premium (including the Applicable Premium) on the Loans, and all fees, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) exercise all remedies contained in any other Loan Document, and (iii) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either clause (g) or (h) shall occur, the principal of the Loans then outstanding, together with accrued interest and premium (including the Applicable Premium) thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 8.2.          Application of Proceeds.  Any amount or payment received by any Secured Party from any Loan Party or from the proceeds of Collateral (subject to the terms of the Intercreditor Agreement) following (i) any acceleration of the Obligations under this Agreement or (ii) at the direction of the Administrative Agent or the Required Lenders after any Event of Default, shall be applied as follows:
(a)          first, to the fees, indemnities and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(b)          second, to the interest due and payable on any Protective Advances, until the same shall have been paid in full;
(c)          third, to the principal due and payable on any Protective Advances, until the same shall have been paid in full;

(d)          fourth, to all reimbursable expenses, if any, of the Term A Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Term A Lenders in proportion to the unpaid amounts thereof;
(e)          fifth, to the fees (other than the Applicable Premium) in respect of the Term A Loans due and payable to the Term A Lenders under Section 2.17 of this Agreement and accrued and unpaid interest in respect of the Term A Loans then due and payable hereunder, until the same shall have been paid in full;
(f)          sixth, to the Term A Lenders in an amount equal to the unpaid principal on the Term A Loans, until the same shall have been paid in full;
(g)          seventh, to all reimbursable expenses, if any, of the Term B Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Term B Lenders in proportion to the unpaid amounts thereof;
(h)          eighth, to the fees (other than the Applicable Premium) in respect of the Term B Loans due and payable to the Term B Lenders under Section 2.17 of this Agreement and accrued and unpaid interest in respect of the Term B Loans then due and payable hereunder, until the same shall have been paid in full;
(i)          ninth, to the Term B Lenders in an amount equal to the unpaid principal on the Term B Loans, until the same shall have been paid in full;
(j)          tenth, ratably to pay the Obligations in respect of any Applicable Premium on the Term A Loans then due and payable to the Term A Lenders until paid in full
(k)          eleventh, ratably to pay the Obligations in respect of any Applicable Premium on the Term B Loans then due and payable to the Term B Lenders until paid in full;
(l)          twelfth, to any other Obligations until paid in full; and
(m)          thirteenth, any surplus then remaining shall be paid to the applicable Loan Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
All amounts allocated pursuant to the foregoing clauses fifth, sixth, eighth, ninth, tenth, and eleventh to the Term A Lenders or the Term B Lenders, as the case may be, as a result of amounts owed to such Lenders under the Loan Documents shall be allocated among, and distributed to, such Lenders, as applicable, pro rata based on their respective Pro Rata Shares.

ARTICLE IX

THE AGENT
Section 9.1.          Appointment of Administrative Agent.
(a)          Each Lender irrevocably appoints Blue Torch Finance, LLC, as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, so long as such selection was made in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction). Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, all of which duties and responsibilities are administrative in nature, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)          In addition, for Mexican law purposes, each Lender hereby grants to Blue Torch Finance, LLC, as agent, a comisión mercantil con representación in accordance with Articles 273, 274, and other applicable articles of the Commerce Code of Mexico (Código de Comercio) to act on its behalf as its agent in connection with this Agreement and the Loan Documents, in the terms and for the purposes set forth in this Article IX.
(c)          To the extent any agreement or document is required herein or in any other Loan Document to be satisfactory or acceptable (or reasonably satisfactory or reasonably acceptable) to, or approved by, the Lead Lender, the Lenders hereby authorize and direct the

Administrative Agent to enter into such agreement or document if the Lead Lender provides notice to the Administrative Agent that such agreement or document is satisfactory or acceptable to, or approved by, the Lead Lender.
Section 9.2.          Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by a Loan Party or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the existence, value or collectability of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
Section 9.3.          Lack of Reliance on the Administrative Agent.  Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative

Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 9.4.          Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where permitted by the terms of this Agreement.
Section 9.5.          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6.          The Administrative Agent in its Individual Capacity.  If the entity serving as the Administrative Agent is a Lender hereunder, then it shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7.          Successor Administrative Agent.
(a)          The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent in consultation with the Borrower, provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent.  No Person shall become a successor Administrative Agent unless and until it has agreed in writing to be bound by the terms and provisions of the Intercreditor Agreement as if such Person were an original party thereto and delivered a copy of such writing to the ABL Administrative Agent.
(b)          Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(c)          The Required Lenders may at any time by written notice thereof to the Administrative Agent and the Borrower remove the Administrative Agent.  The Required Lenders shall have the right, in consultation with the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  After the removal hereunder and under the other Loan Documents by the retiring Administrative Agent, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent and its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(d)          Notwithstanding the foregoing clauses (b) and (c), a retiring Administrative Agent shall continue in its obligations to hold collateral security on behalf of the Secured Parties until such time as a successor Administrative Agent is appointed.  Upon the appointment of such successor Administrative Agent, the retiring Administrative Agent shall, at the expense of the Borrower, deliver all collateral then in its possession to such successor Administrative Agent, and assist such successor Administrative Agent in transferring, amending or otherwise updating any public filings made to perfect or otherwise make public the security interests and Liens of the Administrative Agent and the other holders of the Obligations.
Section 9.8.          Administrative Agent May File Proofs of Claim.
(a)          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, concurso mercantil, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)          Any custodian, interim receiver, receiver, receiver manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.9.          Collateral Documents.  The Administrative Agent is hereby authorized to enter into the Collateral Documents (including without limitation supplements to the Security Agreement) and the parties hereto acknowledge that such Collateral Documents are binding upon them.  Each Lender hereby authorizes and instructs the Administrative Agent to enter into the Collateral Documents.

Section 9.10.          Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)          to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) or (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any person that is not the Borrower or a Subsidiary of the Borrower, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and
(b)          to release any Guarantor from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section (and the Administrative Agent may conclusively rely on a certificate provided by the Borrower that the transaction giving rise to such release is permitted under the Loan Documents).
Section 9.11.          Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other Disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other Disposition.
Section 9.12.          No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates nor any Participant, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s or Participant’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents, the Transactions or the other transactions hereunder or contemplated hereby:  (a) identity verification procedures; (b) recordkeeping; (c) comparisons with government lists; (d) customer notices; or (e) other procedures required under the CIP Regulations or such other laws.
Section 9.13.          Administrative Agent as Hypothecary Representative (fondé de pouvoir).  Without limiting the power of the Administrative Agent hereunder or under any other Loan Document, each of the Loan Parties hereby acknowledges that for the purposes of holding any hypothec granted or to be granted by the Borrower or any Guarantor under any deed of hypothec (“Deed of Hypothec”) pursuant to the laws of the Province of Quebec to secure payment of any obligation under this Agreement or any other Loan Document entered into by the Borrower or any Guarantor, the Administrative Agent is hereby appointed to act as the hypothecary representative (fondé de pouvoir) pursuant to Article 2692 of the Civil Code of Quebec to act on behalf of each of the Loan Parties, and each Loan Party hereby confirms and agrees to such appointment. Each Person who is or becomes a Loan Party in accordance with Section 5.11 and each assignee under this Agreement or any other Loan Document, by its execution of an Assignment and Acceptance, shall be deemed to ratify the aforesaid appointment of the Administrative Agent. The Administrative Agent agrees to act in such capacity. The Administrative Agent, in such aforesaid capacity shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent with respect to the Collateral under the Deed of Hypothec, applicable law or otherwise, and (y) be subject to all provisions hereof with respect to the Administrative Agent and shall benefit from all of the provisions hereof with respect to the Administrative Agent, mutatis mutandis, including, without limitation, all such provisions with respect to indemnification of the Administrative Agent by the Loan Parties and Lenders. The execution prior to the date hereof by the Administrative Agent of any Deed of Hypothec or other security documents made pursuant to the applicable law of the Province of Quebec is hereby ratified and confirmed. Without prejudice to Section 10.5, the provisions of this Section 9.13 shall be also governed by the laws of the Province of Quebec.
ARTICLE X

MISCELLANEOUS
Section 10.1.          Notices.
(a)          Written Notices.

(i)        Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
To the Borrower:
Celadon Group, Inc.
9503 East 33rd Street
Indianapolis, IN 46235
Attention:  General Counsel
Facsimile Number:  (317) 890-9414
Email: cwelsh@celadontrucking.com

Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE  68508
Attention:  Mark A.  Scudder
Facsimile Number (402) 435-4239
Email: mscudder@scudderlaw.com

To the Administrative Agent:	Blue Torch Finance, LLC c/o Blue Torch Capital LP 430 Park Avenue, Suite 1202 New York, New York 10022 Email: BlueTorchAgency@cortlandglobal.com
With a copy (which shall not constitute notice) to:	SEI – Blue Torch Capital Loan Ops 1 Freedom Valley Drive Oaks, Pennsylvania 19456 Facsimile Number: (469) 709-1839 Email: bluetorch.loanops@seic.com
With a copy (which shall not constitute notice) to:	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Marc B. Friess Facsimile Number: (212) 593-5955 Email: marc.friess@srz.com
To any Lender:	The address or telecopy number specified to the Administrative Agent or set forth in the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or sent by telecopier, be effective when delivered.
(ii)          Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or telecopier is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent and the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.
(b)          Electronic Communications.
(i)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)         Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Platform.
(i)          The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, Debtdomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their respective securities) (each, a “Public Lender”).  The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”.  By designating Borrower Materials as “PUBLIC”, the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws.  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”  The Borrower agrees that (i) any Loan Documents and notifications of changes of terms of the Loan Documents (including term sheets), (ii) any financial statements delivered pursuant to Section 5.1 and (iii) any Compliance Certificates delivered to the Administrative Agent will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.
(ii)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its respective Related Parties (the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise)) arising out of the Borrower’s, any other Loan Party’s or any Agent Party’s transmission of Borrower Materials or notices through the Platform, except to the extent such losses, claims, damages, liabilities or expenses resulted from the gross negligence, bad faith or willful misconduct of such Agent Party as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 10.2.          Waiver; Amendments.
(a)          No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)          No amendment or waiver of any provision of this Agreement or the other Loan Documents (excluding the Fee Letter), or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall:  (i) reduce the principal amount of any Loan, reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (ii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment (excluding any prepayments required under Section 2.5, which shall require the consent of the Required Lenders), or postpone the Maturity Date, without the written consent of each Lender affected thereby, (iii) change Section 2.14(b) or (c) or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iv) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender, (v) release any Loan Party or limit the liability of any such Loan Party under any Loan Document (except in a transaction expressly permitted by this Agreement), without the written consent of each Lender, or (vi) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender; provided further, that (x) no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)          Notwithstanding anything in Section 10.2, Section 10.4 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders (or all Lenders or affected Lenders) have (1) consented (or not consented) to any amendment, modification, waiver or consent with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, (2) otherwise acted on any matter related to any Loan Document, or (3) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Loans of any Term B Lender shall not be included in the calculation of Required Lenders (or if such non-voting designation is unenforceable for any reason, such Term B Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Term B Lenders); provided, however, that except in any situation provided for in Section 10.4(h) or Section 8.2, each Term B Lender shall be entitled to, prior to the occurrence and continuance of an Event of Default, vote on any amendment, modification, waiver, consent or other action with respect to any Loan Document that deprives such Term B Lender of its Pro Rata Share of any payments to which such Term B Lender is entitled under the Loan Documents, and the Term B Lender shall be entitled to vote on any amendment which imposes an obligation on such Term B Lender to make any additional Loans or extensions of credit (except for Protective  Advances) or which disproportionately affects such Term B Lender (other than disproportionate effects resulting from the "first out/last out" nature of the Term A Loans and the Term B Loans set forth in the Loan Documents).  Notwithstanding anything to the contrary in this Agreement, the Term B Lenders shall not have any right to (1) attend (including by telephone or electronic means) any meeting or discussions (or portions thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited or (2) receive any information or material provided by the Administrative Agent or any Lender solely to the Lenders or any communication by or among the Administrative Agent and/or one or more Lenders or have access to the Platform used to distribute information to the Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives.
(d)          In addition to any other waivers set forth in this Agreement, each Mexican Loan Party hereby further expressly waives the benefits of orden, excusión, division, and any other rights provided for in Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2840, 2844 and 2845 of the Mexican Federal Civil Code, and the corresponding Articles of the civil codes of the federal entities of Mexico, which Articles are not reproduced herein inasmuch as each Mexican Loan Party hereby represents to be familiar with the contents thereof.
(e)          In the event the Lenders grant an extension of time, stay or grace period to the Borrowers, or waive compliance of any obligation for any reason, without the consent of the Mexican Loan Parties, the obligations of each Mexican Loan Party hereunder shall not be reduced or settled notwithstanding that deriving from such waiver the obligations may be the subject of new guarantees or conditions and, therefore, each Mexican Loan Party hereby waives the rights and benefits that in connection with the foregoing derive from Articles 2846, 2847, 2848 and 2849 of the Mexican Federal Civil Code, and the corresponding Articles of the civil codes of the federal entities of Mexico, which Articles are not reproduced herein inasmuch as the Mexican Loan Parties hereby represents to be familiar with the contents thereof.
Section 10.3.          Expenses; Indemnification.
(a)          The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their respective Affiliates in connection with the syndication of the credit facilities provided for herein, any due diligence conducted by the Administrative Agent or any Lender in respect of the transactions contemplated herein, the negotiation, preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, counsel for the Lenders and their respective Affiliates, a single local counsel in each relevant jurisdiction or other reasonably necessary local or specialty counsel (unless a conflict arises, in which case the reasonable and documented fees and expenses of each conflicts counsel shall also be reimbursed by the Borrower), and all fees, charges and disbursements of appraisals, field examinations, audits, service companies and third party consultants incurred by the Administrative Agent or any Lender and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of (a) one counsel to the Lenders, (b) one counsel to the Administrative Agent and (c) a single local counsel in each relevant jurisdiction or other reasonably necessary local or specialty counsel (unless a conflict arises, in which case the reasonable and documented fees and expenses of each conflicts counsel shall also be reimbursed by the Borrower)) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or in connection with the review of and compliance of the covenants thereunder.
(b)          The Borrower shall indemnify the Administrative Agent (and any sub-agent or attorney in fact thereof) and each Lender (including the Lead Lender Group) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) the use by any Person of any information or materials obtained through Intralinks, Syndtrak or any other Internet or intranet website, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) other than in the case of the Administrative Agent and its Related Parties, result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in either case so long as the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks, Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.
(c)          The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d)          To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent or any of its Related Parties under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent or such Related Party such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought (or if such indemnity payment or unreimbursed amount is sought after the date on which the Term Loans have been paid in full, in accordance with their respective Pro Rata Shares immediately prior to the date on which the Loans are paid in full)) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Related Party in its capacity as such.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender pursuant to the Loan Documents against any amount due to the Administrative Agent under this clause (d).
(e)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.
(f)          All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
(g)          The agreements in this Section shall survive the resignation or replacement of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all of the Obligations.
Section 10.4.          Successors and Assigns; Bankruptcy.
(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)          Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)         Minimum Amounts.
(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or any accounts or clients managed, advised or sub-advised by a Lender, no minimum amount need be assigned; and
(B)         in any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative

Agent) shall not be less than $1,000,000, unless the Administrative Agent consents (such consent not to be unreasonably withheld, delayed or conditioned).
(ii)          Required Consents.  The consent of the Lead Lender (or if there is no Lead Lender, the Administrative Agent), such consent not to be unreasonably withheld or delayed, shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender, an Approved Fund or any accounts or clients that invest in, or are managed, advised or sub-advised by, a Lender.  In addition, so long as no Event of Default has occurred and is continuing, no assignment shall be made to any Disqualified Institution without the consent of the Borrower.  The parties to this Agreement hereby acknowledge and agree that the Administrative Agent shall not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 10.4(B)(ii), nor shall the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Institutions, or otherwise take (or omit to take) any action with respect thereto.
(iii)         Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender, (D) the documents required under Section 2.13, and (E) if requested by Administrative Agent, all documentation and other information about such assignee as shall have been reasonably requested by Administrative Agent in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(iv)        No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(v)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the recordation date of each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) below.
(c)          The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In establishing and maintaining the Register, Administrative Agent shall serve as Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section.
(d)          Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(e)          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:  (i)  reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, (ii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, (iii) change Section 2.14(b) or (c) or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby, (iv) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (v) release any Loan Party or limit the liability of any such Loan Party under any Loan Document (except in a transaction expressly permitted by this Agreement); or (vi) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, and 2.13 (it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(f)          A Participant shall not be entitled to receive any greater payment under Section 2.11 and Section 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(f) and (g) as though it were a Lender.
(g)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)          In the event that the Borrower or any Guarantor is the subject of a bankruptcy or insolvency proceeding (such proceeding, a “Loan Party Insolvency”), each Term B Lender shall grant to the Administrative Agent a power of attorney, giving the Administrative Agent the right to vote each Term B Lender’s claims on all matters submitted to the Lenders for consent in respect of such Loan Party Insolvency, and, with respect to each matter submitted to the Lenders for approval, the Administrative Agent shall vote such claims in the same manner as the Lenders holding a majority of claims (excluding the claims of Term B Lenders) that voted on such matter.  For the avoidance of doubt, the Lenders and each Term B Lender agree and acknowledge that the provisions set forth in this Section 10.4(h), constitute, to the extent set forth in this clause (h), a “subordination agreement” as such term is contemplated by, and utilized in,

Section 5.10(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code;
Section 10.5.          Governing Law; Jurisdiction; Consent to Service of Process.
(a)          THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK.
(b)          THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)          The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Notwithstanding anything to the contrary in this Clause 10.5, with respect to any action or proceeding arising out of or relating to this Agreement involving a Mexican Loan Party, each of the parties hereto:
(i)           expressly, irrevocably and unconditionally agrees to submit for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof; and
(ii)           waives any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise.
(e)          Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
(f)          Each Mexican Loan Party hereby designates and appoints (i) Capital Services, Inc. (the “Process Agent”) with offices currently located at 1218 Central Avenue, Suite 100, Albany, New York 12205, and such other persons as may hereafter be selected by such Mexican Loan Party which agrees in writing to so serve as its agent, and (ii) as its conventional address the address of the Process Agent referred above or any other address notified in writing in the future by the Process Agent to the Mexican Loan Parties, to receive on its behalf service of all process in any proceedings brought pursuant to the Loan Documents in any court, such service being hereby acknowledged by the Mexican Loan Parties to be effective and binding service in every respect. Each Mexican Loan Party further agrees that service upon the Process Agent shall constitute valid and effective service upon it and that failure of Process Agent to give any notice of such service to such Mexican Loan Party shall not affect the validity of such service or any judgment rendered in any action or proceedings based thereon.
Section 10.6.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.          Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured.  Each Lender agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.
Section 10.8.          Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement and the other Loan Documents constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9.          Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Sections 2.11, 2.12, 2.13 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.
Section 10.10.          Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11.          Confidentiality, Public Disclosure.  Each of the Administrative Agent and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any other party to this Agreement or to any Related Party of the Administrative Agent or any such Lender, including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self- regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, (x) to any existing or prospective funding sources or any current or prospective investors of any fund or account managed, advised, or sub-advised by a Lender (or its Affiliates), in each case, to the extent such recipient has been instructed to keep such information confidential, or (xi) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of the Administrative Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Administrative Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Administrative Agent or such Lender before issuing such press release or other public disclosure).  Each Loan Party hereby authorizes the Administrative Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Administrative Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Administrative Agent or such Lender shall deem appropriate.
Section 10.12.          Interest Rate Limitation.
(a)          Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
(b)          Without limiting the generality of the foregoing provisions of this Section 10.12, if any provision of any of the Loan Documents would obligate any Canadian Loan Party to make any payment of interest with respect to the Loans in an amount or calculated at a rate which would result in the receipt of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Loans at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (i) first, by reducing the amount or rates of interest required to be paid by such Canadian Loan Party to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Loans for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then such Canadian Loan Party shall be entitled, by notice in writing to the Lead Lender, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Loan Party.  Any amount or rate of interest with respect to the Loans referred to in this Section 10.12 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loans remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of full and final payment of the Loans, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Lead Lender shall be conclusive for the purposes of such determination.
Section 10.13.          Corporate Seal.  The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law.
Section 10.14.          Patriot Act.  The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
Section 10.15.          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16.          Location of Closing.   All parties agree that closing of the transactions contemplated by this Agreement has occurred in New York.
Section 10.17.          Intercreditor Agreement.  Each Lender (a) hereby consents to the priority of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement.  In the event of a conflict between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.
Section 10.18.          Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s principal office on the Business Day preceding the date on which final judgment is given.
Section 10.19.          No Novation.  This Agreement constitutes an amendment and restatement of the Existing Credit Agreement and does not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the Obligations (including the Obligations of any predecessor corporations) under, and as defined in, the Existing Credit Agreement or the Lien or priority of any mortgage, pledge, security agreement or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under, and as defined in, the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments or documents executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party under the Existing Credit Agreement from any of its obligations and liabilities as a “Borrower” or a “Guarantor” thereunder.  Borrower and each Guarantor hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect, as modified by this amendment and restatement and instruments or documents executed concurrently herewith, and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Administrative Agent a security interest in or Lien on, any collateral as security for the obligations of the Loan Parties from time to time existing in respect of the Existing Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects.

ARTICLE XI

GUARANTY
Section 11.1.          Guaranty.
Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.
Section 11.2.          Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto.  Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Administrative Agent or any Lender to any Collateral.  The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
(a)          any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)          any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d)          the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;
(e)          any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or
(f)          any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.
Section 11.3.          Waiver.  Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.3 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
Section 11.4.          Continuing Guaranty; Assignments.  This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and all other amounts payable under this Article XI and the Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 10.4.
Section 11.5.          Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and all other amounts payable under this Article XI shall have been paid in full in cash and the Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and all other amounts payable under this Article XI and the Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising.  If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.
Section 11.6.          Contribution.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” shall mean, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” shall mean, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.6, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  “Aggregate Payments” shall mean, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments an d distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.6), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.6.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.6 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.6.
(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BORROWER:

CELADON GROUP, INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

GUARANTORS:

CELADON E-COMMERCE, INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

CELADON TRUCKING SERVICES, INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

CELADON REALTY, LLC

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

TAYLOR EXPRESS, INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

[Signature page to Credit Agreement]

OSBORN TRANSPORTATION, INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

CELADON LOGISTICS SERVICES, INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

EAGLE LOGISTICS SERVICES INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

BEE LINE, INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

VORBAS, LLC

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

DISTRIBUTION, INC.

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary
2

CELADON MEXICANA, S.A. DE C.V.

By:	/s/ Jon Russell
Name:	Jon Russell
Title:	President

QUALITY COMPANIES LLC

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

QUALITY EQUIPMENT LEASING, LLC

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

QUALITY INSURANCE LLC

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary
SERVICIOS DE TRANSPORTACIÓN JAGUAR, S.A. DE C.V.

By:	/s/ Jon Russell
Name:	Jon Russell
Title:	President

SERVICIOS CORPORATIVOS JAGUAR, S.C.

By:	/s/ Jon Russell
Name:	Jon Russell
Title:	President
3

JAGUAR LOGISTICS S.A. DE C.V.

By:	/s/ Jon Russell
Name:	Jon Russell
Title:	President

LEASING SERVICIOS, S.A. DE C.V.

By:	/s/ Jon Russell
Name:	Jon Russell
Title:	President

CELADON MEXICANA, S.A. DE C.V.

By:	/s/ Jon Russell
Name:	Jon Russell
Title:	President

CELADON CANADIAN HOLDINGS, LIMITED

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

HYNDMAN TRANSPORT LIMITED

By:	/s/ Chase Welsh
Name:	Chase Welsh
Title:	Secretary

4

ADMINISTRATIVE AGENT:

BLUE TORCH FINANCE, LLC

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Authorized Signer

[Signature page to Credit Agreement]

LENDERS:

BTC HOLDINGS FUND I, LLC

By:	Blue Torch Credit Opportunities Fund I LP, it sole member

By:	Blue Torch Credit Opportunities GP LLC, its general partner

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Authorized Signer

BTC HOLDINGS FUND I-B, LLC

By:	Blue Torch Credit Opportunities Fund I LP, its sole member

By:	Blue Torch Credit Opportunities GP LLC, its general partner

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Authorized Signer

BTC HOLDINGS SC FUND LLC

By:	Blue Torch Credit Opportunities SC Master Fund LP, its sole member

By:	Blue Torch Credit Opportunities SC GP LLC, its general partner

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Authorized Signer
[Signature page to Credit Agreement]

LUMINUS ENERGY PARTNERS MASTER FUND, LTD.

By:	/s/ Shawn Singh
Name:	Shawn Singh
Title:	General Counsel
[Signature page to Credit Agreement]

Schedule 1.1(a)
Canadian Collateral Documents
•	Canadian Security and Pledge Agreement dated July 26, 2017 between Celadon Canadian Holdings, Limited, Hyndman Transport Limited and Bank of America, N.A., as administrative agent.
•
Personal Property Security Act (Ontario) financing statement naming CELADON CANADIAN HOLDINGS, LIMITED, as debtor, in favour of BANK OF AMERICA, N.A., as administrative agent, as secured party, registered on July 19, 2017 under reference file number 729980181 and registration number 20170719124018620096.

•
Personal Property Security Act (Ontario) financing statement naming HYNDMAN TRANSPORT LIMITED, as debtor, in favour of BANK OF AMERICA, N.A., as administrative agent, as secured party, registered on July 19, 2017 under reference file number 729980199 and registration number 20170719124018620097.

•
Personal Property Security Act (Manitoba) financing statement naming CELADON CANADIAN HOLDINGS, LIMITED, as debtor, in favour of BANK OF AMERICA, N.A., as administrative agent, as secured party, registered on July 19, 2017 under registration number 201712998909.

•
Personal Property Security Act (Manitoba) financing statement naming HYNDMAN TRANSPORT LIMITED, as debtor, in favour of BANK OF AMERICA, N.A., as administrative agent, as secured party, registered on July 19, 2017 under registration number 201712998500.

•
Charge/Mortgage from Hyndman Transport Limited in favour of Bank of America, N.A. in the principal amount of CDN$500,000,000, registered against title to to the property municipally known as 1001 Belmore Line, Wroxeter, Ontario on September 6, 2018 as instrument number HC134178 together will all amendments thereto.

•
Charge/Mortgage from Hyndman Transport Limited in favour of Bank of America, N.A. in the principal amount of CDN$500,000,000, registered against title to to the property municipally known as 2616 Cedar Creek Road, Ayr, Ontario on September 6, 2018 as instrument number WR1136835 together will all amendments thereto.

•
Demand Debenture from Hyndman Transport Limited in favour of Bank of America, N.A. in the principal amount of CDN$500,000,000, registered against title to to the property municipally known as 50 Omands Creek Boulevard, Winnipeg, Manitoba on September 6, 2018 as instrument number 4995406/1 together will all amendments thereto.

Schedule 1.1(b)
Mexican Collateral Documents
•	Irrevocable Security Trust Agreement (Contrato de Fideicomiso Irrevocable de Garantía con Derechos de Reversión), number F/673, dated as of November 8, 2018, executed by and among, Celadon Mexicana, S.A. de C.V., Servicios de Transportación Jaguar, S.A. de C.V., Leasing Servicios, S.A. de C.V., Celadon Trucking Services, Inc. and RTD, as trustors, BofA, acting exclusively in its capacity as administrative agent, on behalf and for the benefit of the Secured Parties, as beneficiary, and Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, with the acknowledgement and consent of Celadon Mexicana, S.A. de C.V., Leasing Servicios, S.A. de C.V., Servicios de Transportación Jaguar, S.A. de C.V. and Jaguar Logistics, S.A. de C.V., as trustee.

•	Contribution Agreement (Convenio de Aportación), dated as of November 7, 2018, executed by and among Banco Invex, Sociedad Anónima, Institución de Banca Múltiple, Invex Grupo Financiero, as trustee, and Servicios de Transportación Jaguar, S.A. de C.V. by means of which Servicios de Transportación Jaguar, S.A. de C.V. transferred title and ownership of the Property in favor of Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero as part of the trust estate of the Mexican Security Trust Agreement.

•	Stock Pledge Agreement (Contrato de Prenda sobre Acciones) dated as of November 8, 2018, executed by and among Leasing Servicios, S.A. de C.V., Celadon Mexicana, S.A. de C.V., and RTD, as pledgors and BofA, acting on behalf and for the benefit of the Secured Parties, as pledgee, with the acknowledgement and consent of Celadon Mexicana, S.A. de C.V., Jaguar Logistics, S.A. de C.V., Leasing Servicios, S.A. de C.V. and Servicios de Transportación Jaguar, S.A. de C.V.

•	Equity Pledge Agreement (Contrato de Prenda sobre Partes Sociales) dated as of November 8, 2018, executed by and among RTD and Celadon Mexicana, S.A. de C.V. as pledgors, and BofA, acting on behalf and far the benefit of the Secured Parties, as pledgee, with the acknowledgement and consent of Servicios Corporativos Jaguar, S.C.

•	Non-Possessory Asset Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión) dated as of November 8, 2018, entered into by and among Celadon Mexicana, S.A. de C.V., as pledgor, and BofA, acting on behalf and for the benefit the Secured Parties, as pledgee.

•	Non-Possessory Asset Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión) dated as of November 8, 2018, entered into by and among Servicios de Transportación Jaguar, S.A. de C.V., as pledgor , and BofA, acting on behalf and far the benefit of the Secured Parties, as pledgee.

•	Non-Possessory Asset Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión) dated as of November 8, 2018, entered into by and among Leasing Servicios,

S.A. de C.V., as pledgor, and BofA, acting on behalf and far the benefit of the Secured Parties, as pledgee.

•	Non-Possessory Asset Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión) dated as of November 8, 2018, entered into by and among Jaguar Logistics, S.A. de C.V., as pledgor , and BofA, acting on behalf and far the benefit of the Secured Parties, as pledgee.

•	Non-Possessory Asset Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión) dated as of November 8, 2018, entered into by and among Servicios Corporativos Jaguar, S.C., as pledgor; and BofA, acting on behalf and far the benefit of the Secured Parties, as pledgee.

•	Assignment Agreement to the Trust Agreement to be entered into by and among (a) Bank of America, as assignor, and (b) Blue Torch Finance, LLC, as assignee, (c) with the appearance of Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, Celadon Mexicana, S.A. de C.V., Servicios de Transportación Jaguar, S.A. de C.V., Leasing Servicios, S.A. de C.V., Celadon Trucking Services, Inc. and Rafael Alejandro Tellaeche Díaz.

•	Assignment Agreement to the Servicios Corporativos Non-Possessory Pledge Agreement to be entered into by and among (a) Bank of America, as assignor, and (b) Blue Torch Finance, LLC, as assignee, (c) with the appearance of Servicios Corporativos Jaguar, S.C.

•	Assignment Agreement to the Leasing Servicios Non-Possessory Pledge Agreement to be entered into by and among (a) Bank of America, as assignor, and (b) Blue Torch Finance, LLC, as assignee, (c) with the appearance of Leasing Servicios, S.A. de C.V.

•	Assignment Agreement to the Leasing Servicios Non-Possessory Pledge Agreement to be entered into by and among (a) Bank of America, as assignor, and (b) Blue Torch Finance, LLC, as assignee, (c) with the appearance of Jaguar Logistics, S.A. de C.V.

•	Assignment Agreement to the Leasing Servicios Non-Possessory Pledge Agreement to be entered into by and among (a) Bank of America, as assignor, and (b) Blue Torch Finance, LLC, as assignee, (c) with the appearance of Celadon Mexicana, S.A. de C.V.

•	Assignment Agreement to the Leasing Servicios Non-Possessory Pledge Agreement to be entered into by and among (a) Bank of America, as assignor, and (b) Blue Torch Finance, LLC, as assignee, (c) with the appearance of Servicios de Transportación Jaguar, S.A. de C.V.

•	Assignment Agreement to the Shares Pledge Agreement to be entered into by and among (a) Bank of America, as assignor, and (b) Blue Torch Finance, LLC, as assignee, (c) with the appearance of Leasing Servicios, S.A. de C.V., Celadon Mexicana, S.A. de C.V. and Rafael Alejandro Tellaeche Díaz.

•	Assignment Agreement to the BOFA Equity Quotas Pledge Agreement to be entered into by and among (a) Bank of America, as assignor, and (b) Blue Torch Finance, LLC, as assignee, (c) with the appearance of Rafael Alejandro Tellaeche Díaz and Celadon Mexicana, S.A. de C.V.

•	Termination Agreement to the Equity Quotas Pledge Agreement to be entered into by and among (a) Rafael Alejandro Tellaeche Díaz and Celadon Mexicana, S.A. de C.V., as pledgors, and (b) Blue Torch Finance, LLC, as pledgee, (c) with the acknowledgement and acceptance of Servicios Corporativos Jaguar, S.C.

•	Non-Possessory Pledge Agreement to be entered into by and among (a) Rafael Alejandro Tellaeche Díaz and Celadon Mexicana, S.A. de C.V., as pledgors, and (b) Blue Torch Finance, LLC, as pledgee, (c) with the acknowledgement and acceptance of Servicios Corporativos Jaguar, S.C.

Schedule 1.1(c)
Specified Dispositions
•
The sale, lease, or other disposition of all or any portion of the real properties located at (w) 3400 West Market Street, York, Pennsylvania, (x) 2847 East 600 South, Warren, Indiana, or (y) 28055 Wick Road, Romulus, MI; or (ii) the sale of the Equity Interests or all or substantially all of the assets of Distribution, Inc.

Schedule 1.1(d)
Term Loan Amounts
Lenders	Term A-1 Loan Amount	Term A-2 Loan Commitment	Term B-1 Loan Amount	Term B-2 Loan Commitment
BTC Holdings Fund I, LLC	$32,814,897.55	$11,865,432.20	$0.00	$0.00
BTC Holdings Fund I-B, LLC	$7,605,870.04	$2,750,181.84	$0.00	$0.00
BTC Holdings SC Fund, LLC	$14,673,381.83	$5,305,700.46	$0.00	$0.00
Luminus Energy Partners Master Fund, Ltd.	$0.00	$0.00	$22,021,759.58	$7,962,776.50
Total	$55,094,149.42	$19,921,314.50	$22,021,759.58	$7,962,776.50

Schedule 1.1(e)
Mortgaged Property
Address of Property
3400 West Market Street, York, PA
9050 East 33rd Street, Indianapolis, IN
9503-9517 East 33rd Street, Indianapolis, IN
13601 Mercury Drive, Laredo, TX
5417 US Highway 301 South, Hope Mills, NC
5600 Midlothian Turnpike, Richmond, VA
9420 East 30th Street, Indianapolis, IN
9702 East 30th Street, Indianapolis, IN
9920 East 30th Street, Indianapolis, IN
10010 Conveyor Drive, Indianapolis, IN
28055 Wick Road, Romulus, MI
2847 East 600 South, Warren, IN
221 Cockeysville Road, Hunt Valley/ Cockeysville, MD
50 Omands Creek Blvd., Winnipeg, MB, R2R 1V7
1001 Belmore Line, Wroxeter, ON, N0G 2X0
2616 Cedar Creek Road, Ayr, ON, N0B 1E0
Finca No. 84386 de Nuevo Laredo, Terreno Rustico, Libramiento Mex II KM 27 + 100, Poligono 3, Col. Ejido El Progreso, Nuevo Laredo, Tamaulipas, Mexico

Schedule 3.1
Mortgaged Property
Mortgage assignments for the following properties:
Address of Property
3400 West Market Street, York, PA
9050 East 33rd Street, Indianapolis, IN
9503-9517 East 33rd Street, Indianapolis, IN
13601 Mercury Drive, Laredo, TX
5417 US Highway 301 South, Hope Mills, NC
5600 Midlothian Turnpike, Richmond, VA
9420 East 30th Street, Indianapolis, IN
9702 East 30th Street, Indianapolis, IN
9920 East 30th Street, Indianapolis, IN
10010 Conveyor Drive, Indianapolis, IN
28055 Wick Road, Romulus, MI
2847 East 600 South, Warren, IN
221 Cockeysville Road, Hunt Valley/ Cockeysville, MD
50 Omands Creek Blvd., Winnipeg, MB, R2R 1V7
1001 Belmore Line, Wroxeter, ON, N0G 2X0
2616 Cedar Creek Road, Ayr, ON, N0B 1E0
Finca No. 84386 de Nuevo Laredo, Terreno Rustico, Libramiento Mex II KM 27 + 100, Poligono 3, Col. Ejido El Progreso, Nuevo Laredo, Tamaulipas, Mexico

•	Title policy bring-down modifications for each property listed above other than the Texas property and the Mexico property.
•	New title policy for the Texas property.
•	Mortgage amendments for each of the properties in the United States listed above.

Schedule 3.1(b)
Certain Defaults
Defaults (not resulting from any failure to pay) primarily relating to the failure to deliver audited and/or GAAP financial statements (and resulting cross-defaults) under the following equipment financings and leases:
Lessor/Lender	Balance 6/30/19
Bridge Funding Group	$ 14,113,537.53
TCF Equipment Finance	$ 583,575.00
Banc of America Leasing	$ 2,369,162.36
J.P. Morgan Equipment Finance	$ 7,915,989.72
Huntington National Bank	$ 11,163,917.93
PNC Equipment Finance	$ 14,243,167.03
Citizens Asset Finance	$ 4,203,468.97
Regions Equipment Finance	$ 15,710,247.49
STAR Equipment Finance	$ 1,031,528.07
SunTrust Robinson Humphrey	$ 4,920,129.43
Wells Fargo Equipment Finance	$ 13,696,764.88
Commerce Bank Equipment Finance	$ 5,674,065.10
Daimler Truck Financial	$ 23,111,345.76
Fifth Third Equipment Finance	$ 10,423,591.97
BB&T Equipment Finance	$ 1,137,551.96

Schedule 4.1(b)
Due Organization and Qualification; Subsidiaries
Loan Party	Authorized Equity Interests	Issued and Outstanding Equity Interests
1. Celadon Group, Inc.	40,000,000 shares of Common Stock; 179,985 shares of Preferred Stock	29,296,678 shares of Common Stock[1]
2. Celadon E-Commerce, Inc.	1,500 Common Shares	1,000 Common Shares (Celadon Group, Inc.)
3. Celadon Trucking Services, Inc.	200 Common Shares	200 Common Shares (Celadon Group, Inc.)
4. Celadon Logistics Services, Inc.	100 Common Stock	100 Common Stock (Celadon Trucking Services, Inc.)
5. Quality Equipment Leasing, LLC	N/A	N/A (Quality Companies LLC)
6. Osborn Transportation, Inc.	2,500 Common Voting Stock 22,500 Class A Common Non-Voting Stock	2,365 Common Voting Stock (Celadon Trucking Services, Inc.)
7. Celadon Canadian Holdings, Limited	Unlimited number of Common Shares; 1,000,000 Class A Special Shares	100 Common Shares and 1,000,000 Class A Special Shares (Celadon Trucking Services, Inc.)
8. Hyndman Transport Limited	Unlimited number of Class A Common and Special Shares, Class B Common and Special Shares, and Class C Common and Special Shares	100 Class A Common Shares (Celadon Canadian Holdings, Limited)
9. Celadon Realty, LLC	N/A	N/A (Celadon Group, Inc.)
10. Distribution, Inc.	10,000 Common Stock	10,000 Common Stock (Celadon Trucking Services, Inc.)
11. Eagle Logistics Services Inc.	100 Common Stock	100 Common Stock (Celadon Trucking Services, Inc.)
12. Quality Companies LLC	N/A	N/A (Celadon Trucking Services, Inc.)
13. Taylor Express, Inc.	100,000 Common Stock	25,000 Common Stock (Celadon Trucking Services, Inc.)
14. Bee Line, Inc.	500 Common Stock	400 Common Stock (Celadon Trucking Services, Inc.)
15. Vorbas, LLC	N/A	N/A (Celadon Trucking Services, Inc.)
16. Quality Insurance LLC	N/A	N/A (Quality Companies LLC)
17. Celadon Mexicana, S.A. de C.V.	496,137 Shares representative of the capital stock	Leasing Servicios, S.A. de C.V. holds 211 Shares or 0.042% and Celadon Trucking Services, Inc. holds 495,926 or 99.958%[2]

1 As of April 13, 2018 (less treasury).
2 See Schedule 4.1(c)

Loan Party	Authorized Equity Interests	Issued and Outstanding Equity Interests
18. Servicios de Transportación Jaguar, S.A. de C.V.	28,000,000 Shares representative of the capital stock	Rafael Tellaeche Díaz holds 7,000,000 Shares or 25% and Celadon Mexicana, S.A. de C.V. holds 21,000,000 Shares or 75%[3]
19. Servicios Corporativos Jaguar, S.C.	N/A (Partnership Interests)
Celadon Mexicana, S.A. de C.V. holds 1 interest of partners that represents 75% of the capital stock of the Company. Rafael Tellaeche Diaz holds 1 interest of partners that represents 25% of the capital stock of the Company

20. Jaguar Logistics, S.A. de C.V.	100 Shares representative of the capital stock.	Celadon Mexicana, S.A. de C.V. holds 99 Shares or 99% and Leasing Servicios, S.A. de C.V. holds 1 Share or 1%[4]
21. Leasing Servicios, S.A. de C.V.	66,065,400 Shares representative of the capital stock	Celadon Trucking Services, Inc. holds 66,064,400 Shares or 99.998% and Celadon Mexicana, S.A. de C.V. holds 1,000 Shares or 0.002%[5]

•	Celadon Group, Inc.:
o	Employee stock options covering 650,000 shares
o	Obligation to issue Transport Enterprise Leasing one million (1,000,000) shares of common stock.
o	The Warrants.
o	Section 382 Tax Benefits Preservation Plan dated as of August 9, 2018, as in effect on the date hereof.

3 See Schedule 4.1(c)
4 See Schedule 4.1(c)
5 See Schedule 4.1(c)

Schedule 4.1(c)
Due Organization and Qualification; Subsidiaries
Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares
1. Celadon International Corporation	Delaware	1,500 Common Shares	200 Common Shares (all held by Celadon Group, Inc.)
2. A R Management Services, Inc.	Delaware	200 Common Shares	200 Common Shares (all held by Celadon Group, Inc.)
3. Celadon Trucking Services, Inc.	New Jersey	200 Common Shares	200 Common Shares (all held by Celadon Group, Inc.)
4. Celadon Realty, LLC	Delaware	N/A	LLC Membership Interests (all held by Celadon Group, Inc.)
5. Celadon E-Commerce, Inc.	Delaware	1,500 Common Shares	1,000 Common Shares (all held by Celadon Group, Inc.)
6. Celadon Canadian Holdings, Limited	Ontario, Canada	Unlimited number of Common Shares; 1,000,000 Class A Special Shares	100 Common Shares and 1,000,000 Class A Special Shares (all held by Celadon Trucking Services, Inc.)
7. Bee Line, Inc.	Ohio	500 Common Stock	400 Common Stock (all held by Celadon Trucking Services, Inc.)
8. Stinger Logistics, Inc.	Ohio	850 Common Stock	850 Common Stock (all held by Celadon Trucking Services, Inc.)
9. Strategic Leasing, Inc.	Ohio	850 Common Shares	100 Common Shares (all held by Celadon Trucking Services, Inc.)
10. Vorbas, LLC	Ohio	N/A	Membership Interests (all held by Celadon Trucking Services, Inc.)

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares
11. Transportation Insurance Services Risk Retention Group, Inc.	South Carolina	2,000,000 Common Stock	2,000,000 Common Stock (all held by Celadon Trucking Services, Inc.)
12. Celadon Logistics Services, Inc.	Delaware	100 Common Stock	100 Common Stock (all held by Celadon Trucking Services, Inc.)
13. Taylor Express, Inc.	North Carolina	100,000 Common Stock	25,000 Common Stock (all held by Celadon Trucking Services, Inc.)
14. Osborn Transportation, Inc.	Alabama	2,500 Common Voting Stock 22,500 Class A Common Non-Voting Stock	2,365 Common Voting Stock (all held by Celadon Trucking Services, Inc.)
15. Eagle Logistics Services Inc.	Indiana	100 Common Stock	100 Common Stock (all held by Celadon Trucking Services, Inc.)
16. Quality Companies LLC	Indiana	N/A	LLC Membership Interest (all held by Celadon Trucking Services, Inc.)
17. Celadon Mexicana, S.A. de C.V.	Mexico	100 Shares representative of the Fixed Capital Stock B-I Series 496,037 Shares representative of the Variable Capital Stock B-II Series Total Shares: 496,137
(50 Shares held by Leasing Servicios, S.A. de C.V. and 50 Shares held by Celadon Trucking Services, Inc.)

(161 Shares held by Leasing Servicios, S.A. de C.V. and 495,876 Shares held by Celadon Trucking Services, Inc.)

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares
18. Distribution, Inc.	Oregon	10,000 Common Stock	10,000 Common Stock (all held by Celadon Trucking Services, Inc.)
19. Quality Insurance LLC	Indiana	N/A	Membership Interests (all held by Quality Companies LLC)
20. Quality Equipment Leasing, LLC	Delaware	N/A	LLC Membership Interests (all held by Quality Companies LLC)
21. Hyndman Transport Limited	Ontario, Canada	Unlimited number of Class A Common and Special Shares, Class B Common and Special Shares, and Class C Common and Special Shares	100 Class A Common Shares (all held by Celadon Canadian Holdings, Limited)
22. Leasing Servicios, S.A. de C.V.	Mexico	50,000 Shares representative of the Capital Stock B-I Series 66,015,400 Shares representative of the Capital Stock B-II Series Total Shares: 66,065,400	(49,000 Shares held by Celadon Trucking Services, Inc. and 1,000 Shares held by Celadon Mexicana, S.A. de C.V.) (66,015,400 Shares held by Celadon Trucking Services, Inc.)

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares
23. Servicios de Transportación Jaguar, S.A. de C.V.	Mexico
100,000 Shares representative of the A-I Series

6,900,000 Shares representative of the A-II Series

300,000 Shares representative of the N-I Series

20,700,000 Shares representative of the N-II Series

Total Shares: 28,000,000

(100,000 Shares held by Rafael Tellaeche Díaz.)

(6,900,000 Shares held by Rafael Tellaeche Díaz.)

(300,000 Shares held by Celadon Mexicana, S.A. de C.V.)

(20,700,000 Shares held by Celadon Mexicana, S.A. de C.V.)

24. Jaguar Logistics, S.A. de C.V.	Mexico	100 Shares representative of the Capital Stock	(99 Shares held by Celadon Mexican, S.A. de C.V. and 1 Share held by Leasing Servicios, S.A. de C.V.)
25. Servicios Corporativos Jaguar, S.C.	Mexico	N/A (Partnership Interests)
Celadon Mexicana, S.A. de C.V. holds 1 interest of partners that represents 75% of the capital stock of the Company. Rafael Tellaeche Diaz holds 1 interest of partners that represents 25% of the capital stock of the Company

Schedule 4.1(d)
Due Organization and Qualification; Subsidiaries
•	Celadon Group, Inc.:
o	Employee stock options covering 650,000 shares
o	Obligation to issue Transport Enterprise Leasing one million (1,000,000) shares of common stock.
o	The Warrants.
o	Section 382 Tax Benefits Preservation Plan dated as of August 9, 2018, as in effect on the date hereof.

Schedule 4.5

Intellectual Property

None.

Schedule 4.6(a)
Pending or Threatened Proceedings
None.

Schedule 4.6(b)
Litigation
Material Pending Litigation

Case Name	Case Description	Jurisdiction/Court	Procedural Status	Covered by Insurance
Vitale v. Celadon	I/C drivers domiciled in California alleging misclassification.	CA/State	Reached a settlement for $500,000; waiting for court approval	No
McCoy v. Celadon	Company drivers alleging wage deduction and wage payment violations.	IN/State	Complaint and Answer filed; Agreed to participate in mediation; Waiting on demand for plaintiff for approximately 1.5 years.	Yes
Tango Transport Bankruptcy	Alleging damages related to Celadon's asset purchase of Tango Transport. Claimed damages include driver bonuses due under the asset purchase agreement and conversion of trailers.	TX/Federal	Currently stayed	No
Fleet Truck Sales v. Celadon & Quality	FTS (Werner) filed suit against Celadon and Quality for breach of contract and corresponding damages.	NE/Federal	Plaintiff demanded $5,531,276 in their amended complaint. We asserted that the liquidated damage provision	No

($166,000) in the purchase agreement is enforceable. The Court granted our MSJ. Plaintiff has now filed an appeal with the 8th Circuit. Both parties have filed briefs.
Sheryl Ray et al v. CTSI & Myron Wilson	Claim No. ZA-00007199; Loss Date: 12/16/2016; Loss State: IL; Description: Icy conditions. V2 pulled to shoulder with hazards. V1 slid on ice and struck V2.	IL/Federal	[*] Mediation scheduled for 8/1/2019. Trial set to begin on 8/19/2019.	Yes
Lonnie Butler v. Abner Albarez-Carballo & CTSI	Claim No. ZA-00008046; Loss Date: 2/21/2017; Loss State: AR; Description: Client Driver - fatal	TX/State	Settled for $1,525,000. File to be closed upon remittance of settlement amount.	Yes
Charles & Michael Cotton v. Integrity Transport, CTSI, Earl Warner & Travis Parker	Claim No. ZA-00004942; Loss Date: 7/4/2016; Loss State: MS; Description: V1 struck V2 who was stopped in the road at night with no lights on after being struck by V3 who was in the ditch.	MS/State	Settled for $640,000. File to be closed upon remittance of settlement amount.	Yes
Johnny Kyles v. CTSI & Dwight Jones	Claim No. ZA-00012285; Loss Date: 4/9/2014; Loss State: MO; Description: V2 stopped due to traffic, V1 struck V2 in rear.	MO/Federal	Settled for $525,000. File to be closed upon remittance of	Yes

settlement amount.
Not in Litigation
Claim No. ZA-00013207;
Loss Date: 2/12/2018;
Loss State: WI;
Description: There was an unexpected fog on a clear day. V1 slowed because two vehicles in front had stopped due to another accident. V1 was unable to stop and struck V2.
		N/A	No suit filed yet. No demand received. Resolution does not appear to be imminent.	Yes
Not in Litigation	Claim No. ZA-00015361; Loss Date: 7/17/2018; Loss State: WA; Description: V1 turned right into driveway and was struck by V2. V2 dvr received fatal injuries.	N/A	Settled for $483,000. File to be closed upon remittance of settlement amount.	Yes
Dean & Christine Mason v. A&S Services Group, CTSI & Johnny Washington	Claim No. ZA-00002369; Loss Date: 8/5/2015; Loss State: SC; Description: V1 lost dual tires off tractor. Tires bounced into oncoming traffic causing collision.	SC/State	No demand received. Resolution does not appear to be imminent.	Yes
Evelina Harris & Winthrop Carrie v. CTSI, Taylor Express & Marvin Register	Claim No. ZA-00008704; Loss Date: 4/10/2017; Loss State: LA; Description: V1 changed lanes and struck V2.	LA/Federal	Trial likely to be continued. Plaintiffs are currently subject to investigation for staging multiple accidents (including this case). [*]	Yes
Ronnie Williams, Pamela Williams & Debra Wheatfall v. CTSI & Ronald Ghoston	Claim No. ZA-00004826; Loss Date: 6/24/2016; Loss State: LA; Description: Accident happened on bridge and caused traffic to stop suddenly, v2 stopped	LA/Federal	Settled via mediation for $503,000.	Yes

suddenly and v1 braked but struck v2 rear bumper.
David Short & Gerald Theriot (two law suits) v. Harvey Harris and CTSI	Claim No. ZA- 00008829; Loss Date: 4/19/2017; Loss State: LA; Description: V1 rear ended V2. V2 driver fatal. Four additional vehicles involved.	LA/Federal	Company has already paid $1,593,841.11 of $2,000,000 retention. One claimant remaining. Mediation pending. Excess insurance on notice.	Yes
Amando Reyna v. CTSI & Richard Dollar
Claim No. ZA- 00009327;
Loss Date: 5/29/2017;
Loss State: TX;
Description: V2 was struck in the rear by V3. V3 left at the scene, and our driver came upon V3, tried to avoid, but struck V3 and then V2.  The accident occurred at 1:50 AM in an unlit part of I-20.
		TX/State	Liability disputed. Trial not likely until 2020.	Yes
Daniette Jimenez v. CTSI & Duane Vinatieri	Claim No. ZA- 00012400; Loss Date: 1/8/2015; Loss State: CA; Description: V2 struck left side of V1; V2 spun out and lost control.	CA/State	Settled for $350,000. File to be closed upon remittance of settlement amount.	Yes
Not in Litigation
Claim No. ZA- 00014240;
Loss Date: 4/23/2018;
Loss State: TX;
Description: V1 was driving on I-35 in right middle lane behind V2. V2 stopped suddenly and made a left turn towards the median of highway. V1 veered right to the shoulder to avoid hitting V2 but struck V2 anyway.
		N/A	Claimant recently became attorney repped. No suit filed yet.	Yes

Christina Patton, Chandra White & Patricia Bryant v. Donavan Stanfiled	Claim No. ZA- 00012280; Loss Date: 1/29/2014; Loss State: AL; Description: V1 hit icy patch, and sideswiped V2.	AL/State	Trial was moved to early 2020 (no date yet). Awaiting additional medical bills and will set a mediation date in the next couple of months.	Yes
Not in Litigation
Claim No. ZA- 00012579;
Loss Date: 12/31/2017;
Loss State: OK;
Description: V1 was behind V2. V2 was stopped. The highway was dark, no lights. V1 hit V2 in the rear. Per DOT Supv. Washington, told V1 to tell company that V2 was overweight and should not have been on turnpike/road.
		N/A	[*]	Yes
Anthony Griffen v. CTSI & Arnold Brown	Claim No. ZA- 00010558; Loss Date: 8/22/2017; Loss State: LA; Description: V1 made a left hand turn. V2 driving towards V1 and struck V1.	LA/State	Parties are engaged in negotiations in an effort to resolve prior to trial. Trial set for 1/27/2020.	Yes
Karen Hawk v. CTSI/A&S & David Hall	Claim No. ZA- 00003859; Loss Date: 3/16/2016; Loss State: FL; Description: V1 made left turn in front of V2. V2 struck passenger side trailer tires.	FL/State	Mediation was unsuccessful. Parties have reengaged in negotiations. Trial set for 9/9/2019.	Yes
Estate of Thad Atkins v. CTSI/A&S & Rosevelt Bush	Claim No. ZA- 00013674; Loss Date: 1/19/2017; Loss State: AL; Description: V1 trailer brakes locked up and stalled. V2 was driving at excessive speeds and rear ended V1. V2 driver fatal	AL/Federal	Awaiting demand from Plaintiff. Liability is disputed.	Yes

Nichole Underwood et al v. Mohamed Sesay	Claim No. ZA- 00009541; Loss Date 6/10/2017; Loss State: OH; Description: V2 swerved to avoid deer and entered V1’s lane. V1 hit V2 in rear. Fatalities.	OH/Federal	Suit recently filed and moved to Federal Court.	Yes
Jelleaner Green & Dianne Neal v. Robert Markovitch & Eagle	Claim No. ZA- 00004966; Loss Date: 7/4/2016; Loss State: AL; Description: V1 and v2 involved in side impact collision.	AL/Federal	Settled for $390,000. File to be closed upon remittance of settlement amount.	Yes

Schedule 4.7
Compliance with Laws
None.

Schedule 4.10
Employee Benefits
None.

Schedule 4.11
Environmental Condition
None.

Schedule 4.14
Indebtedness
•	The Agreement.
•
That certain Credit and Security Agreement, dated as of the Closing Date, among the Borrower, the subsidiaries of the Borrower party thereto, the lenders party thereto and the ABL Administrative Agent (as may be amended, restated, supplemented, modified, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement).

•	That certain Deferred Prosecution Agreement between the United States Department of Justice and the Borrower dated April 24, 2019.
•
That certain Cash Collateral and Letter of Credit Reimbursement Agreement by and between Celadon Group, Inc. as borrower thereunder, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A. in its capacity as L/C Issuer.

•	The following capital leases and equipment financings:

Lessor/Lender	Balance 6/30/19
Bridge Funding Group	$ 14,113,537.53
TCF Equipment Finance	$ 583,575.00
Banc of America Leasing	$ 2,369,162.36
J.P. Morgan Equipment Finance	$ 7,915,989.72
Huntington National Bank	$ 11,163,917.93
PNC Equipment Finance	$ 14,243,167.03
Citizens Asset Finance	$ 4,203,468.97
Regions Equipment Finance	$ 15,710,247.49
STAR Equipment Finance	$ 1,031,528.07
SunTrust Robinson Humphrey	$ 4,920,129.43
Wells Fargo Equipment Finance	$ 13,696,764.88
Commerce Bank Equipment Finance	$ 5,674,065.10
Daimler Truck Financial	$ 23,111,345.76
Fifth Third Equipment Finance	$ 10,423,591.97
BB&T Equipment Finance	$ 1,137,551.96

Schedule 4.15
Taxes
•
Overdue excise taxes on equipment sales as further described in that certain Excise Tax Examination Changes and Consent to Assessment and Collection form dated July 16, 2019.  Overdue amount is approximately $2,831,146.71 including interest.  No penalties were assessed.

Schedule 4.19
Employee and Labor Matters

(a)
•
Collective Bargaining Agreement/Pay Agreement by and among Sindicato Nacional de Trabajadores del Transporte, S. y C. “Ricardo Flores Magon” (National Union of Transport Workers “Ricardo Flores Magón”) and Servicios de Transportación Jaguar, S.A. de C.V.

Schedule 4.21(a)
Real Estate
Company	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Purpose/Use
1. Celadon Realty, LLC	3400 West Market Street, York, PA	Owned	Wolf Distributing occupies 85% of the building; Remainder occupied by A&S.	Warehouse, office space
2. Celadon Realty, LLC	9050 East 33rd Street, Indianapolis, IN	Owned	Leased to 160 Driving Academy (occupies approx. 60% of the building)	Former Celadon Driving Academy training school, Dorms, Office Space, Gym
3. Celadon Group, Inc.	9503-9517 East 33rd Street, Indianapolis, IN	Owned	N/A	Celadon corporate headquarters – Office Space, Maintenance, Dormitory, Medical Facility
4. Celadon Trucking Services, Inc.	13601 Mercury Drive, Laredo, TX	Owned	N/A	Office Space, Warehouse, Maintenance Shop, Equipment Parking;
5. Taylor Express, Inc.	5417 US Highway 301 South, Hope Mills, NC	Owned	N/A	Office Space and Equipment Parking; Trucking Terminal
6. Celadon Realty, LLC	5600 Midlothian Turnpike, Richmond, VA	Owned	N/A	Office Space, Driving School, Dorms, Training Facility, Maintenance Shop, Dock, Equipment Parking;

Company	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Purpose/Use
7. Celadon Trucking Services, Inc.	9420 East 30th Street, Indianapolis, IN	Owned	Leased to 19th Capital Group, LLC	Trailer and Equipment Storage (vacant land)
8. Celadon Realty, LLC	9702 East 30th Street, Indianapolis, IN	Owned	Leased to 19th Capital Group, LLC	Maintenance, Office Space, Paved Parking Lot
9. Celadon Realty, LLC	9920 East 30th Street, Indianapolis, IN	Owned	N/A	Office Building; a portion of this is leased to Logistics buyer
10. Celadon Realty, LLC	10010 Conveyor Drive, Indianapolis, IN	Owned	Leased to 19th Capital Group, LLC	Trailer and Equipment Storage
11. Celadon Realty, LLC	28055 Wick Road, Romulus, MI	Owned	N/A	Office Space, Maintenance and Warehouse, Trailer Storage
12. Celadon Realty, LLC	2847 East 600 South, Warren, IN	Owned	N/A	Office Space, Maintenance and Warehouses
13. Celadon Realty, LLC	221 Cockeysville Road, Hunt Valley/ Cockeysville, MD	Owned	Partially leased to Marathon Roofing, LLC through 2020; A&S uses as well; lease some office space and some parking to A&S; lease some space to Logistics buyer – believe ~ 20,000 sq ft warehouse	Warehouse, Office Space
14. Celadon Realty, LLC	110 East Oak Street, Butler, IN	Owned	N/A	Warehouse, Storage, and Office Space

Company	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Purpose/Use
15. Taylor Express, Inc.	1707 N. 5th Street, Union City, TN	Owned	N/A	Maintenance and Repair Facility, Office Space, Equipment Parking
16. Celadon Realty, LLC	5523 US Highway 301 South, Hope Mills, NC	Owned	N/A	Vehicle Storage (vacant land)
17. Celadon Realty, LLC	Osborn Lot, Tallahassee Street and Crenshaw Avenue, Gadsden, AL	Owned	N/A	Four lots
18. Vorbas, LLC	101 Dollar Street, Ottoville, OH	Owned	N/A	Warehouse, Shop, Office
19. Vorbas, LLC	112/2708 Garford Avenue, Lima, OH	Owned	N/A	Warehouse
20. Hyndman Transport Limited	50 Omands Creek Blvd., Winnipeg, MB, R2R 1V7	Owned	N/A	Facility
21. Hyndman Transport Limited	1001 Belmore Line, Wroxeter, ON, N0G 2X0	Owned	N/A	Truck Service and Repair Facility/Head Office
22. Hyndman Transport Limited	2616 Cedar Creek Road, Ayr, ON, N0B 1E0	Owned	N/A	Truck Service and Repair Facility
23. Servicios de Transportación Jaguar, S.A. de C.V.	Finca No. 84386 de Nuevo Laredo, Terreno Rustico, Libramiento Mex II KM 27 + 100, Poligono 3, Col. Ejido El Progreso, Nuevo Laredo, Tamaulipas, Mexico	Owned	N/A	Commercial and Services
24. Celadon Trucking Services, Inc.	2501 60th St., Hampton, VA	Leased	Jack's Properties, LLC	Terminal/Crossdock, Shop, Office Space
25. Celadon Group, Inc.	7240 I 35 E, Waxahachie, TX	Leased	7240 I-35 East, LLC; Subject to Sale-Lease-back arrangement; Subleased to 19th Capital Group, LLC	Warehouse/Garage and Office Space

Company	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Purpose/Use
26. Celadon Group, Inc.	2335 West Raymond Street, Indianapolis, IN	Leased	2335 W. Raymond St., LLC	Terminal
27. Celadon Trucking Services, Inc.	1245 West Grand Avenue, Rainbow City, AL	Leased	Multico Inc.; Lease with option to purchase	Terminal, Warehouse, Maintenance, and Office Space
28. Celadon Realty, LLC	9801 E. 102nd Avenue, Henderson, CO	Leased	RLF I-C SPE, LLC	Terminal and Office Space
29. Distribution, Inc. (FTL)	16795 SE Evelyn St, Clackamas, OR	Leased	Berry Properties L.L.C.	Terminal and Office Space
30. Distribution, Inc. (FTL)	2345 NE Spalding St, Grants Pass, OR	Leased	Spalding & Son, Incorporated	Crossdock, Warehouse, Office Space, and Trailer parking
31. Celadon Trucking Services, Inc.	1255 NC Hwy. 66 S., Kernersville, NC	Leased	YRC Inc.	Terminal, Office Space, Trailer parking
32. Hyndman Transport Limited	1325 Des Riveurs, Levis, PQ, G6V 0A2	Leased	Societe Immobiliere P3 Inc.	Office Space
33. Hyndman Transport Limited	1805 Chemin St. Francois, Dorval, PQ, H9P 2S1	Leased	Transport Schonfield Inc. (Div 115522 Canada Inc.)	Yard
34. Hyndman Transport Limited	1133 Finch Ave. W., North York, ON, M3J 2E5	Leased	Hilliard Cooney Limited	Yard
35. Hyndman Transport Limited	Wellings Road & Fleet St., Regina, SK	Leased	Kearns Truck & Trailer	Yard
37. Hyndman Transport Limited	8450 Venture Ave. SE, Calgary, AB, T3S 0A2	Leased	Railroad Runner Container Services Ltd.	Yard

Company	Common Name and Address of Property	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Purpose/Use
38. Hyndman Transport Limited	11459 – 149 Street, Edmonton, AB, T5M 1W8	Leased	1731739 Alberta Ltd.	Yard

Schedule 4.21(c)
Real Estate
•
The property located at 5417 US Hwy 301 South, Hope Mills, NC, is subject to a condemnation action by the NC DOT, which is expanding a road adjoining the property.  The Borrower does not expect this to materially impact the value or use of the property. The Borrower will be contesting the amount of compensation that was deposited with the court as compensation ($40,000) as insufficient. Set for trial.

•	Romulus, Michigan property – roof and parking lot need repair and water line froze and caused damage to office area.

Schedule 4.23
Material Contracts
•	The Agreement.
•
That certain Credit and Security Agreement, dated as of the Closing Date, among the Borrower, the subsidiaries of the Borrower party thereto, the lenders party thereto and the ABL Administrative Agent (as may be amended, restated, supplemented, modified, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement).

•	That certain Deferred Prosecution Agreement between the United States Department of Justice and the Borrower dated April 24, 2019.

Schedule 5.1

Financial Statements, Reports, Certificates

Deliver to the Administrative Agent with copies for each Lender each of the financial statements, reports, or other items set forth below at the following times in form reasonably satisfactory to the Lead Lender (or if no Lead Lender, the Required Lenders:

As soon as available, but in any event within 30 days after the end of each month during each Fiscal Year,
(a) an unaudited consolidated balance sheet, income statement, statement of cash flow and shareholders’ equity covering the Borrower’s and its Subsidiaries’ operations during such period and the then elapsed portion of such Fiscal Year, together with a report of the key performance indicators for such month consistent with the key performance indicators set forth in the financial model delivered to the Administrative Agent prior to the Closing Date, which financial statements (i) prior to the Restatement Effective Date, have been prepared on a basis consistent with the most recent financial statements of the Borrower and the Subsidiaries delivered to the Administrative Agent before the Closing Date and are so certified by a Responsible Officer and (ii) on and after the Restatement Effective Date, (x) were prepared in accordance with GAAP except as otherwise expressly noted therein and are certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results and operations for the period covered thereby and (y) compared to the figures for the corresponding month and portion of the Borrower’s prior Fiscal Year and against the Projections for such year delivered pursuant to clause (e) below; provided that, with respect to the first such delivery required after the Restatement Effective Date, to the extent such delivery is required prior to 60 days following the Restatement Effective Date, the Borrower shall be permitted to deliver financial statements complying with clause (i) above on the required delivery date, but shall be required to deliver financial statements complying with clause (ii) above with respect to such month on or prior to the date that is 60 days following the Restatement Effective Date.

as soon as available, but in any event within 45 days after the end of each Fiscal Quarter during each Fiscal Year,
(b)(x) an unaudited consolidated balance sheet, income statement, statement of cash flow and shareholders’ equity covering the Borrower’s and its Subsidiaries’ operations during such period and the then elapsed portion of such Fiscal Year, which financial statements (A) prior to the Restatement Effective Date, prepared on a basis consistent with the most recent financial statements of the Borrower and the Subsidiaries delivered to the Administrative Agent before the Closing Date and are so certified by a Responsible Officer and compared to the figures for the corresponding quarter and portion of the Borrower’s prior Fiscal Year; and (B) on and after the Restatement Effective Date (i) were prepared in accordance with GAAP except as otherwise expressly noted therein, (ii) are certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) compared to the figures for the corresponding quarter and portion of the Borrower’s prior Fiscal Year and against the Projections for such year delivered pursuant to clause (e) below, subject with respect to clauses (i) and (ii) to the absence of footnotes and normal year-end audit adjustments; and in the case of both the preceding clauses (A) and (B), with a corresponding discussion and analysis of financial condition and results or operations from management; provided that, with respect to the first such delivery required after the Restatement Effective Date, to the extent such delivery is required prior to 60 days following the Restatement Effective Date, the Borrower shall be permitted to deliver financial statements complying with clause (A) above on the required delivery date, but shall be required to deliver financial statements complying with clause (B) above with respect to such Fiscal Quarter on or prior to the date that is 60 days following the Restatement Effective Date, and

(y) a Compliance Certificate of a Responsible Officer (i) certifying (A) as to whether there exists a Default or Event of Default on the date of such certificate, and to the extent any exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto and (B) as to the details of all Dispositions, issuances of Indebtedness and acquisitions that have occurred during such period, (ii) certifying to and attaching the insurance binder for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during such period, (iii) setting forth reasonably detailed calculations of the financial covenants set forth in Section 6 of this Agreement, and (iv) setting forth (x) the outstanding principal amount of the loans and the face amount of letters of credit issued (whether drawn or undrawn) under the ABL Facility and (y) the maximum amount of Indebtedness under the ABL Facility permitted to be incurred under clause (e) of the definition of Permitted Indebtedness as soon as available, but in any event within 90 days after the end of
(c) consolidated financial statements of the Borrower and its Subsidiaries for each such Fiscal Year which (i) prior to the date the issuance of the financial statements for the fiscal year ended June 30,

2

each Fiscal Year, commencing with Fiscal Year ended June 30, 2019,
2019 and prior periods have been completed, will be prepared on a basis consistent with the most recent financial statements of the Borrower and the Subsidiaries delivered to the Administrative Agent before the Closing Date and will be so certified by a Responsible Officer  and (ii) on and after the date the issuance of the financial statements for the fiscal year ended June 30, 2019 and prior periods have been completed, will be audited by, and accompanied by a report and opinion of, registered certified public accountants of nationally recognized standing and certified by such accountants, without any exception or qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Article 6 of the Agreement), other than any exception pending the issuance of the audits and any adjustments made in connection with the audit committee’s review and subsequent restatement of the 2016 audited and interim financial statements and issuance of 2019 and prior audited and interim financial statements, and such report and opinion shall provide that such financial statements have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet and related consolidated statements of income, cash flows, and shareholder’s equity) and that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis; provided that the Borrower shall deliver the unaudited financial statements for Fiscal Year ended June 30, 2019 and the Borrower shall not be required to deliver the audited financial statements, together with audit reports and opinion until the audit reports and opinion for Fiscal Year ended June 30, 2019 have been obtained,

(d) a Compliance Certificate of a Responsible Officer (i) certifying (A) as to whether there exists a Default or Event of Default on the date of such certificate, and to the extent any exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto and (B) as to the details of all Dispositions, issuances of Indebtedness and acquisitions that have occurred during such period, (ii) certifying to and attaching the insurance binder for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during such

3

period, (iii) setting forth reasonably detailed calculations with the financial covenants in Section 6 of the Agreement (iv) including updated Schedules to the Perfection Certificate, and (v) setting forth (x) the outstanding principal amount of the loans and the face amount of letters of credit issued (whether drawn or undrawn) under the ABL Facility and (y) the maximum amount of Indebtedness under the ABL Facility permitted to be incurred under clause (e) of the definition of Permitted Indebtedness.
as soon as available, but in any event within 30 days after the start of each of each Fiscal Year,
(e) copies of the Borrower’s Projections, in form and substance reasonably consistent with the projections provided to the Administrative Agent prior to closing (including as to scope and underlying assumptions) for the forthcoming 3 years, year by year, and for the forthcoming Fiscal Year, month by month, certified by the chief financial officer of the Borrower as being the Borrower’s good faith estimate of the financial performance of the Borrower during the period covered thereby.

concurrently with the delivery of the financial statements referred to in clause (c) above,
(f) from and after the Restatement Effective Date, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge of any Default or Event of Default during the course of their examination (such certificate to be in accordance with the requirements of applicable accounting guidelines).

if and when filed by the Borrower,
(g) copies of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports and

(h) copies of any other filings made by the Borrower with the SEC, or any Governmental Authority succeeding to any or all functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally; provided, that all filings made publicly on the SEC’s EDGAR platform will be deemed delivered under the preceding clause (g) and this clause (h), so long as Borrower provides a separate copy thereof to the Administrative Agent or Lenders upon written request.

concurrently with their delivery thereunder,
(i) copies of any financial reports, statements and other materials required to be delivered to any person pursuant to the ABL Credit Agreement, including, but not limited to, each borrowing base certificate or pursuant to the terms of any other Material Indebtedness, in each case, to the extent providing materially different information than what is required hereunder.

promptly after the furnishing thereof to the board of directors (or the audit committee of
(j) copies of any detailed final audit reports, management letters or recommendations submitted by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them.

4

the board of directors) of the Borrower
promptly, but in any event within 3 Business Days after the Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(k) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
promptly after the commencement thereof or any material development therein, but in any event within 5
Business Days after the service of process with respect thereto on the Borrower or any of its Subsidiaries

(l) notice of all actions, suits, or proceedings brought by or against the Borrower or any of its Subsidiaries before any arbitrator or Governmental Authority, or any material development therein, which reasonably could be expected to result in a Material Adverse Effect and a statement setting forth details thereof and any action proposed to be taken with respect thereto.

promptly upon the occurrence thereof, but in any event within 3 Business Days of such occurrence,
(m) notice of:

(i) any event or other development by which the Borrower or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability which, in respect of each of clauses (A) - (D), individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect,

(ii) any ERISA Event,

(iii) any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries or the Indebtedness under the ABL Credit Agreement, and

(iv) for so long as the Borrower and its Subsidiaries maintain a corporate family rating, any announcement by Moody’s or S&P of any change or possible change in the corporate family rating of the

5

Borrower and its Subsidiaries, and/or (v) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect, and a statement setting forth the details thereof and any action proposed to be taken with respect thereto.
as soon as available, but in any event within 45 days (90 days in the case of a Fiscal Quarter that is the last quarter of a Fiscal Year)
(n) with respect to the Rolling Stock that constitutes Collateral, a certificate setting forth, as of the end of the previous Fiscal Quarter and for the portion of the Fiscal Year then ended, certified by an appropriate officer of the Loan Parties as true and correct, (1) a summary report of the Rolling Stock that constitutes Collateral reflecting (w) beginning Rolling Stock, (x) additions to Rolling Stock, (y) Disposition of Rolling Stock and (z) ending Rolling Stock, in each case, setting forth the following information (which, with respect to Excluded Rolling Stock, shall be provided to the extent available): the date of acquisition, the manufacturer, the model year, the model, the approximate mileage, the vehicle identification number (or other similar serial number), the Loan Party that is the owner, and the internal tracking number, and (2) such other further information related thereto as a Lead Lender (or if there is no Lead Lender, the Administrative Agent) may reasonably request).

upon the request of Administrative Agent or any Lender,	(o) any other information reasonably requested relating to the financial condition, business affairs and results of operations of the Borrower or its Subsidiaries.
promptly following the receipt or delivery thereof,
(p) copies of any documents described in Section 101(f) or 101(j) of ERISA that any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates may receive with respect to a Pension Plan and/or Section 101(f), Section 101(k), or Section 101(l) of ERISA that any Loan Party or any of their respective Subsidiaries or any of their respective ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates have not requested such documents or notices from the administrator or plan sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, a Loan Party or one of its Subsidiaries and/or one of their respective ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or plan sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof, and

(q)  copies of any notices, agreements or documents received (or delivered by) a Loan Party pursuant to, or in connection with, the DPA.

6

On the second Business Day of each week,	(r) a report, in form and substance satisfactory to the Administrative Agent, setting forth the Liquidity of the Borrower during the previous week ended on the preceding Friday.
Within 30 days after the end of each month during each Fiscal Year,
(s)  an updated LTV Percentage Calculation, calculated based on the 2019 Appraisals, the 2020 Appraisals and any more recent appraisal, as applicable, certified as true and correct by a Responsible Officer of the Borrower.

7

Schedule 5.14
Compliance with ERISA and the Code
•	Matters addressed in the Voluntary Correction Program submitted to the IRS on or about January 18, 2019.
•
Overdue excise taxes on equipment sales as further described in that certain Excise Tax Examination Changes and Consent to Assessment and Collection form dated July 16, 2019.  Overdue amount is approximately $2,831,146.71 including interest.  No penalties were assessed.

Schedule 5.19
Post Closing
•
Assignment, and/or execution and delivery of, each of the collateral documents referenced in Schedule 1.1(b) within sixty (60) days of the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion).

•
Completion of registration of the Administrative Agent’s Lien with respect to vehicles in Canada within five (5) Business Days of the Closing Date (or such later date agreed to by the Administrative Agent in its sole discretion).

•
Within seven (7) days of the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), the Loan Parties shall deliver to Administrative Agent evidence of payment in full of the excise tax liability set forth in Schedule 4.15 above.

Schedule 7.1
Indebtedness
•
That certain Cash Collateral and Letter of Credit Reimbursement Agreement by and between Celadon Group, Inc. as borrower thereunder, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A. in its capacity as L/C Issuer.

Schedule 7.9
Investments
•	Celadon Trucking Services, Inc. holds 49% of the outstanding membership units of All Zone Logistics LLC.

Schedule 7.10
Transactions with Affiliates
•	Minority interest investments disclosed on Schedule 7.9
•
In addition to agreements relating to grants of equity awards in the ordinary course of business, Loan Parties are party to the following collective bargaining agreements, management agreements and consulting agreements:

Parties	Type of Agreement	Term of Agreement
Sindicato Nacional de Trabajadores del Transporte, S. y C. “Ricardo Flores Magon” (National Union of Transport Workers “Ricardo Flores Magón”) and Servicios de Transportación Jaguar, S.A. de C.V.	Collective Bargaining/Pay Agreement	Date of execution: 07/19/17 Effective date: 05/01/17 Term: Indefinite. (Annual salary review and bi-annual general review)
Celadon Group, Inc. and William Eric Meek	Resignation and Consulting Agreement, General Release, and Non-Competition, Non-Disclosure and Non-Solicitation Agreement, dated April 28, 2017	Severance period has terminated. Certain obligations survive the termination of this period.
Celadon Group, Inc. and Paul Will	Will Consulting Agreement, dated July 18, 2017	Twelve months (ending on July 31, 2018; can be extended for one (1) additional year term)
Celadon Group, Inc. and Doug Schmidt	Employment Agreement	None (subject to certain severance provisions).
Celadon Group, Inc. and Thomas S. Albrecht	Employment Agreement, dated October 16, 2017	None (subject to certain severance provisions).
Celadon Group, Inc. and Chase Welsh	Employment Agreement	None (subject to certain severance provisions).
Celadon Group, Inc. and Jonathan Russell	Employment Agreement, dated November 3, 2017	None (subject to certain severance provisions).
Celadon Group, Inc. and Vincent Donargo	Amended and Restated Employment Agreement, dated May 1, 2019	None (subject to certain severance provisions)
Celadon Group, Inc. and Paul C. Svindland	Amended and Restated Employment Agreement, dated December 5, 2018	None (subject to certain severance provisions)

Parties	Type of Agreement	Term of Agreement
Celadon Group, Inc. and Michael Miller	Chairman Compensation Letter Agreement, dated July 24, 2017	None.
Celadon Group, Inc. and Bobby Peavler	Peavler Severance Agreement, dated March 16, 2018	6 months' severance (total $110,000.00)

EXHIBIT A-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of July 31, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Celadon Group, Inc., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Blue Torch Finance, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

[NAME OF LENDER]

By:
Name:
Title:

Date:	________ __, 20[ ]

[Signature Page to Tax Compliance Certificate]

EXHIBIT A-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of July 31, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Celadon Group, Inc., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Blue Torch Finance, LLC, as administrative agent for the Lenders.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________ __, 20[ ]

[Signature Page to Tax Compliance Certificate]

EXHIBIT A-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of July 31, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Celadon Group, Inc., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Blue Torch Finance, LLC, as administrative agent for the Lenders.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________ __, 20[ ]

[Signature Page to Tax Compliance Certificate]

EXHIBIT A-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of July 31, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”), by and among Celadon Group, Inc., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Blue Torch Finance, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

[NAME OF LENDER]

By:
Name:
Title:

Date:	________ __, 20[ ]

[Signature Page to Tax Compliance Certificate]

EXHIBIT B

[FORM OF] COMPLIANCE CERTIFICATE

[Date]
Blue Torch Finance, LLC, as Administrative Agent
c/o Blue Torch Capital LP
430 Park Avenue, Suite 1202
New York, New York 10022
Email: BlueTorchAgency@cortlandglobal.com

Ladies and Gentlemen:
Reference is made to the Second Amended and Restated Credit Agreement, dated as of July 31, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Celadon Group, Inc., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Blue Torch Finance, LLC, as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) for the Lenders.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.
I, _________________________1, being duly elected and qualified, and acting in my capacity as, _________________________ of the Borrower, hereby certify to the Administrative Agent and each Lender as follows:
1.
[Attached hereto as Attachment I are the unaudited consolidated balance sheet, income statement, statement of cash flow and shareholders’ equity covering the Borrower’s and its Subsidiaries’ operations (x) during the Fiscal Quarter ending  [_____] and (y) the portion of the current Fiscal Year ending [_______], together with comparisons to the figures for the corresponding Fiscal Quarter and portion of the Borrower’s prior Fiscal Year, and against the Projections for such year, and a corresponding discussion and analysis of financial condition and results or operations from management. The financial statements attached hereto as Attachment I (i) were prepared in accordance with GAAP except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date of such financial statements and their results of operations for the period covered thereby, subject to the absence of footnotes and normal year-end audit adjustments.]

1 Must be executed by a Responsible Officer.

1

 [Attached hereto as Attachment I are the consolidated financial statements of the Borrower and its Subsidiaries (such financial statements to include a balance sheet and related consolidated statements of income, cash flows, and shareholder’s equity) for the Fiscal Year ended [______], audited by, and accompanied by a report and opinion of, [Grant Thornton LLP] and certified by such accountants, without any exception or qualifications [(including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Article VI of the Credit Agreement)]2. The report and opinion attached hereto as Attachment I provide (i) that such financial statements have been prepared in accordance with GAAP  and (ii) that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis.]3
2.          The calculations set forth on Attachment II hereto are reasonably detailed calculations of the financial covenants set forth in Article VI of the Credit Agreement.
3.          Based upon a review of the activities of the Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, [there exists no Default or Event of Default] [OR] [a [Default][Event of Default] exists, and the details thereof and the actions which the Borrower has taken or proposes to take with respect thereto are specified on Attachment [●] hereto].
4.          [Attachment [III] hereto contains updated (i) Schedules to the Credit Agreement, and (ii) Schedules to the Perfection Certificate, in each case, as applicable and all in reasonable detail.]4
5.          [Attachment [IV] hereto contains details of all Dispositions, issuances of Indebtedness and acquisitions that have occurred during the Fiscal [Quarter][Year] ending [__________].]
6.          [Attachment [V] hereto contains the insurance binder for any insurance coverage of any Loan Party or any Subsidiary of any Loan Party that was renewed, replaced or modified during Fiscal [Quarter][Year] ending [______________], which  renewed, replaced  or  modified  insurance coverage complies in all respects with the requirements of the Credit Agreement.]
7.          Attachment [VI] hereto sets forth (x) the outstanding principal amount of the loans and the face amount of letters of credit issued (whether drawn or undrawn) under the ABL Facility

2 Such audit report and opinion may include exceptions pending the issuance of the audits and any adjustments made in connection with the audit committee’s review and subsequent restatement and/or audit, as applicable, of the fiscal 2017-2019 audited and interim financial statements.

3 Such audit report and opinion (but not the financial statements) will not be required to be delivered until the audit reports and opinions for the Fiscal Years ended June 30, 2017, 2018, and 2019 have been obtained.

4 Required if the Compliance Certificate is being delivered for the end of a Fiscal Year.

2

and (y) the maximum amount of Indebtedness under the ABL Facility permitted to be incurred under clause (e) of the definition of Permitted Indebtedness.
8.          Attachment [VII] hereto sets forth, during the Fiscal Quarter ending  [_____] and the portion of the current Fiscal Year ending [_______], (A) a summary report of the Rolling Stock that constitutes Collateral reflecting (i) beginning Rolling Stock, (ii) additions to Rolling Stock, (iii) Disposition of Rolling Stock and (iv) ending Rolling Stock, in each case, setting forth the following information (which, with respect to Excluded Rolling Stock, shall be provided to the extent available): the date of acquisition, the manufacturer, the model year, the model, the approximate mileage, the vehicle identification number (or other similar serial number), the Loan Party that is the owner, and the internal tracking number, and (B) a report reconciling the records of the Loan Parties against the most recent report of the Title Processor with respect to the Rolling Stock.
9.          Since the Closing Date and except as disclosed in prior Compliance Certificates, no Loan Party and no Subsidiary of any Loan Party has:
(i)          changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any material Subsidiary[, except as described on Attachment [VIII] hereto];
(ii)          acquired all or substantially all of the assets of, or merged or consolidated with or into, any Person[, except as described on Attachment [IX] hereto]; or
(iii)          changed the address of its chief executive office or otherwise relocated[, except as described on Attachment [X] hereto].

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be executed as of the date first above written.

By:
Name:
Title:

[Signature Page to Compliance Certificate]

Attachment I
Financial Statements

(attached)

Attachment II
Calculation of Financial Covenants for Compliance Certificate

[Attachment III — Updated Schedules]
[Attachment IV — Dispositions, Indebtedness and acquisitions]
[Attachment V — Insurance]
[Attachment VI — Indebtedness under the ABL Facility]
[Attachment VII — Rolling Stock]
[Attachment VIII — Name Changes]
[Attachment IX — Fundamental Changes]
[Attachment X — Address Changes]

EXHIBIT C
[FORM OF] ASSIGNMENT AND ACCEPTANCE
[Date]
Reference is made to the Second Amended and Restated Credit Agreement, dated as of July 31, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Celadon Group, Inc., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Blue Torch Finance, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacities, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The [name of assignor] (the “Assignor”) hereby irrevocably sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby irrevocably purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests of the Assignor in the Term Loans on the Effective Date but excluding accrued interest and fees to and excluding the Effective Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Effective Date (a) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
This Assignment and Acceptance is being delivered to the Administrative Agent together with (a) any documentation required to be delivered by the Assignee pursuant to Section 2.13 of the Credit Agreement, duly completed and executed by the Assignee, and (b) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The Assignee shall pay the processing and recordation fee payable to the Administrative Agent pursuant to Section 10.4(b)(iii) of the Credit Agreement.
The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or any other instrument or document furnished in connection therewith, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Loan Agreement, any other Loan Document or any other instrument or document furnished in connection therewith or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or any other instrument or document furnished in connection therewith or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished in connection therewith.
The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements to be an assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated regarding decisions to purchase assets such as those represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to purchase the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a not a U.S. Person, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
[The Assignor attaches the promissory note[s] held by it and requests that the Administrative Agent exchange such Note[s] for new promissory note[s] payable to the Assignee in [an amount/amounts] equal to the Term Loan[s] assumed by the Assignee pursuant hereto and] [to the Assignor in [an amount/amounts] equal to the Term Loan[s] retained by the Assignor].] [OR] [The Assignee requests that the Borrower issue to the Assignee promissory note[s] payable to the Assignee in [an amount/amounts] equal to the Term [Loan[s] assumed by the Assignee pursuant hereto.]5
From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date, unless otherwise agreed in writing by the Administrative Agent.  Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to

5 Insert language to the extent applicable.

which the other party is entitled pursuant to this clause, and pay to the other party any such amounts which it may receive promptly upon receipt.
This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or any electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Effective Date:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Assigned Interest:

[Remainder of Page Intentionally Left Blank]

Principal Amount of Term [A] [B] Loans Assigned	Percentage Assigned of Term [A] [B] Loan (set forth, to at least 8 decimals, as a percentage of the aggregate Term [A] [B] Loans of all Lenders under the Credit Agreement)
$	%

The terms set forth above are hereby agreed to:
[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

[Signature Page to Assignment and Acceptance]

The undersigned hereby consent to the within assignment6:

[_____________], as Lead Lender

By:
Name:
Title:

BLUE TORCH FINANCE, LLC, as Administrative Agent

By:
Name:
Title:

6 Consents to be included to the extent required by Section 10.4(b)(ii) of the Credit Agreement.

[Signature Page to Assignment and Acceptance]

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